Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE.  ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.  NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of May 17, 2020 (the “Execution Date”), by and among the following parties, each in the capacity set forth on its signature page to this Agreement (each of the following described in sub-clauses (i) through (vi) of this preamble, collectively, the “Parties”):1

i.            Centric Brands Inc. (“Centric”), a company incorporated under the Laws of Delaware and each of its direct or indirect subsidiaries listed on Exhibit A to this Agreement that have executed and delivered counterpart signature pages to this Agreement to the other Parties hereto (each a “Company Party” and, collectively, the “Company”);

ii.           the undersigned holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold outstanding First Lien Loan Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or a Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting First Lien Lenders”);

iii.          the undersigned holders of, nominees, investment managers, advisors or subadvisors to funds and/or accounts, or trustees of trusts, that hold outstanding Second Lien Loan Claims that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or a Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting Second Lien Lenders”);

iv.           the undersigned DIP Term Loan Lenders that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or a Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting DIP Term Loan Lenders”);

1         Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

v.           the undersigned DIP Revolving Loan Lenders that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or a Transfer Agreement (as applicable), to counsel to the Company Parties (collectively, the “Consenting DIP Revolving Loan Lenders” and together with the Consenting First Lien Lenders, the Consenting Second Lien Lenders, and the Consenting DIP Term Loan Lenders, the “Consenting Creditors”); and

vi.          the undersigned investment funds and Affiliates that hold, or are investment advisors, sub-advisors or managers of funds or accounts that hold Interests in Centric and that have executed and delivered counterpart signature pages to this Agreement, or signature pages to a Joinder or a Transfer Agreement (as applicable), to counsel to the Company Parties (the Entities in this clause (vi), collectively, and solely in their capacity as current holders of Interests in Centric, the “Specified Equity Holders” and, together with the Consenting Creditors, the “Consenting Stakeholders”).

RECITALS

WHEREAS, the Company Parties and the Consenting Stakeholders have in good faith and at arms’ length negotiated or been apprised of certain restructuring and recapitalization transactions with respect to the Company Parties’ capital structure on the terms set forth in this Agreement, the restructuring term sheet, the exit facility term sheets and the governance term sheet collectively attached as Exhibit B hereto (all such term sheets, the “Restructuring Term Sheet” and such transactions as described in this Agreement and the Restructuring Term Sheet the “Restructuring Transactions”);

WHEREAS, the Company intends to implement the Restructuring Transactions by commencing voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the cases commenced, the “Chapter 11 Cases”); and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.        Definitions and Interpretation.

1.01.    Definitions.  The following terms shall have the following definitions:

“2020 Term Loans” has the meaning set forth in the Amendment No. 3 to First Lien Credit Agreement, dated as of May 11, 2020, by and among Centric, as borrower and the lenders thereunder.

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“2024 Convertible Notes” means the Convertible Promissory Notes, dated October 29, 2018, issued by Centric to funds managed by GSO Capital Partners LP and funds managed by Blackstone Tactical Opportunities Advisors L.L.C. (as amended from time to time).

 “2024 Convertible Notes Claims” means any Claim on account of the 2024 Convertible Notes.

“ACF” means ACF FINCO I LP.

“Affiliate” means, with respect to any specified Entity, any other Entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Entity. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Entity, whether through the ownership of voting securities, by agreement, or otherwise.

“Agent” means any administrative agent, collateral agent, or similar Entity under the First Lien Credit Agreement, the Second Lien Credit Agreement and/or the DIP Credit Agreements, including any successors thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 13.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, asset sale, share issuance, consent solicitation, exchange offer, tender offer, recapitalization, plan of reorganization, share exchange, business combination, joint venture, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“ARCC” means Ares Capital Corporation.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or other court with jurisdiction presiding over the Chapter 11 Cases.

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“Bridge Claims”  means any Claim on account of the 2020 Term Loans.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Cash Collateral” has the meaning set forth in section 363(a) of the Bankruptcy Code.

“Centric” has the meaning set forth in the preamble to this Agreement.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code provided that for purposes of this Agreement the term “Claim” shall also include DIP Claims.

“Company Claims/Interests” means any Claim against, or Interest in, a Company Party, including the DIP Claims (when funded), First Lien Loan Claims, the Second Lien Loan Claims and Bridge Claims.

“Company Parties” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including provisions thereunder with respect to the issuance of “cleansing material” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means an order confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Creditor Fees and Expenses” has the meaning set forth in Section 13.24.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting DIP Revolving Loan Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting DIP Term Loan Lenders” has the meaning set forth in the preamble to this Agreement.

 “Consenting First Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Second Lien Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Stakeholders” has the meaning set forth in the preamble to this Agreement.

“Definitive Documents” means the documents set forth in Section 3.01.

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“DFLL” has the meaning set forth in Section 11.06(c).

“DIP Claims”  means, collectively, the DIP Revolving Loan Claims and DIP Term Loan Claims.

“DIP Credit Agreements” means the DIP Term Loan Credit Agreement and the DIP Revolving Loan Credit Agreement.

“DIP Documents” means, collectively, the DIP Revolving Loan Credit Agreement, the DIP Term Loan Credit Agreement, the DIP Term Loan/1L Term Loan Intercreditor Agreement, the DIP Orders and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents, each of which shall be consistent with this Agreement and the Restructuring Term Sheet and otherwise in form and substance acceptable to the Company Parties and the Required Consenting Creditors.

“DIP Orders” means collectively, the Interim DIP Order and the Final DIP Order.

“DIP Revolving Loan Claims” means any Claim on account of the DIP Revolving Loans.

“DIP Revolving Loan Credit Agreement” means that certain Debtor in Possession ABL Credit, Security and Guaranty Agreement, dated on or about May 20, 2020, among Centric, as borrower, the lenders party thereto and ACF, as administrative and collateral agent (as may be amended, restated, supplemented or otherwise modified in accordance with its terms).

“DIP Revolving Loan Lenders” means the lenders party to the DIP Revolving Loan Credit Agreement time to time.

“DIP Revolving Loans” means the revolving loans borrowed and letters of credit issued under, and on the terms set forth in, DIP Revolving Loan Credit Agreement.

“DIP Term Loan/1L Term Loan Intercreditor Agreement” means that certain intercreditor agreement setting forth the relative rights of the DIP Term Loan Lenders and the lenders under the First Lien Credit Agreement in the collateral securing the DIP Term Loan Claims and the First Lien Term Loan Claims.

“DIP Term Loan Claims” means any Claim on account of the DIP Term Loans.

“DIP Term Loan Credit Agreement” means that certain Senior Secured Debtor In Possession Credit, Security and Guaranty Agreement, dated on or about May 20, 2020, among Centric, as borrower, the lenders party thereto and U.S. Bank, National Association, as administrative and collateral agent (as may be amended, restated, supplemented or otherwise modified in accordance with its terms).

“DIP Term Loan Lenders” means the lenders party to the DIP Term Loan Credit Agreement from time to time.

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“DIP Term Loans” means the term loans borrowed under, and on the terms set forth in, the DIP Term Loan Credit Agreement.

“Disclosure Statement” means the disclosure statement with respect to the Plan.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Facilities” means, collectively, (i) the New First Lien Term Loan Facility, (ii) the New First Lien Revolving Loan Facility, and (iii) the New Securitization Facility.

“Exit Facility Documents” means any documents or agreements governing the Exit Facilities, including the credit agreements governing the Exit Facilities, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“Final DIP Order” means a Final Order entered by the Bankruptcy Court approving the Company Parties’ entry into the DIP Credit Agreements and the use of Cash Collateral and granting all the protections, claims, liens, and priority rights as set forth in the Interim DIP Order on a final basis, and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter that has not been reversed, stayed, modified, or amended, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing will have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order will not preclude such order from being a Final Order.

“Final PNC Receivables Order” means a Final Order entered by the Bankruptcy Court approving the Company Parties’ entry into the PNC Receivables Facility Documents and granting all the protections, claims, liens, and priority rights as set forth in the Interim PNC Receivables Order on a final basis, and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors.

 “First Day Pleadings” means the first-day pleadings that the Company Parties determine are necessary or desirable to file on or around the Petition Date.

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“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of October 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among Centric (F/K/A Differential Brands Group Inc.), as borrower, the lenders from time to time party thereto, Ares Commercial Finance, as the revolving agent and first lien collateral agent, and Ares Capital Corporation, as the administrative agent.

“First Lien Loan Claims” means any Claim on account of the First Lien Loans.

“First Lien Loans” means the First Lien Term Loans and the First Lien Revolving Loans.

“First Lien Revolving Loan Claims” means any Claim on account of the First Lien Revolving Loans.

 “First Lien Revolving Loans” means the revolving loans and letters of credit (solely to the extent not rolled up into DIP Revolving Loan Claims) borrowed under, and on the terms set forth in, the First Lien Credit Agreement; provided, for the avoidance of doubt, that in no event shall the First Lien Revolving Loan Claims and the DIP Revolving Loan Claims be deemed to be outstanding simultaneously, nor shall they both counted together for the same purpose for any reason under this Agreement or the Plan.

 “First Lien Term Loan Claims” means any Claim on account of the First Lien Term Loans.

“First Lien Term Loans” means the term loans (other than the 2020 Term Loans), borrowed under, and on the terms set forth in, the First Lien Credit Agreement.

 “Governance Documents” means the organizational and governance documents for Reorganized Centric and any of its direct or indirect subsidiaries, including without limitation, certificates of incorporation, certificates of formation or certificates of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, limited partnership agreements (or equivalent governing documents).

“HPS” means HPS Investment Partners, LLC and/or its managed funds or Affiliates.

“Interest” means, collectively, the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement) and claims under section 510(b) of the Bankruptcy Code.

“Interim DIP Order” means an interim order entered by the Bankruptcy Court approving the Company Parties’ entry into the DIP Credit Agreements and the use of Cash Collateral, on the terms and conditions set forth in the DIP Credit Agreements, substantially in the form attached hereto as Exhibit D, which order shall be acceptable to the Company Parties and the Required Consenting Creditors.

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“Interim PNC Receivables Order” means an interim order entered by the Bankruptcy Court approving the Company Parties’ entry into the PNC Receivables Facility, on the terms and conditions set forth in the PNC Receivables Facility Documents, in the form substantially attached hereto as Exhibit E, which order shall be acceptable to the Company Parties and the Required Consenting Creditors.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit F.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

 “Lender Representatives” means (i) Latham & Watkins, LLP, as legal counsel to certain Consenting First Lien Lenders and certain Consenting DIP Revolving Loan Lenders, (ii) Akin Gump Strauss Hauer & Feld LLP, as legal counsel to the Consenting Second Lien Lenders and the Consenting DIP Term Loan Lenders, (iii) Ducera Partners LLC, as financial advisor to the Consenting Second Lien Lenders and the Consenting DIP Term Loan Lenders, (iv) Morgan, Lewis & Bockius LLP, as counsel to the collateral agent and revolver agent under the First Lien Credit Agreement and the DIP Revolving Loan Credit Agreement and certain Consenting First Lien Lenders and certain Consenting DIP Revolving Loan Lenders, and (v) other professional advisors to the Consenting DIP Revolving Loan Lenders.

“Milestones” means those milestones set forth on Exhibit C hereto.

“New First Lien Revolving Loan Facility” means a new first lien revolving loan facility on the terms set forth on the New 1L Facilities Term Sheet attached as Exhibit B to the Restructuring Term Sheet.

“New First Lien Term Loan Facility” means a new first lien term loan facility on the terms set forth on the New 1L Facilities Term Sheet attached as Exhibit B to the Restructuring Term Sheet, with a face amount equal to the face amount of (a) the DIP Term Loan Claims (including all PIK interest accrued thereunder through the Plan Effective Date) plus (b) the First Lien Term Loan Claims (including all PIK interest accrued thereunder through the Plan Effective Date).

“New Securitization Facility” has the meaning set forth in the Restructuring Term Sheet.

“Non-Ratable First Lien Supplemental DIP Financing Amount” has the meaning set forth in Section 11.06(c).

“Non-Ratable Second Lien Supplemental DIP Financing Amount” has the meaning set forth in Section 11.06(c).

“Outside Date” means 160 days from the Petition Date (unless extended in accordance with Section 12(b)).

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“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transferee” means each transferee of any Company Claims/Interests that meets the requirements of Section 8.01.

“Petition Date” means the first date any of the Company Parties commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization filed by the Company Parties under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Plan Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect and the order is a Final Order not subject to an ongoing appeal and the time to appeal has expired, (b) all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, (c) the transactions to occur on the Plan Effective Date pursuant to the Plan become effective and are consummated, and (d) the substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan occurs.

“Plan Supplement(s)” means any compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Company Parties with the Bankruptcy Court.

“PNC Receivables Facility” means that certain trade receivables securitization facility governed by the Purchase and Sale Agreement and the Receivables Purchase Agreement.

“PNC Receivables Facility Documents” means, collectively, the Purchase and Sale Agreement, the Receivables Purchase Agreement, the PNC Receivables Orders, and any and all other agreements, documents, and instruments delivered or entered into in connection therewith, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents.

“PNC Receivables Orders” means the Interim PNC Receivables Order and the Final PNC Receivables Order.

 “Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of October 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by among certain Centric, as servicer, certain Company Parties, as originators, and Spring Funding, LLC, as buyer.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

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“Receivables Purchase Agreement” means that certain Receivables Purchase Agreement, dated October 29, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) by and among Spring Funding, LLC, as seller, the Company, as initial servicer, certain purchasers party thereto, PNC Bank, National Association, as administrative agent, and PNC Capital Markets LLC, as structuring agent.

“Reorganized Centric” means Centric, as reorganized pursuant to and under the Plan and the Confirmation Order or any successor thereto.

 “Required Consenting Creditors” means the Required Consenting First Lien Lenders, the Required Consenting Second Lien Lenders, the Required Consenting DIP Revolving Loan Lenders, and the Required Consenting DIP Term Loan Lenders.

“Required Consenting DIP Revolving Loan Lenders” means “Required Lenders” as defined in the DIP Revolving Loan Credit Agreement.

“Required Consenting DIP Term Loan Lenders” means, as of the relevant date, Consenting DIP Term Loan Lenders holding at least a majority of the DIP Term Loan Claims.

 “Required Consenting First Lien Lenders” means, as of the relevant date, Consenting First Lien Lenders holding at least a majority of the First Lien Term Loans that are held by Consenting First Lien Lenders as of the Execution Date; provided,  however, that the vote of (i) ARCC shall be required to constitute “Required Consenting First Lien Lenders” to the extent it holds at least a majority of the First Lien Term Loan Claims that it held as of the Execution Date; and (ii) HPS shall be required to constitute “Required Consenting First Lien Lenders” to the extent it holds at least a majority of the First Lien Term Loan Claims that it held as of the Execution Date.

“Required Consenting Second Lien Lenders” means, as of the relevant date, Consenting Second Lien Lenders holding at least a majority of the Second Lien Term Loan Claims.

“Restructuring Term Sheet” has the meaning set forth in the preamble to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement dated as of October 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time) by and among Centric (F/K/A Differential Brands Group Inc.), as borrower, the lenders party thereto, and U.S. Bank National Association, as administrative agent and collateral agent.

“Second Lien Loan Claims” means any Claim on account of the Second Lien Loans.

 “Second Lien Loans” means the term loans borrowed under, and on the terms set forth in, the Second Lien Credit Agreement.

 “Securities Act” means the Securities Act of 1933, as amended.

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“Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement and related ballots.

“Specified Equity Holder Consent Right” means each Specified Equity Holder’s right to consent or approve any of the Definitive Documents (or any amendments, modifications or supplements to the Definitive Documents) and shall apply solely to the extent any Definitive Document (i) materially modifies or materially affects the release or exculpation provisions related to such Specified Equity Holder as set forth in the Restructuring Term Sheet, and implemented pursuant to the Plan or (ii) materially and adversely affects the rights or obligations of such Specified Equity Holder as set forth in this Agreement and implemented pursuant to the Plan; provided that, any ruling by a court of competent jurisdiction permitting a holder of Company Claims/Interests other than a Consenting Stakeholder to opt out of releases in the Plan shall not give rise to any consent right on the part of any Specified Equity Holder.

“Specified Equity Holders” has the meaning set forth in the preamble to this Agreement.

“Tengram” means TCP Denim, LLC, Tengram Capital Partners Fund II, L.P., Tengram Capital Partners Gen2 Fund, L.P., Tengram Capital Associates, LLC, RG II Blocker, LLC, and their respective Affiliates.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 11.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions); provided,  however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Stakeholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder.

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit G.

1.02.    Interpretation.  For purposes of this Agreement:

(a)        in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)        capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)        unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified or replaced from time to time in accordance with

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the terms of this Agreement; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(d)        unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(e)        the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(f)        captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(g)        references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(h)        the use of “include” or “including” is without limitation, whether stated or not;

(i)         the phrase “counsel to the Consenting Stakeholders” refers in this Agreement to each counsel specified in Section 13.10 other than counsel to the Company Parties; and

(j)         the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

Section 2.        Effectiveness of this Agreement.  This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m., prevailing Eastern Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)        each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)        the following shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties:

(i)         Consenting First Lien Lenders consisting of at least 50.1% of the holders of First Lien Revolving Loan Claims that collectively hold at least 66.67% of the principal amount of the First Lien Revolving Loan Claims in the aggregate;

(ii)        Consenting First Lien Lenders consisting of at least 50.1% of the holders of First Lien Term Loan Claims that collectively hold at least 66.67% of the principal amount of the First Lien Term Loan Claims in the aggregate;

(iii)       Consenting Second Lien Lenders consisting of at least 50.1% of the holders of Second Lien Loan Claims that collectively hold at least 66.67% of the principal amount of the Second Lien Loans in the aggregate;

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(iv)       Consenting DIP Revolving Loan Lenders;

(v)        Consenting DIP Term Loan Lenders; and

(vi)       each of the Specified Equity Holders;

(c)        the PNC Receivables Facility Documents shall be effective and shall provide that, among other things, the PNC Receivables Facility shall be committed in an amount of up to $375 million and shall remain in place during the Chapter 11 Cases;

(d)        the Company Parties shall have paid, or caused to be paid, all undisputed, reasonable, and documented fees, out of pocket expenses, and unpaid professional advance payment amounts of the Lender Representatives, subject to any applicable terms in their respective engagement letters prior to the Agreement Effective Date; and

(e)        counsel to the Company Parties shall have given notice to counsel to the Consenting Stakeholders in the manner set forth in Section 13.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.        Definitive Documents.

3.01.    The Definitive Documents governing the Restructuring Transactions shall consist of the following:  (a) the Plan; (b) the Confirmation Order; (c) the Disclosure Statement and the other Solicitation Materials; (d) the order of the Bankruptcy Court approving the Disclosure Statement and the other Solicitation Materials; (e) the First Day Pleadings and all orders sought pursuant thereto; (f) the Plan Supplement (including the Governance Documents and any new employment agreements); (g) the PNC Receivables Facility Documents and any related orders; (h) the DIP Orders, the DIP Credit Agreements, and the other DIP Documents; (i) the documents comprising the Exit Facilities; (j) such other definitive documentation relating to a recapitalization or restructuring of the Company Parties as is necessary or desirable to consummate the Restructuring Transactions; (k) any and all deeds, agreements, filings, notifications, pleadings, orders, certificates, letters, instruments or other documents related to the Restructuring Transactions; and (l) any exhibits, amendments, modifications or supplements made from time to time to any of the foregoing in accordance with the terms hereof and thereof.

3.02.    Each of the Definitive Documents and every other material document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement as they may be modified, amended, or supplemented in accordance with Section 12.  Further, subject to and without limiting any additional consent or approval rights of the Parties specified elsewhere in this Agreement, the Definitive Documents and every other material document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions not executed or in a form attached to this Agreement as of the Execution Date shall be consistent with this Agreement and shall otherwise be in form and substance reasonably acceptable to the Company Parties, the Required Consenting Creditors and the Specified Equity Holders (solely to the extent required under the Specified Equity Holder Consent Right); provided, that the DIP Orders, the DIP Credit Agreements, and the other DIP Documents shall be subject to the consent rights contained in each respective defined term above.

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Section 4.        Commitments of the Consenting Stakeholders.

4.01.    General Commitments and Waivers.

(a)        During the Agreement Effective Period, subject to Section 5 below, each Consenting Stakeholder agrees, severally and not jointly, in respect of all of its Company Claims/Interests (as applicable), to:

(i)         support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions in accordance with the terms and conditions of this Agreement and the Restructuring Term Sheet;

(ii)        give any notice, order, instruction, or direction to the applicable Agents necessary to give effect to the Restructuring Transactions, including the applicable Milestones as set forth on Exhibit C;  and

(iii)       negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are consistent with this Agreement to which it is required to be a party, subject to the consent rights set forth in this Agreement.

(b)        During the Agreement Effective Period, subject to Section 5 below, each Consenting Stakeholder agrees, severally and not jointly, in respect of all of its Company Claims/Interests pursuant to this Agreement that it shall not directly or indirectly:

(i)         exercise any right or remedy, or direct any other person to exercise any right or remedy, for the enforcement, collection, or recovery of any of the Company Claims/Interests, other than as may be necessary to defend its Company Claims/Interests in the Chapter 11 Cases to the extent not inconsistent with this Agreement;

(ii)        object to, delay, impede, or take any other action that is reasonably likely to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(iii)       propose, file, solicit, support, or vote for any Alternative Restructuring Proposal;

(iv)       file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is inconsistent in any material respect with this Agreement, the Plan or the Restructuring Term Sheet;

(v)        initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Company Parties or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; or

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(vi)       object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided, that nothing in this Agreement shall limit the right of any Party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any Definitive Document, for the enforcement, collection or recovery of any Claim against any Company Party to the extent exercising any such right or remedy would not be inconsistent with this Agreement.

(c)        During the Agreement Effective Period, each Specified Equity Holder severally, but not jointly, agrees in respect of all of its Interests pursuant to this Agreement, to, subject to and upon the occurrence of the Plan Effective Date, waive all Claims (including any claims for accrued and unpaid management fees payable by the Company Parties) against the Company Parties other than Claims related to any rights or defenses of the Specified Equity Holders arising under or related to the indemnification and insurance provisions set forth in this Agreement and implemented pursuant to the Plan.

4.02.    Commitments with Respect to Chapter 11 Cases(a)           .

(a)        In addition to the obligations set forth in Section 4.01(a), during the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees, severally and not jointly, that it shall, subject to receipt by such Consenting Creditor of the Solicitation Materials:

(i)         vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its receipt of the Solicitation Materials and the ballot;

(ii)        to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, or to elect not to opt out of the releases set forth in the Plan, by timely delivering its duly executed and completed ballot(s) indicating its election to be bound by the releases (except such Consenting Creditor shall not be prohibited from “opting out” of granting such a release to any Party that has materially breached or terminated this Agreement); and

(iii)       not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (ii) above; provided,  however, that nothing in this Agreement shall prevent any Consenting Creditor from withholding, amending or revoking (or causing the same) its timely consent or vote with respect to the Plan if this Agreement has been terminated in accordance with its terms with respect to such Consenting Creditor.

(b)        During the Agreement Effective Period, subject to Section 5 below, each Consenting Stakeholder, severally and not jointly, agrees, in respect of each of its Company Claims/Interests, that it will support, and will not directly or indirectly object to, delay, impede, or take any other action to interfere with any motion or other pleading or document filed by a Company Party in the Bankruptcy Court that is consistent with this Agreement, the Plan or the Restructuring Term Sheet.

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(c)        Notwithstanding any other provision of this Agreement, including this Section 4, nothing in this Agreement shall (i) require any Consenting Stakeholder to (x) incur any material expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Consenting Stakeholder or its Affiliates other than as expressly provided in this Agreement or (y) provide any information that it determines, in its sole discretion, to be sensitive or confidential or (ii) subject to Section 11.06, limit the ability of a Consenting Creditor to sell or enter into any transactions in connection with any Company Claims/Interests or any other claims against the Company Parties in accordance with Section 8.

Section 5.        Additional Provisions Regarding the Consenting Stakeholders’ Commitments.  Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Stakeholder to consult with any other Consenting Stakeholder, the Company Parties, or any other party in interest in the Chapter 11 Cases; (b) impair or waive the rights of any Consenting Stakeholder to assert or raise any objection not prohibited under or inconsistent with this Agreement in connection with the Restructuring Transactions; (c) prevent any Consenting Stakeholder from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies specifically reserved herein or in the DIP Credit Agreements or any of the Definitive Documents; (d) be construed to prohibit any Consenting Stakeholder from appearing as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering with, impeding or taking any other action to delay, interfere with or impede, directly or indirectly, the Restructuring Transactions; (e) obligate a Consenting Creditor to deliver a vote to support the Plan or prohibit a Consenting Creditor from withdrawing such vote, in each case from and after the Termination Date (other than a Termination Date as a result of the occurrence of the Plan Effective Date); (f) (i) prevent any Consenting Stakeholder from taking any action which is required by applicable Law or (ii) require any Consenting Stakeholder to take any action which is prohibited by applicable Law or to waive or forego the benefit of any applicable legal professional privilege; (g) prevent any Consenting Stakeholder by reason of this Agreement or the Restructuring Transactions from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like; (h) prevent any Consenting Stakeholder from taking any customary perfection step or other action as is necessary to preserve or defend the validity, existence or priority of its Company Claims/Interests (including the filing of a proof of claim against any Company Party); or (i) prohibit any Consenting Stakeholder from taking any action that is not inconsistent with this Agreement.

Section 6.        Commitments of the Company Parties.

6.01.    Affirmative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)        support and take all steps reasonably necessary and desirable, or reasonably requested by the Required Consenting Creditors, to consummate the Restructuring Transactions in accordance with this Agreement and the Definitive Documents and perform their obligations hereunder and thereunder, including the applicable Milestones set forth on Exhibit C;

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(b)        support and take all steps reasonably necessary and desirable to obtain entry of the DIP Orders, an order approving the Disclosure Statement, this Agreement and the other Solicitation Materials, and the Confirmation Order;

(c)        to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;

(d)        operate their businesses in the ordinary course, in a manner consistent with applicable Law and actions taken by similarly situated companies in the industry in which the Company Parties operate and maintain the good standing (or equivalent status under the Laws of its incorporation or organization) under the Laws of the jurisdiction in which each of such Company Parties are incorporated or organized; provided that, nothing in this Section 6.01(d) shall apply with respect to any actions taken in furtherance of the Restructuring Transactions or administration of the Chapter 11 Cases;

(e)        use commercially reasonable efforts to obtain any and all required or advisable regulatory and/or third-party approvals for the Restructuring Transactions;

(f)        negotiate in good faith and, where applicable, execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(g)        consult and negotiate in good faith with the Consenting Creditors and their advisors regarding the execution and consummation of the Restructuring Transactions;

(h)        use commercially reasonable efforts to (i) seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent and (ii) obtain (1) approval by the Bankruptcy Court of the Solicitation Materials and (2) entry of the Confirmation Order by the Bankruptcy Court in accordance with the Bankruptcy Code;

(i)         oppose and object to the efforts of any person seeking to object to, delay, impede, or take any other action to interfere with the acceptance, implementation, or consummation of the Restructuring Transactions (including, if applicable, the filing of timely filed objections or written responses) to the extent such opposition or objection is reasonably necessary or desirable to facilitate implementation of the Restructuring Transactions;

(j)         upon reasonable request of the Required Consenting Creditors, inform the respective advisors and counsel to the Consenting Creditors as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any Consenting Stakeholder, competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(k)        inform the respective advisors and counsel to the Consenting Stakeholders as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or reasonably expect is likely, to be a material impediment to the implementation or

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consummation of the Restructuring Transactions; (ii) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of any Company Party; (iii) a breach of this Agreement (including a breach by any Company Party); (iv) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made; (v) any notice from any third party alleging that the consent of such party is or may be required in connection with the Restructuring Transactions; and (vi) any notice, including from any governmental authority, of any proceeding commenced or of any complaints, litigations, investigations or hearings, or, to the knowledge of the Company Parties, threatened against the Company Parties, relating to or involving the Company Parties (or any communications regarding the same that may be contemplated or threatened);

(l)         provide the counsel to the Consenting Creditors the reasonable advance opportunity (which shall be no less than three (3) Business Days to the extent reasonably practicable) to review draft copies of all motions, declarations, pleadings, supporting exhibits, and proposed orders relating to the Definitive Documents (including, without limitation, all First Day Pleadings and “second day” pleadings and any plan-related pleadings) and any other documents that the Company Parties intend to file in the Chapter 11 Cases, and, without limiting any consent rights set forth in this Agreement, consider in good faith any comments provided by such counsel to the Consenting Creditors with respect to the form and substance of any such proposed filing and (ii) solely to the extent they relate to the Specified Equity Holder Consent Right, provide the counsel to the Specified Equity Holders such documents referred to in this Section 6.01(l);

(m)       timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of an examiner or a trustee, (ii) converting any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code other than as contemplated by the Plan, or (iii) dismissing any of the Chapter 11 Cases; and

(n)        comply in all material respects with applicable Laws (including making or seeking to obtain all required material consents and/or appropriate filings or registrations with, notifications to, or authorizations, consents or approvals of any regulatory or governmental authority, and paying all material taxes as they become due and payable except to the extent nonpayment thereof is permitted by the Bankruptcy Code.

6.02.    Negative Commitments.  Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)        object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)        take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Restructuring Transactions described in, this Agreement, the Plan, the Restructuring Term Sheet, or any other Definitive Document;

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(c)        modify or supplement any Definitive Document (including the Plan), in whole or in part, in a manner that is inconsistent in any material respect with this Agreement;

(d)        to the extent inconsistent with this Agreement, transfer any asset or right of the Company Parties or any asset or right used in the business of the Company Parties to any person or entity outside the ordinary course of business without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed;

(e)        file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is  inconsistent in any material respect with this Agreement or the Restructuring Term Sheet;

(f)  incur any liens or security interests, except as permitted under the DIP Orders;

(g)  enter into any commitment or agreement with respect to debtor in possession financing or the use of cash collateral other than the DIP Term Loan Credit Agreement and the DIP Revolving Loan Credit Agreement unless such commitment or agreement satisfies the DIP Term Loan Credit Agreement and the DIP Revolving Loan Credit Agreement obligations in full in cash and such commitment or agreement complies in all respects with this Agreement;

(h)  without the consent of the Required Consenting Creditors, which consent shall not be unreasonably withheld, engage in any merger, consolidation, disposition, asset sale, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions;

(i)   commence, support or join any litigation or adversary proceeding against any of the Consenting Creditors; or

(j)   seek, solicit, propose or support an Alternative Restructuring Proposal.

Section 7.        Additional Provisions Regarding Company Parties’ Commitments.

7.01.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement (other than solely for the purpose of establishing the occurrence of an event that may give rise to a termination right under Section 11.01).  The Company Parties shall give prompt written notice to the Consenting Stakeholders of any determination made in accordance with this Section 7.01. This Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 11 of this Agreement, including on account of any action or inaction a Company Party or a governing body of a Company Party may take pursuant to this Section 7.01.

7.02.    Notwithstanding anything to the contrary in this Agreement, but subject to the terms of Section 7.01 of this Agreement, each Company Party and its directors, officers,

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employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate unsolicited Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain, or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate any inquiries, proposals, discussions, or negotiation of unsolicited Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of any Company Claim/Interest (including any Consenting Creditor), any other party in interest, or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals; provided, that the Company Parties shall not seek or solicit any Alternative Restructuring Proposal; provided,  further, that the Company Parties shall provide to the Lender Representatives (a) copies of any such Alternative Restructuring Proposal no later than one (1) Business Day following receipt thereof by the Company Parties or their advisors and (b) such other information (including copies of any materials provided to or from any person making an Alternative Restructuring Proposal) as necessary to keep the Lender Representatives contemporaneously informed as to the status and substance of discussions related thereto.

7.03.    Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.        Transfer of Interests and Securities.

8.01.    During the Agreement Effective Period, no Consenting Stakeholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: either (i) the transferee executes and delivers to counsel to the Company Parties, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Stakeholder or an Affiliate of Consenting Stakeholders and the transferee provides notice of such Transfer (including the amount and type of Company Claim/Interest Transferred) to counsel to the Company Parties no more than three (3) Business Days after the Transfer.

8.02.    Upon compliance with the requirements of Section 8.01, and subject to the consummation of the Transfer, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests.  Any Transfer in violation of Section 8.01 shall be void ab initio.

8.03.    This Agreement shall in no way be construed to preclude the Consenting Stakeholders from acquiring additional Company Claims/Interests; provided,  however, that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Stakeholder be deemed subject to the terms of this Agreement

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(regardless of when or whether notice of such acquisition is given to counsel to the Company Parties or counsel to the Consenting Stakeholders) and (b) such Consenting Stakeholder must provide notice of such acquisition (including the amount and type of Company Claim/Interest acquired) to counsel to the Company Parties within three (3) Business Days of such acquisition.

8.04.    This Section 8 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Stakeholder to Transfer any of its Company Claims/Interests.  Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

8.05.    Notwithstanding Section 8.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (i) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an Affiliate, affiliated fund, or affiliated entity with a common investment advisor; and (ii) the transferee otherwise is a Permitted Transferee.  To the extent that a Consenting Stakeholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Stakeholder without complying with the requirements of Section 8.01.

8.06.    Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to any pledge or the grant of any liens or encumbrances on any claims and interests in favor of (a) a bank or broker-dealer holding a security interest or other encumbrance over property in the account generally, and which lien or encumbrance is released upon the Transfer of such claims and interests or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account.

Section 9.       Representations and Warranties of Consenting Stakeholders.  Each Consenting Stakeholder severally, and not jointly, represents and warrants that, as of the date such Consenting Stakeholder executes and delivers this Agreement and as of the Plan Effective Date:

(a)        it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in such Consenting Stakeholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8), or as otherwise informed to counsel to the Company Parties, and, having made reasonable inquiry, is not the beneficial or record owner of any other Company Claims/Interests, other than, (i) in the case of the Consenting Creditors, the Bridge Claims and (ii) in the case of the Consenting Second Lien Lenders and Consenting DIP Term Loan Lenders, the 2024 Convertible Note Claims;

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(b)        it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(c)        such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Stakeholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; and

(d)        it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law.

Section 10.      Mutual Representations, Warranties, and Covenants.  Each of the Company Parties, and with respect to the Consenting Stakeholders, severally and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement and on the Plan Effective Date:

(a)        it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)        except as expressly provided in this Agreement, the Plan, and the Bankruptcy Code, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)        the entry into and performance by it of the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)        except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)        except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

Section 11.      Termination Events.

11.01.     Consenting Stakeholder Termination Events.  This Agreement may be terminated (a) with respect to the Consenting First Lien Lenders, by the Required Consenting First Lien Lenders, (b) with respect to the Consenting Second Lien Lenders, by the Required Consenting Second Lien Lenders, (c) with respect to the Consenting DIP Revolving Loan Lenders, by the

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Required Consenting DIP Revolving Loan Lenders, (d) with respect to the Consenting DIP Term Loan Lenders, by the Required Consenting DIP Term Loan Lenders, and (e) with respect to each Specified Equity Holder, as to such Specified Equity Holder solely in its capacity as such and not in any other capacity and, in connection with Sections 11.01(e) and 11.01(p), such Specified Equity Holder may only terminate this Agreement as to itself (and only in its capacity as a Specified Equity Holder) solely to the extent that the document, filing or action, as applicable, does not comply with or is inconsistent with respect to the Specified Equity Holder Consent Right, in each case, by the delivery to the Company Parties and the other Parties of a written notice in accordance with Section 13.10 hereof upon the occurrence and continuation of the following events:

(a)        the breach in any material respect by a Company Party or Specified Equity Holder that is, or is an Affiliate of, a Consenting Second Lien Lender of any of the representations, warranties, or covenants of such party set forth in this Agreement that (i) is adverse to the Consenting Stakeholder seeking termination pursuant to this provision and (ii) remains uncured (if susceptible to cure) for ten (10) days after such terminating Consenting Stakeholder transmits a written notice in accordance with Section 13.10 hereof describing any such breach (for avoidance of doubt, this clause (a) shall apply to the failure of any Company Party to comply with its obligations hereunder, whether or not such failure is the result of any action or inaction of a Company Party or a governing body of a Company Party pursuant to Section 7 of this Agreement);

(b)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) makes the consummation of a material portion of the Restructuring Transactions contemplated by the Plan illegal, or (ii) enjoins or prevents the consummation of a material portion of the Restructuring Transactions contemplated by the Plan; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)        the Bankruptcy Court enters an order denying confirmation of the Plan, provided, that the Consenting Creditors shall use commercially reasonable efforts to agree to an approach, if any, to cure any infirmities causing the basis for the denial and, if the Required Consenting Creditors have agreed to such approach (evidenced in writing, which may be by email) within ten (10) Business Days, then no Party may terminate this Agreement pursuant to this Section 11.01(c) with respect to the specific order to which the Required Consenting Creditors have so agreed;

(d)        the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors, as applicable, which consent shall not be unreasonably withheld, conditioned, or delayed), (i) dismissing any of the Chapter 11 Cases, (ii) converting one or more of the Chapter 11 Cases of a Company Party to a case under chapter 7 of the Bankruptcy Code, (iii) appointing, in one or more of the Chapter 11 Cases of a Company Party, a trustee or examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code; provided that an examiner appointed solely to review fees and expenses of professionals retained in the Chapter 11 Cases shall not constitute a termination event under Section 11 hereof; or (iv) terminating the Company Parties’ exclusivity under Bankruptcy Code section 1121; provided, in each case, that such order, motion or application, as applicable, is not withdrawn or

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reversed (to the extent capable of being withdrawn or reversed) within five (5) Business Days of such entry or filing, as applicable;

(e)        the entry into, modification, amendment or filing of any of the Definitive Documents without the consent of the applicable Consenting Stakeholder in accordance with this Agreement, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, that such modification, amendment or filing, as applicable, is not reversed or withdrawn within five (5) Business Days of such modification, amendment or filing, as applicable;

(f)        entry of an order by the Bankruptcy Court granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any asset of any Company Party that would materially and adversely affect the Company Party’s operational or financial performance;

(g)        the Company Parties (i) withdraw the Plan, (ii) publicly announce their intention not to support the Restructuring Transactions or (iii) file, publicly announce, or execute a definitive written agreement with respect to an Alternative Restructuring Proposal; provided, that such withdrawal, announcement, filing or execution, as applicable, is not revoked or withdrawn (to the extent capable of being revoked or withdrawn) within five (5) Business Days of such withdrawal, announcement, filing or execution, as applicable;

(h)        the failure of any of the Company Parties to satisfy a Milestone, which Milestone remains unsatisfied for five (5) Business Days; provided,  however, that the right to terminate this Agreement under this Section 11.01(h) on account of a failure by the Company Parties to comply with the Milestones hereof may not be asserted by a Consenting Stakeholder if the Company’s failure to comply with such Milestones is caused solely by, or results solely from, the breach by such Consenting Stakeholder of its covenants, agreements or obligations under this Agreement;

(i)         the failure by any of the Company Parties to pay the fees and expenses set forth in Section 13.24 as and when required, which failure is not remedied within five (5) Business Days; provided, however, that the Plan Effective Date shall not occur until and unless the fees and expenses set forth in Section 13.24 have been paid in full;

(j)         upon (i) a filing by any of the Company Parties of any motion, objection, application or adversary proceeding challenging the validity, enforceability, perfection or priority of, or seeking avoidance, subordination or characterization of, the First Lien Loan Claims, the Second Lien Loan Claims, the Bridge Claims, DIP Claims, and/or the liens securing any such Claims or asserting any other claim or cause of action against and/or with respect to any such Claims, liens, any Consenting Creditor or the Agent under any of the relevant facilities (or if the Company Parties support any such motion, application or adversary proceeding commenced by any third party) or (ii) the entry of an order by the Bankruptcy Court providing relief adverse to the interests of any Consenting Creditor or the Agent with respect to any of the foregoing claims, causes of action or proceedings, including, without limitation, an order granting standing to any other party to prosecute such claims, causes of action or proceedings;

(k)        the occurrence of any Event of Default under the DIP Revolving Loan Credit Agreement or the DIP Orders that has not been cured (if susceptible to cure) or waived by the

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applicable percentage of the DIP Revolving Loan Lenders in accordance with the terms of the DIP Revolving Loan Credit Agreement and the DIP Orders; provided,  however, that this termination right may not be exercised in the event that the obligations under the DIP Revolving Loans have been repaid in full;

(l)         the occurrence of any Event of Default under the DIP Term Loan Credit Agreement or the DIP Orders that  has not been cured (if susceptible to cure) or waived by the applicable percentage of the DIP Term Loan Lenders in accordance with the terms of the DIP Term Loan Credit Agreement and the DIP Orders;

(m)       any Consenting Second Lien Lender fails to comply with any funding obligation under the DIP Term Loan Credit Agreement at a time when no default or Event of Default thereunder has occurred, and such failure has not been cured by one or more other Consenting Second Lien Lenders within three (3) days after the applicable Consenting Stakeholder transmits a written notice in accordance with Section 13.10 hereof describing such breach, provided, that this termination right may be exercised solely by the Required Consenting First Lien Lenders (with respect to the Consenting First Lien Lenders) or the Required Consenting DIP Revolving Loan Lenders (with respect to the Consenting DIP Revolving Loan Lenders), as applicable;

(n)        any Consenting DIP Revolving Loan Lender fails to comply with any funding obligation under the DIP Revolving Loan Credit Agreement at a time when no default or Event of Default thereunder has occurred, and such failure has not been cured by one or more other Consenting DIP Revolving Loan Lenders within three (3) days after the applicable Consenting Stakeholder transmits a written notice in accordance with Section 13.10 hereof describing such breach, provided, that this termination right may be exercised solely by the Required Consenting Second Lien Lenders (with respect to the Consenting Second Lien Lenders) or the Required Consenting DIP Term Loan Lenders (with respect to the Consenting DIP Term Loan Lenders), as applicable;

(o)        the occurrence of the circumstances described in Section 11.06 entitling the Consenting First Lien Lenders or the Consenting Second Lien Lenders to terminate this Agreement;

(p)        the Company Parties file any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within five (5) Business Days of receipt by the Company Parties of written notice from the Required Consenting First Lien Lenders, the Required Consenting Second Lien Lenders, the Required Consenting DIP Term Loan Lenders, or the Required Consenting DIP Revolving Loan Lenders, as applicable;

(q)        a breach in any material respect of any of the representations, warranties or covenants in this Agreement by either (i) an amount of Consenting First Lien Lenders that would result in non-breaching Consenting First Lien Lenders not constituting a bankruptcy majority for their First Lien Loan Claims (i.e., a breach by holders holding one-third of the aggregate principal amount or one-half in number of First Lien Loan Claims) or (ii) any Consenting DIP Revolving Loan Lender, in each case, that remains uncured (if susceptible to cure) for ten (10) days after the applicable Consenting Stakeholder transmits a written notice in accordance with Section 13.10

25

hereof describing such breach; provided, that this termination right may be exercised solely by the Required Consenting Second Lien Lenders (with respect to the Consenting Second Lien Lenders) or the Required Consenting DIP Term Loan Lenders (with respect to the Consenting DIP Term Loan Lenders), as applicable; or

(r)         a breach in any material respect of any of the representations, warranties or covenants in this Agreement by either (i) an amount of Consenting Second Lien Lenders that would result in non-breaching Consenting Second Lien Lenders not constituting a bankruptcy majority for their Second Lien Loan Claims (e.g., a breach by holders holding one-third of the aggregate principal amount or one-half in number of Second Lien Loan Claims) or (ii) any Consenting DIP Term Loan Lender, in each case, that remains uncured (if susceptible to cure) for ten (10) days after the applicable Consenting Stakeholder transmits a written notice in accordance with Section 13.10 hereof describing such breach; provided, that this termination right may be exercised solely by the Required Consenting First Lien Lenders (with respect to the Consenting First Lien Lenders) or the Required Consenting DIP Revolving Loan Lenders (with respect to the Consenting DIP Revolving Loan Lenders), as applicable.

11.02.  Company Party Termination Events.  Any Company Party may terminate this Agreement as to all Parties upon prior written notice to all Parties in accordance with Section 13.10 hereof upon the occurrence of any of the following events:

(a)        the breach in any material respect of any representations, warranties, or covenants of one or more of the Consenting Creditors set forth in this Agreement by such Consenting Creditors holding (i) First Lien Loan Claims that would result in non-breaching Consenting First Lien Lenders holding less than two-third of the aggregate principal amount of First Lien Loan Claims or (ii) Second Lien Loan Claims that would result in non-breaching Consenting Second Lien Lenders holding less than two-third of the aggregate principal amount of Second Lien Loan Claims, in each case, as applicable, of any provision set forth in this Agreement that remains uncured for a period of ten (10) days after the receipt by the Consenting Creditors of notice of such breach;

(b)        the board of directors, board of managers, or such similar governing body of any Company Party determines in good faith after consulting with outside counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; provided, that the Company provides prompt written notice (within one (1) Business Day thereof) to counsel to each of the Consenting Creditors, of such determination; and provided,  further, that to the extent any Consenting Creditor seeks an expedited hearing to determine if the Company has validly exercised this clause, the Company consents to such expedited hearing, it being understood that all Parties reserve all rights with respect to the underlying relief;

(c)        the entry into, modification, amendment or filing of any of the Definitive Documents without the consent of the Company Parties;

(d)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the

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consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for thirty (30) Business Days after such terminating Company Party transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement;

(e)        any Consenting Stakeholder (other than Tengram) files any motion or pleading with the Bankruptcy Court that is inconsistent in any material respect with this Agreement and such motion or pleading has not been withdrawn within five (5) Business Days of such filing; provided that, notwithstanding the foregoing, any such action by Tengram shall constitute a breach by Tengram of this Agreement and Tengram shall forfeit any rights under this Agreement as a result of such breach notwithstanding that such breach does not permit termination of this Agreement; or

(f)        entry of an order by the Bankruptcy Court denying confirmation of the Plan, provided, that the Consenting Creditors shall use commercially reasonable efforts to agree to an approach, if any, to cure any infirmities causing the basis for the denial and, if the Consenting Creditors have agreed to such approach (evidenced in writing, which may be by email) within ten (10) Business Days, then no Parties may terminate this Agreement pursuant to this Section 11.02(f).

11.03.  Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following:  (a) the Required Consenting Creditors and (b) each Company Party.

11.04.  Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice immediately after the earlier of (i) the Plan Effective Date and (ii) the Outside Date.

11.05.  Effect of Termination.

(a)        Except as provided in this Section 11.05 or Section 13.18, upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action; provided that the foregoing shall not release any Party from liability for any breach hereof prior to the Termination Date.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents, agreements, undertakings, tenders, waivers, forbearances, ballots or votes delivered or tendered or caused to be delivered or tendered by a Party subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise;  provided, however, any Consenting Creditor withdrawing or changing its vote pursuant to this Section 11.055(a) shall promptly provide written

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notice of such withdrawal or change to each other Parties to this Agreement and, if such withdrawal or change occurs on or after the Petition Date, file notice of such withdrawal or change with the Bankruptcy Court.

(b)        Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Stakeholder, and (b) any right of any Consenting Stakeholder, or the ability of any Consenting Stakeholder to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Stakeholder.  No purported termination of this Agreement shall be effective under this Section 11.055 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 11.02(b).  Nothing in this Section 11.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 11.02(b).

(c)        Notwithstanding anything to the contrary herein, if this Agreement is terminated pursuant to Section 11 on any basis other than by the Company Parties, Required Consenting Second Lien Lenders, Required Consenting DIP Revolving Loan Lenders, Required Consenting DIP Term Loan Lenders, or Specified Equity Holders, as a result of a breach of this Agreement by Consenting First Lien Lenders, then (i) all DIP Term Loan Claims and all First Lien Term Loan Claims (including any adequate protection obligations in respect thereof) (x) shall be treated as part of the same class under any plan of reorganization of the Company Parties, (y) such Claims shall not be required to be paid in full in cash or otherwise satisfied in full on the effective date of any plan of reorganization or as a precondition for approval of any sale of the Company Parties’ assets under section 363 of the Bankruptcy Code and (z) all of the respective holders of DIP Term Loan Claims and the First Lien Term Loan Claims shall have ratable voting rights as members of the same class for purposes of any plan of reorganization and for purposes of exercising any default related rights or remedies or providing any amendments, consents or waivers under either the DIP Term Loan Credit Agreement or the First Lien Credit Agreement (and for the avoidance of doubt, the requisite level of lender support for the exercise of any default-related rights and remedies under either the DIP Term Loan Agreement or the First Lien Credit Agreement or the provision of any amendments, waivers or consents thereunder shall be determined on the basis of an aggregate vote of the holders of all DIP Term Loan Claims and First Lien Term Loan Obligations as a single class (as if all such holders held the same percentage of the DIP Term Loan Claims or the First Lien Term Loan Claims as the percentage such holders hold in both the DIP Term Loan Claims and the First Lien Term Loan Claims)), and (ii) all of the respective holders of the DIP Term Loan Claims and First Lien Loan Claims (including in respect of any adequate protection obligation) shall be entitled to the same ratable distribution or recovery pursuant to any plan of reorganization or liquidation of the Company Parties or any sale or other disposition of any assets of the Company Parties as if all such holders were part of the same pari passu class of secured creditors.  In addition to the foregoing, if this Agreement is validly terminated by the Required Consenting First Lien Lenders pursuant to Section 11.01(m) and, if disputed, such termination has been determined to be valid by a Final Order, the DIP Term Loan Claims shall also be payment

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subordinated to the First Lien Loan Claims and to the obligations under the DIP Revolving Loan Credit Agreement.

11.06.  Additional Funding.  If the Company Parties require additional debtor-in-possession financing in the Chapter 11 Cases (the “Required Supplemental DIP Financing”):

(a)        The Consenting First Lien Lenders, on the one hand, and the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders, on the other hand, shall be offered on a ratable basis the right to provide an aggregate of thirty percent (30%), in the case of the Consenting First Lien Lenders, and seventy percent (70%), in the case of the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders, of such Required Supplemental DIP Financing on a pari passu basis vis-à-vis the First Lien Term Loans.

(b)        If the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders decline to provide their full collective seventy percent (70%) share of such Required Supplemental DIP Financing, and one or more of the Consenting First Lien Lenders agrees to fund such Consenting Second Lien Lenders and/or Consenting DIP Term Loan Lenders’ full collective share, then this Agreement may be terminated by the Required Consenting First Lien Lenders, the Required Consenting Second Lien Lenders, or the Consenting DIP Term Loan Lenders (which shall not be deemed a termination on account of a breach by the Consenting Second Lien Lenders or by the Consenting DIP Term Loan Lenders).

(c)        If any Consenting First Lien Lender declines to provide its pro rata share (as compared to all Consenting First Lien Lenders) of thirty percent (30%) of the Required Supplemental DIP Financing (any such declining First Lien Lender, a “DFLL”), one or more other Consenting First Lien Lenders may, but are not obligated to, provide the DFLL’s ratable share of such financing. If one or more of the Consenting First Lien Lenders provides the DFLL’s ratable share of such financing (the “Non-Ratable First Lien Supplemental DIP Financing Amount”), then the equity in the reorganized Centric that would otherwise be distributable to the DFLL or its Affiliates pursuant to the Plan shall be issued instead to the Consenting First Lien Lenders who provided such financing, and such Non-Ratable First Lien Supplemental DIP Financing Amount shall roll into the Exit Facilities upon consummation of the Plan.  If  any such amount is not provided by the other Consenting First Lien Lenders, the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders shall be provided the opportunity to provide such financing.  If one or more of the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders provides such financing (the “Non-Ratable Second Lien Supplemental DIP Financing Amount”), then the equity in the reorganized Centric that would otherwise be distributable to the DFLL or its Affiliates pursuant to the Plan shall be issued instead to the Consenting Second Lien Lenders and/or the Consenting DIP Term Loan Lenders, as applicable, and such Non-Ratable Second Lien Supplemental DIP Financing Amount shall roll into the Exit Facilities upon consummation of the Plan.

(d)        From and after any termination of this Agreement (whether pursuant to Section 11.06 or otherwise), the Consenting Second Lien Lenders and/or Consenting DIP Term Loan Lenders (x) shall have the right to participate on a pro rata basis (with the DIP Term Loan Claims being compared to the First Lien Term Loan Claims) in all aspects of any debtor-in-possession financing provided to any Company Party (including, without limitation, with respect to any

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backstop fees, roll up or other arrangements) and (y) agree that they will raise no objection, and hereby consent to, any such financing.

Section 12.      Amendments and Waivers.

(a)        This Agreement (including as to the required content of any Definitive Document) may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12.

(b)        This Agreement (including as to the required content of any Definitive Document other than the Exit Facility Documents and the Governance Documents) may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by:  (i) each Company Party, (ii) the Required Consenting Creditors, and (iii) the Specified Equity Holders (solely to the extent such modification, amendment or supplement pertains to a matter that is subject to the Specified Equity Holder Consent Right, which shall expressly exclude the Milestones), whose consent shall be necessary solely with respect to any modification, amendment, waiver or supplement that adversely affects the rights of such Parties and unless otherwise specified in this Agreement; provided,  however, that if the proposed modification, amendment or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment or supplement; provided further that this Section 12 may not be modified without the written consent of each of the Company Parties and the Consenting Stakeholders.

(c)        Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio.

(d)        The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 13.      Miscellaneous.

13.01.  Acknowledgement.  Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

13.02.  Exhibits Incorporated by Reference; Conflicts.  Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and

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schedules.  In the event of any conflict among the terms and provisions of the First Lien Credit Agreement, Second Lien Credit Agreement, DIP Revolving Loan Credit Agreement or DIP Term Loan Credit Agreement, on the one hand, and this Agreement, on the other hand, the terms and provisions of the First Lien Credit Agreement, Second Lien Credit Agreement, DIP Revolving Loan Credit Agreement and DIP Term Loan Credit Agreement, as applicable, shall control.  Subject to the foregoing, in the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

13.03.  Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, and not inconsistent with this Agreement or any of the Definitive Documents, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable; provided, however, that this Section 13.03 shall not limit the right of any Party to exercise any right or remedy provided for in this Agreement (including the consent and approval rights set forth in Section 3.02).

13.04.  Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

13.05.  GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement:  (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

13.06.  TRIAL BY JURY WAIVER.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.07.  Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

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13.08.  Rules of Construction.  This Agreement is the product of negotiations among the Company Parties and the Consenting Stakeholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.  The Company Parties and the Consenting Stakeholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

13.09.  Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable.  There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

13.10.  Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)          if to a Company Party, to:

Centric Brands Inc.
350 Fifth Avenue

New York, NY 10118

Attn: Andrew Tarshis, General Counsel
E-mail address: ATarshis@CentricBrands.com

with copies to:

Ropes & Gray LLP

1211 6th Ave

New York, NY 10036

Attn:  Gregg M. Galardi; Cristine Pirro Schwarzman

E-mail address: Gregg.Galardi@ropesgray.com; Cristine.Schwarzman@ropesgray.com

(b)         if to a Consenting First Lien Lender, to:

each Consenting First Lien Lender at the addresses or e-mail addresses set forth in the Consenting First Lien Lender’s signature pages to this Agreement (or in the signature page to any applicable Joinder or Transfer Agreement)

with copies to:

Latham & Watkins, LLP

330 N Wabash Ave

Chicago, IL 60611

Attn:  Richard A. Levy; James Ktsanes

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E-mail address: richard.levy@lw.com; james.ktsanes@lw.com

and

Morgan, Lewis & Bockius LLC

101 Park Avenue

New York, NY 10178

Attn: Frederick Eisenbiegler; Julia Frost-Davies

E-mail address: frederick.eisenbiegler@morganlewis.com; julia.frost-davies@morganlewis.com

(c)          if to a Consenting DIP Revolving Loan Lender, to:

each Consenting DIP Revolving Loan Lender at the addresses or e-mail addresses set forth in the Consenting DIP Revolving Loan Lender’s signature pages to this Agreement (or in the signature page to any applicable Joinder or Transfer Agreement)

with copies to:

Latham & Watkins, LLP

330 N Wabash Ave

Chicago, IL 60611

Attn:  Richard A. Levy; James Ktsanes

E-mail address: richard.levy@lw.com; james.ktsanes@lw.com

and

Morgan, Lewis & Bockius LLC

101 Park Avenue

New York, NY 10178

Attn: Frederick Eisenbiegler; Julia Frost-Davies

E-mail address: frederick.eisenbiegler@morganlewis.com; julia.frost

davies@morganlewis.com

(d)          if to a Consenting Second Lien Lender or a Consenting DIP Term Loan Lender, to:

each Consenting Second Lien Lender or a Consenting DIP Term Loan Lender, as applicable, at the addresses or e-mail addresses set forth in the Consenting Second Lien Lender’s or a Consenting DIP Term Loan Lender’s respective signature pages to this Agreement (or in the signature page to any applicable Joinder or Transfer Agreement)

with copies to:

Akin Gump Strauss Hauer & Feld LLP

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One Bryant Park
Bank of America Tower
New York, NY 10036-6745

Attn: Ira S. Dizengoff; Philip C. Dublin; Daniel I. Fisher

E-mail address: idizengoff@akingump.com; pdublin@akingump.com; dfisher@akingump.com

(e)          if to a Specified Equity Holder, to:

each Specified Equity Holder at the addresses or e-mail addresses set forth in the Specified Equity Holder’s (as applicable) signature pages to this Agreement (or in the signature page to any applicable Joinder or Transfer Agreement).

Any notice given by delivery, mail, or courier shall be effective when received.

13.11.  Independent Due Diligence and Decision Making.  Each Consenting Stakeholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

13.12.  Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing in this Agreement shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable Law, foreign or domestic, this Agreement, and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

13.13.  Enforceability of Agreement.  The Parties hereby acknowledge and agree: (i) that the provision of any notice or exercise of termination rights under this Agreement is not prohibited by the automatic stay provisions of the Bankruptcy Code, (ii) each of the Parties to the extent enforceable waives any right to assert that the exercise of any rights or remedies under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising any rights or remedies under this Agreement, to the extent the Bankruptcy Court determines that such relief is required, (iii) that they shall not take a position to the contrary of this Section 13.13 in the Bankruptcy Court or any other court of competent jurisdiction and (iv) they will not initiate, or assert in, any litigation or other legal proceeding that this Section 13.13 is illegal, invalid or unenforceable, in whole or in part.

13.14.  Waiver.  If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

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13.15.  Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

13.16.  Several, Not Joint, Claims.  Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

13.17.  Severability and Construction.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

13.18.  Survival. Notwithstanding (a) any Transfer of any Company Claims/Interests in accordance with Section 8 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 11.05(c), 11.06 and Section 13, and the Confidentiality Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

13.19.  Remedies Cumulative.  All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

13.20.  Capacities of Consenting Stakeholders.  Each Consenting Stakeholder has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

13.21.  Email Consents.  Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02,  Section 12, or otherwise, including a written approval by the Company Parties or the Required Consenting Stakeholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

13.22.  Relationship Among Parties.  None of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, other than as provided under applicable Law, or other duties or responsibilities to each other, any Consenting Stakeholder, any Company Party, or any of the Company Party’s respective creditors or other stakeholders,

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and there are no commitments among or between the Consenting Stakeholders, in each case except as expressly set forth in this Agreement.  No prior history, pattern or practice of sharing confidence among or between any of the Consenting Stakeholders, and/or the Company Parties shall in any way affect or negate this understanding and agreement.  Pursuant to this Agreement, the Parties have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any securities of any of the Company Parties and pursuant to this Agreement, do not constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act or Rule 13d-5 promulgated thereunder.  For the avoidance of doubt: (1) each Consenting Stakeholder is entering into this Agreement directly with Centric and not with any other Consenting Stakeholder, (2) no other Consenting Stakeholder shall have any right to bring any action against any other Consenting Stakeholder with respect this Agreement (or any breach thereof) and (3) no Consenting Stakeholder shall, nor shall any action taken by a Consenting Stakeholder pursuant to this Agreement, be deemed to be acting in concert or as any group with any other Consenting Stakeholder with respect to the obligations under this Agreement nor shall this Agreement create a presumption that the Consenting Stakeholders are in any way acting as a group.  All rights under this Agreement are separately granted to each Consenting Stakeholder by Centric and vice versa, and the use of a single document is for the convenience of Centric.  The decision to commit to enter into the transactions contemplated by this Agreement has been made independently.

13.23.  Confidentiality and Publicity. Other than as may be required by applicable Law and regulation, by any court order, or by any governmental or regulatory authority, no Party shall disclose to any person (including for the avoidance of doubt, any other Consenting Stakeholder), other than legal, accounting, financial and other advisors to the Company Parties (who are under obligations of confidentiality to the Company Parties with respect to such disclosure, and whose compliance with such obligations the Company Parties shall be responsible for), the name or the principal amount or percentage of the Company Claims/Interests held by any Consenting Stakeholder or any of its respective subsidiaries (including, for the avoidance of doubt, any Company Claims/Interests formation of any Consenting Stakeholder is required by applicable Law, advance notice of the intent to disclose, if permitted by applicable Law, shall be given by the disclosing Party to each Consenting Stakeholder (who shall have the right to seek a protective order prior to disclosure)). The Company Parties further agree that such information shall be redacted from “closing sets” or other representations of the fully executed Agreement, any Joinder or Transfer Agreement. Notwithstanding the foregoing, the Company Parties will submit to counsel for the Consenting Creditors all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company Parties relating to this Agreement or the transactions contemplated hereby and any amendments thereof at least two (2) Business Days or as soon as is otherwise reasonably practicable  (it being understood that such period may be shortened to the extent there are exigent circumstances that require such public communication to be made to comply with applicable Law) in advance of release and will take such counsel’s view with respect to such communications into account. Nothing contained herein shall be deemed to waive, amend or modify the terms of any Confidentiality Agreement.

13.24.  Fees and Expenses. To the extent not already paid pursuant to the terms of the DIP Orders, upon Bankruptcy Court approval of this Agreement pursuant to the Confirmation Order, the Company Parties shall, on a regular and continuing basis, promptly (and in any event

36

within five (5) Business Days of demand) pay in cash all reasonable and documented fees and expenses of (i) the Lender Representatives and (ii) any local legal counsel, consultants or other professionals retained by the Consenting Creditors in connection with the Company Parties or the Restructuring Transactions with the consent of the Company Parties (not to be unreasonably withheld), in each case, in accordance with the Definitive Documents (with respect to the Lender Representatives) and the engagement letters of such counsel, consultant or professional signed by the Company Parties, including, without limitation, any success fees contemplated therein, and in each case, without further order of, or application to, the Bankruptcy Court or notice to any Party other than as provided in the DIP Orders by such consultant or professionals (collectively, the “Consenting Creditor Fees and Expenses”); provided,  however, that simultaneously with the execution of this Agreement, the Company Parties shall pay all such unpaid Consenting Creditor Fees and Expenses incurred at any time prior to the Agreement Effective Date; provided,  further,  however,  that, except as otherwise provided in the DIP Orders, the Company shall pay any accrued but unpaid amounts owing under such engagement and/or fee letters to the extent required under the terms thereof upon the termination of this Agreement, but shall not be responsible for any fees and expenses incurred after termination of this Agreement (other than termination of this Agreement as a result of the occurrence of the Plan Effective Date); and provided,  further, and notwithstanding anything to the contrary herein, that in the event that the Plan is consummated, the Consenting Creditor Fees and Expenses shall also include all fees and expenses reasonably expected to be incurred by the foregoing persons related to the Restructuring Transactions following the Plan Effective Date.

13.25.  Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties shall claim or seek to recover from any other Party on the basis of anything in this Agreement any punitive, special, indirect or consequential damages or damages for lost profits.

13.26.  US RPHC Representation.  Centric represents that is not, has not been at any time in the five (5) years preceding the Execution Date, and does not reasonably anticipate becoming, a “United States real property holding corporation” within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Remainder of Page Intentionally Left Blank]

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Company Parties’ Signature Page to

the Restructuring Support Agreement

COMPANY

By:
Name:
Authorized Signatory

Consenting Creditor / Specified Equity Holder Signature Page to

the Restructuring Support Agreement

[CONSENTING CREDITOR] [SPECIFIED EQUITY HOLDER]

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Term Loans
First Lien Revolving Loans
Second Lien Loans
DIP Revolving Loans
DIP Term Loans
Specified Equity Holder Interests

EXHIBIT A

Centric Subsidiaries

1.      Added Extras LLC

2.      American Marketing Enterprises Inc.

3.      Briefly Stated Holdings, Inc.

4.      Briefly Stated Inc.

5.      Centric Bebe LLC

6.      Centric Brands Holding LLC

7.      DBG Holdings Subsidiary Inc.

8.      DBG Subsidiary Inc.

9.      DFBG Swims, LLC

10.    F&T Apparel LLC

11.    Centric Accessories Group LLC

12.    Centric Beauty LLC

13.    Centric Denim Retail LLC

14.    Centric Denim USA, LLC

15.    Centric Jewelry Inc.

16.    Centric Socks LLC

17.    Centric West LLC

18.    Centric-BCBG LLC

19.    Centric-BCBG Retail LLC

20.    HC Acquisition Holdings, Inc.

21.    Hudson Clothing, LLC

22.    Hudson Clothing Holdings, Inc.

23.    Innovo West Sales, Inc.

24.    KHQ Athletics LLC

25.    KHQ Investment LLC

26.    Lotta Luv Beauty LLC

27.    Marco Brunelli IP, LLC

28.    RG Parent LLC

29.    RGH Group LLC

30.    Robert Graham Designs, LLC

31.    Robert Graham Holdings, LLC

32.    Robert Graham Retail LLC

33.    Rosetti Handbags and Accessories, Ltd.

34.    VZI Investment Corp.

EXHIBIT B

Restructuring Term Sheet

EXHIBIT C

Restructuring Milestones

1.   Interim DIP Order to be entered by the Bankruptcy Court no later than 4 days after the Petition Date.*

2.   Plan and Disclosure Statement to be filed no later than 30 days after the Petition Date.

3.   Final DIP Order to be entered by the Bankruptcy Court no later than 35 days after the Petition date.*

4.   Order approving the Disclosure Statement to be entered by the Bankruptcy Court no later than 90 days after the Petition Date.*

5.   Confirmation Order to be entered by the Bankruptcy Court no later than 125 days after the Petition Date.*

6.   Plan Effective Date to occur no later than the Outside Date.

*Applicable Milestone to be automatically extended to the extent a delay occurs as a result of Bankruptcy Court availability.

EXHIBIT D

Interim DIP Order

EXHIBIT E

Interim PNC Receivables Order

EXHIBIT F

Form of Joinder

The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”)2 by and among Centric Brands, Inc. (“Centric”) and its direct and indirect subsidiaries bound thereto and the Consenting Creditors and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Creditor” and [an “Agent”] [a “Trustee”] [a Company Party] under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Term Loans
First Lien Revolving Loans
Second Lien Loans
DIP Revolving Loans
DIP Term Loans
Specified Equity Holder Interests

1         Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXHIBIT G

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of __________ (the “Agreement”),1 by and among Centric Brands, Inc. (“Centric”) and its direct and indirect subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Creditor” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:

Address:

E-mail address(es):

Aggregate Amounts Beneficially Owned or Managed on Account of:
First Lien Term Loans
First Lien Revolving Loans
Second Lien Loans
DIP Revolving Loans
DIP Term Loans
Specified Equity Holder Interests

1         Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

EXECUTION VERSION

CENTRIC BRANDS INC., ET AL.

RESTRUCTURING TERM SHEET

MAY 17, 2020

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY EXCHANGE OFFER OR PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, SHALL BE MADE ONLY IN COMPLIANCE WITH SECTION 4(A)(2) OF THE SECURITIES ACT OF 1933, SECTION 1145 OF THE BANKRUPTCY CODE AND APPLICABLE LAWS.

THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL RESTRUCTURING AND ANY AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION CONSISTENT WITH THE RSA (AS DEFINED BELOW) AND THIS TERM SHEET AND OTHERWISE REASONABLY ACCEPTABLE TO THE REQUIRED CONSENTING 1L LENDERS,1 THE REQUIRED CONSENTING 2L LENDERS,2 THE REQUIRED DIP REVOLVING LENDERS,3 THE REQUIRED DIP TERM LOAN LENDERS4 AND THE COMPANY PARTIES (AS DEFINED HEREIN) IN THE MANNER SET FORTH IN THE RSA (AS DEFINED HEREIN).  THIS TERM SHEET HAS BEEN PRODUCED FOR SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL STATUTES, RULES AND LAWS.  NOTHING IN THIS TERM SHEET SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF FACT OR LIABILITY OF ANY KIND. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMPANY PARTIES, THE REQUIRED CONSENTING 1L LENDERS, THE REQUIRED CONSENTING 2L LENDERS AND THE REQUIRED DIP TERM LOAN LENDERS.

This Term Sheet (including the exhibits attached hereto, this “Term Sheet”), which is Exhibit A to the Restructuring Support Agreement, dated May 17, 2020 (the “RSA”),5  by and among (i) Centric Brands Inc. (“Centric”) and certain of its direct and indirect subsidiaries listed on Exhibit A hereto (collectively with Centric, the “Company Parties” or “Debtors”), (ii) the Consenting 1L Lenders,6 (iii) the Consenting 2L Lenders7 (collectively with the Consenting 1L

[1]	“Required Consenting 1L Lenders” shall have the same meaning as “Required Consenting First Lien Lenders” under the RSA.
[2]	“Required Consenting 2L Lenders” means Consenting 2L Lenders holding at least a majority of the 2L Claims (as defined herein).
[3]	“Required DIP Revolving Lenders” shall have the same meaning of “Required Lenders” in the DIP ABL Credit Agreement.
[4]	“Required DIP Term Loan Lenders” means DIP Term Loan Lenders holding at least a majority of the DIP Term Loan Claims (as defined herein).
[5]	Capitalized terms used but not otherwise defined or referenced herein shall have the meanings ascribed to such terms in the RSA.
[6]

“Consenting 1L Lenders” means certain holders of 1L Claims (as defined herein) that have executed the RSA and  (i) hold, in the aggregate, at least two-thirds in dollar amount of each of the First Out Loans Obligations and Last Out Loan Obligations (in each case, as defined in the Agreement Among Lenders (as defined in the First Lien Credit Agreement)) and (ii) represent at least one-half of the holders of each of the First Out Loans Obligations and at least one-half of the holders of the Last Out Loans Obligations.

[7]

“Consenting 2L Lenders” means certain holders of 2L Claims that have executed the RSA, which holders of 2L Claims hold, in the aggregate, at least two-thirds in dollar amount of the 2L Claims and represent at least one-half of the holders of the 2L Claims.

Lenders, the “Consenting Lenders”), (iv) the DIP Revolving Lenders, (v) the DIP Term Loan  Lenders8 and (vi) the Specified Equity Holders9, sets forth the principal terms of a financial restructuring (the “Restructuring”) of the existing indebtedness of, existing equity interests in, and certain other obligations of, the Debtors, in each case, through cases (the “Chapter 11 Cases”) that will be filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by each of the Debtors in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  The Restructuring contemplated hereby shall be consistent with the terms of this Term Sheet and the RSA and implemented pursuant to a pre-arranged plan of reorganization (as it may be amended or supplemented from time to time, including all exhibits, schedules, supplements, appendices, annexes and attachments thereto in accordance with the terms of the RSA, the “Plan”), under chapter 11 of the Bankruptcy Code.

This Term Sheet does not include a description of all of the terms, conditions, and other provisions that are to be contained in the definitive documentation evidencing the transactions comprising the Restructuring, which remain subject to discussion and negotiation in good faith in accordance with the RSA. Consummation of the transactions contemplated by this Term Sheet are subject to (1) the negotiation and execution of definitive documents evidencing the transactions comprising the Restructuring and (2) satisfaction of all of the conditions in any definitive documentation evidencing the transactions comprising the Restructuring, including the Plan.  The Definitive Documents evidencing the Restructuring Transactions will contain terms and conditions that are dependent on each other, including those described in this Term Sheet.  For the avoidance of doubt, Section 3 of the RSA shall apply to all Definitive Documents evidencing the Restructuring Transactions.

[10] arising under, derived from, or based on the 2020 Term Loans (as defined therein) under the 1L Credit Agreement (as defined below) pursuant to Amendment No. 3 to Credit Agreement, dated as of May 11, 2020, by and among Centric, as borrower and the lenders thereunder (such Claims, the “Bridge Claims”).

1L Credit Agreement” and such Claims, the “1L Term Loan Claims”);[11]

OVERVIEW
Prepetition Indebtedness of and Equity Interests in the Debtors

The outstanding indebtedness of, and equity interests in, the Debtors to be amended, restructured, discharged, compromised or left unimpaired through the Plan, in each case consistent with the terms and conditions described in this Term Sheet, will include, without limitation, the following:

(a)  Claims[10] arising under, derived from, or based on the 2020 Term Loans (as defined therein) under the 1L Credit Agreement (as defined below) pursuant to Amendment No. 3 to Credit Agreement, dated as of May 11, 2020, by and among Centric, as borrower and the lenders thereunder (such Claims, the “Bridge Claims”).

(b)  Claims arising under, derived from, or based on the Term Loans (as defined therein) (other than the 2020 Term Loans) under the First Lien Credit Agreement, dated as of October 29, 2018, by and among Centric, as borrower, the lenders party thereto, Ares Capital Corporation, as Administrative Agent, Ares Commercial Finance as Revolving Agent for the revolving lenders and ACF Finco I LP as Collateral Agent (as amended from time to time, the “1L Credit Agreement” and such Claims, the “1L Term Loan Claims”);[11]

[8]	“DIP Term Loan Lenders” has the meaning set forth herein. Collectively, the Company Parties and the Consenting Lenders are the “Parties.”
[9]

“Specified Equity Holders” means (i) TCP Denim, LLC, (ii) Tengram Capital Partners Fund II, L.P., (iii) Tengram Capital Partners Gen2 Fund, L.P., (iv) Tengram Capital Associates, LLC, (v) RG II Blocker, LLC, (vi) GSO Capital Opportunities Fund III LP, (vii) GSO CSF III Holdco LP, (viii) GSO Aiguille des Grands Montets Fund II LP, (ix) GSO Credit Alpha II Trading (Cayman) LP, (x) GSO Harrington Credit Alpha Fund (Cayman) L.P., (xi) BTO Legend Holdings (Cayman)—NQ L.P. and (xii) Blackstone Family Tactical Opportunities Investment Partnership III (Cayman) – NQ – ESC L.P, in their respective capacities as holders of the Existing Centric Equity, in each case only if such entity has executed the RSA.

[10]	“Claim” shall have the meaning set forth in Bankruptcy Code section 101(5).
[11]	The holders of the 1L Term Loan Claims are referred to herein as the “1L Term Loan Lenders.”

2

(c)  Claims arising under, derived from, or based on the Revolving Loans (as defined therein) under the 1L Credit Agreement (the “1L Revolving Loan Claims” and, together with the 1L Term Loan Claims, the “1L Claims”);[12]

(d)  Claims arising under, derived from, or based on the term loans under the Second Lien Credit Agreement, dated as of October 29, 2018, by and among Centric, as borrower, the lenders party thereto, and U.S. Bank National Association, as Administrative Agent and Collateral Agent (as amended from time to time, the “2L Credit Agreement” and such Claims the “2L Claims”);[13]

(e)  Claims arising under, derived from, or based on the trade receivables securitization facility (the “PNC Securitized Debt Facility,” the obligations thereunder, the “PNC Securitized Debt Claims” and the assets securitized thereunder, the “PNC Securitized Assets”) pursuant to that certain (i) Purchase and Sale Agreement, dated October 29, 2018, among Centric, as Servicer, certain subsidiaries of Centric, as Originators and Spring Funding, LLC, as Buyer (as amended from time to time) and (ii) Receivables Purchase Agreement, dated October 29, 2018, among Spring Funding, LLC, as Seller, Centric, as Initial Servicer, certain purchasers party thereto, PNC Bank, National Association (“PNC”), as Administrative Agent, and PNC Capital Markets LLC, as Structuring Agent (as amended from time to time) (the agreements described in clauses (i) and (ii), the “PNC Securitized Debt Documents”);

(f)   Claims arising under, derived from, or based on the Convertible Promissory Notes, dated October 29, 2018, issued by Centric to funds managed by GSO Capital Partners LP and funds managed by Blackstone Tactical Opportunities Advisors L.L.C. (as amended from time to time) (collectively, the “2024 Convertible Notes” and such Claims, the “2024 Convertible Notes Claims”);

(g)  Claims arising under, derived from, or based on the Subordinated Convertible Promissory Notes, dated January 28, 2016, issued by Centric pursuant to that certain Rollover Agreement, dated as of September 8, 2015 among Joe's Jeans Inc. and each of the noteholders party thereto (as amended from time to time) (collectively, the “Hudson Notes” and such Claims, the “Hudson Notes Claims”);

(h)  All other Claims against the Debtors, whether secured or unsecured; and

(i)  All Interests.[14]

[12]	The holders of the 1L Revolving Loan Claims are referred to herein as the “1L Revolving Loan Lenders”, and collectively with the 1L Term Loan Lenders, the “1L Lenders.”
[13]	The holders of the 2L Claims are referred to herein as the “2L Lenders.”
[14]

“Interest” means, collectively, the shares (or any class thereof) of common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement) and claims under Section 510(b) of the Bankruptcy Code.

3

Commencement of Chapter 11 Case

No later than May 18, 2020, the Debtors will commence the Chapter 11 Cases in the Bankruptcy Court (the date the Chapter 11 Cases are commenced is referred to herein as the “Petition Date”).

Subject to the terms and conditions of the RSA (which includes additional milestones, consent rights, and conditions not set forth in this Term Sheet), the Restructuring will be structured, implemented, and accomplished through the Plan and other Definitive Documents to be consistent with the RSA and this Term Sheet and otherwise reasonably acceptable to the Company Parties and the Required Consenting Lenders.[15]

DIP Term Loan Financing

Certain of the Consenting 2L Lenders and/or their affiliates (the “DIP Term Loan Lenders”) will provide up to $160 million in a term loan debtor in possession financing, secured on a pari passu basis with the 1L Term Loan Facility, $120 million of which will be available upon entry by the Bankruptcy Court of the Interim DIP Order approving the DIP Term Loan Facility (as defined below); and the remaining $40 million will be available upon entry by the Bankruptcy Court of the Final DIP Order approving, and in accordance with the terms of, the Senior Secured Debtor In Possession Credit, Security and Guaranty Agreement, dated on or around May 20, 2020, among Centric, as borrower, the lenders party thereto and U.S. Bank, National Association, as administrative and collateral agent (the facility contemplated thereby, the “DIP Term Loan Facility,” and the obligations thereunder, the “DIP Term Loan Claims”). The relative rights of the DIP Term Loan Lenders and the 1L Term Loan Lenders in the collateral securing the DIP Term Loan Claims and the 1L Term Loan Claims shall be set forth in an intercreditor agreement (the “DIP Intercreditor Agreement”) and the DIP Orders.

The proceeds of the DIP Term Loan Facility shall be used to (i) repay the Bridge Claims in full upon the entry of the Interim DIP Order, (ii) fund the costs of administration of the Chapter 11 Cases and (iii) for general corporate purposes in accordance with the budget provided in the DIP Orders and approved by the Required DIP Term Loan Lenders and the Required Consenting 1L Lenders.

DIP Revolving Loan Financing

Upon entry of the Interim DIP Order, (i) the DIP Revolving Loan Lenders (as defined below) will provide, on an interim basis, up to $10,000,000 under the DIP Revolving Loan Facility (as defined below), and, (ii) all 1L Revolving Loan Claims will roll into a new $275 million (inclusive of the $10,000,000 in (i) above) debtor in possession ABL revolver, which (i) and (ii) shall be on the terms set forth in that certain Senior Secured Priming and SuperPriority Debtor-In-Possession Asset-Based Revolving Credit, Guaranty and Security Agreement, dated on or around May 20, 2020, among Centric, as borrower, the guarantors party thereto, the lenders party thereto, ACF Finco I LP, as administrative and collateral agent and HPS Investments Partners, LLC, as documentation agent (the facility contemplated thereby, the “DIP Revolving Loan Facility”[16] and, the obligations thereunder, the “DIP Revolving Loan Claims” and, the lenders under the DIP Revolving Loan Facility, the “DIP Revolving Loan Lenders” and, together with the DIP Term Loan Lenders, the “DIP Lenders”).

[15]

“Required Consenting Lenders” means, collectively,  (i) the Required Consenting 1L Lenders, (ii) the Required Consenting 2L Lenders, (iii) the Required DIP Revolving Lenders, and (iv) the Required DIP Term Loan Lenders.

[16]	The DIP Revolving Loan Facility and the DIP Term Loan Facility shall be collectively referred to herein as the “DIP Facilities.”

4

The new money portion of the DIP Revolving Loan Facility will be provided by certain 1L Lenders and their Affiliates (the “New Money DIP Revolver Lenders” and, their Claims, the “New Money DIP Revolver Claims”).  The DIP Revolving Loan Facility shall be secured on a senior basis to the DIP Term Loan Facility and the 1L Term Loan Facility, with the relative rights of the DIP Term Loan Lenders, the 1L Term Loan Lenders and the DIP Revolving Loan Lenders set forth in the DIP Orders.  Additionally, the relative rights of the DIP Term Loan Lenders, the 1L Term Loan Lenders and the DIP Revolving Loan Lenders shall be set forth in the DIP Intercreditor Agreement and the DIP Orders.

Reorganized Centric agrees to pay to the administrative agent under the DIP Revolving Loan Facility, on behalf of the DIP Revolving Loan Lenders, an exit fee in cash, in an amount equal to $1,875,000 to be allocated at the discretion of the DIP Revolving Loan Lenders (the “Exit Fee”).  The Exit Fee shall be fully earned on the closing date of the DIP Revolving Loan Facility, but shall be payable on the maturity date under and as defined in the DIP Revolving Loan Facility.

Post-Petition Securitized Debt Facility

Subject to the PNC Receivables Facility Documents being agreed among the Debtors, PNC, and the Required Consenting Lenders and subject to entry by the Bankruptcy Court of the PNC Receivables Order, on the Petition Date, the PNC Securitized Debt Facility shall be committed in an amount of up to $375 million and shall remain in place during the Chapter 11 Cases on current terms acceptable to the Debtors and the Required Consenting Lenders, which terms shall include the ability of the Debtors to utilize the full available borrowing base over time based on current formulas set forth in the PNC Securitized Debt Documents.

Adequate Protection for 1L Claims

Accrual of interest at the non-default rate, 507(b) claims, replacement liens, payment of professional fees and expenses, customary reporting and reasonable consent rights over weekly budget and 13-week cash flow forecast; provided, that adequate protection for 1L Revolving Loan Claims shall also include cash interest payments on the 1L Revolving Loan Claims until such Claims are rolled into DIP Revolving Loan Claims.

Adequate Protection for 2L Claims

507(b) claims (junior to the 507(b) claims provided as adequate protection with respect to the 1L Term Loan Claims), replacement liens (junior to the 1L Term Loan replacement liens and liens securing the 1L Term Loan), payment of professional fees and expenses (to the extent provided in the DIP Order), customary reporting and reasonable consent rights over weekly budget and 13-week cash flow forecast.

TREATMENT OF CLAIMS AND INTERESTS
“Bridge Claims”	Upon entry of the Interim DIP Order, the Bridge Claims shall be repaid in full in cash with the proceeds of the DIP Term Loan Facility.
DIP Term Loan Claims

On the Plan Effective Date, each holder of a DIP Term Loan Facility Claim shall receive indebtedness (the “New 1L Term Loans”) under a new first lien term loan facility on the terms set forth on Exhibit B hereto (the “New 1L Facilities Term Sheet,” and, the facility contemplated thereby, the “New 1L Term Loan Facility”) with a face amount equal to the face amount of its DIP

5

Term Loan Claims inclusive of accrued and unpaid interest through the Plan Effective Date at the PIK rate set forth in the DIP Term Loan Credit Agreement.
DIP Revolving Loan Claims

On the Plan Effective Date, each holder of a DIP Revolving Loan Claim shall receive either (i) the face amount of its Claim of indebtedness (the “New 1L Revolving Loans”) under a new first lien revolving loan facility (the “New 1L Revolving Loan Facility”) on the terms set forth on New 1L Facilities Term Sheet[17] or (ii) in the event the New 1L Revolving Loan Facility is not entered into because the conditions set forth in the DIP Revolving Loan Facility regarding the conversion of the DIP Revolving Loan Facility to the New 1L Revolving Loan Facility have not been satisfied or waived, payment in full in cash.

PNC Securitized Debt Claims

The PNC Securitized Debt Claims shall be treated in a manner acceptable to PNC, the Debtors and the Required Consenting Lenders and, on the Plan Effective Date, either (i) the Reorganized Debtors (as defined below) shall enter into a new securitized facility with PNC, on terms reasonably acceptable to the Reorganized Debtors and the Required Consenting Lenders, (ii) the Reorganized Debtors will enter into a new receivables facility with third parties (other than PNC), on terms reasonably acceptable to the Reorganized Debtors and the Required Consenting Lenders or (iii) the New 1L Revolving Loan Facility will be modified (and the lenders thereunder may include additional lenders other than the DIP Revolving Loan Lenders) with a borrowing base including receivables and inventory, on terms reasonably acceptable to the Reorganized Debtors and the Required Consenting Lenders and at same or better advance rates and committed facility size, any of the facilities described in clauses (i), (ii) or (iii) being the “New Securitization Facility.”

1L Term Loan Claims

The 1L Term Loan Claims shall be deemed Allowed[18] in full and, on the Plan Effective Date, each holder of a 1L Term Loan Claim (inclusive of accrued and unpaid interest, PIK, at the non-default rate through the Plan Effective Date) will receive (i) the New 1L Term Loans under the New 1L Term Loan Facility equal to the amount of its 1L Term Loan Claims and (ii) its pro rata share of 30% of the equity in reorganized Centric (the “New Centric Equity”), subject to dilution by the Management Incentive Plan (as defined below) if any (the “Permitted Dilution”).

Voting:  1L Term Loan Claims are impaired under the Plan, and holders of such Claims shall be entitled to vote to accept or reject the Plan.

2L Secured Claims

The 2L Claims shall be deemed Allowed in full; provided, that the 2L Claims shall be divided into (i) secured claims (the “2L Secured Claims”) and (ii) deficiency claims (the “2L Deficiency Claims”) which shall be treated as General Unsecured Claims under the Plan.  On the Plan Effective Date, each

[17]	Subject to increase based on the circumstances described under “PNC Securitized Debt Claims” below.
[18]

“Allowed” means, with respect to any Claim: (a) a Claim as to which no objection has been filed and that is evidenced by a Proof of Claim timely filed by the applicable bar date, if any, or that is not required to be evidenced by a filed Proof of Claim under the Plan, the Bankruptcy Code, or a Final Order; (b) a Claim that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim, as applicable, has been timely filed; or (c) a Claim that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith.  Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest or other charges on such Claim from and after the Petition Date.  No Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as applicable.

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holder of an Allowed 2L Secured Claim will receive, on account of such Claim, its pro rata share of 70% of the New Centric Equity, subject to the Permitted Dilution.

Voting:  The 2L Secured Claims are impaired under the Plan, and holders of such Claims shall be entitled to vote to accept or reject the Plan.

Administrative, Priority and Tax Claims

Except to the extent that a holder of an Allowed administrative, priority or priority tax Claim and the Company Party against which such Claim is asserted agree to less favorable treatment for such holder, on or as soon as practicable after the later to occur of (i) the Plan Effective Date and (ii) the date such Claim becomes Allowed (or as otherwise set forth in the Plan), each holder of an Allowed administrative, priority or priority tax Claim will either, be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

Other Secured Claims[19]

Except to the extent that a holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Plan Effective Date, or as soon as reasonably practicable thereafter, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, each holder thereof shall receive, at the election of the applicable Debtor(s), with the consent of the Required Consenting Lenders, or Reorganized Debtor(s) (as defined below), as applicable: (a) payment in full in cash; (b) the collateral securing its Allowed Other Secured Claim; (c) reinstatement of its Allowed Other Secured Claim; or (d) such other treatment rendering its Allowed Other Secured Claim unimpaired in accordance with section 1124 of the Bankruptcy Code.

Voting: Other Secured Claims are unimpaired under the Plan and, therefore, deemed to accept the Plan, except to the extent the holder of an Allowed Other Secured Claim agrees to less favorable treatment and is therefore impaired and thereby entitled to vote to accept or reject the Plan.

2024 Convertible Notes Claims

The 2024 Convertible Noteholders will receive no recovery on account of the 2024 Convertible Note Claims and all such Claims will be cancelled, released, and extinguished, and will be of no further force or effect.

Voting: 2024 Convertible Notes Claims are impaired under the Plan, but since they are receiving no distribution, holders of such Claims are deemed to reject the Plan.

Hudson Notes Claims

The Hudson Noteholders will receive no recovery on account of the Hudson Note Claims and all such Claims will be cancelled, released, and extinguished, and will be of no further force or effect.

Voting: Hudson Notes Claims are impaired under the Plan, but since they are receiving no distribution, holders of such Claims are deemed to reject the Plan.

General Unsecured Claims[20]	To be determined and acceptable to the Debtors and the Required Consenting Lenders.

[19]

“Other Secured Claim” means any secured Claim against the Debtors, other than the DIP Term Loan Claims, DIP Revolving Loan Claims, 1L Term Loan Claims, 1L Revolving Loan Claims, 2L Claims and the PNC Securitized Debt Claims.

[20]

“General Unsecured Claim” means any Claim, other than a 1L Term Loan Claim, 1L Revolving Loan Claim, 2L Secured Claim, 2024 Convertible Notes Claim, Hudson Notes Claim, PNC Securitized Debt Claim/Post-Petition Securitized Debt Claim, an administrative, priority or priority tax Claim, an Other Secured Claim, an Intercompany Claim, or any Claim subject to subordination under section 510(b) of the Bankruptcy Code.  For the avoidance of doubt, 2L Deficiency Claims shall constitute General Unsecured Claims.

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Voting: To be determined.
Intercompany Claims

Each prepetition Claim held by a Debtor against another Debtor shall be, at the option of the Debtors (with the consent of the Required Consenting Lenders) or the Reorganized Debtors, as applicable, either reinstated or cancelled and released without any distribution.

Voting: Intercompany Claims will be either impaired with no distribution or unimpaired under the Plan.  In either case, holders of Intercompany Claims will not be entitled to vote to accept or reject the Plan.

Intercompany Interests

Intercompany Interests (“Intercompany Interests”) shall be, at the option of the Debtors (with the consent of the Required Consenting Lenders) or the Reorganized Debtors, as applicable, either reinstated or cancelled and released without any distribution.

Voting: Intercompany Interests will be either impaired with no distribution or unimpaired under the Plan.  In either case, holders of Intercompany Interests will not be entitled to vote to accept or reject the Plan.

Subordinated Claims

The holder of any claims legally subordinated to General Unsecured Claims will receive no recovery and all such Subordinated Claims will be cancelled, released, extinguished, and discharged.

Voting: Subordinated Claims are impaired under the Plan, but since they are receiving no distribution, holders of such Claims are deemed to reject the Plan.

Existing Equity Interests

On the Plan Effective Date, all Interests in Centric (“Existing Centric Equity”) will be cancelled, released, and extinguished, and will be of no further force or effect.

Voting: Existing Centric Equity Interests are impaired under the Plan, but since they are receiving no distribution, holders of such Interests are deemed to reject the Plan.

IMPLEMENTATION OF THE RESTRUCTURING
Reorganized Centric

In connection with the consummation of the Plan, Centric will terminate its registration under the Securities Exchange Act of 1934, as amended, cause its common stock to no longer be listed on the Nasdaq Capital Market and reorganize into Reorganized Centric, a privately held Delaware limited liability company (the “Reorganized Debtors”).

On the Plan Effective Date, Reorganized Centric will issue the New Centric Equity as contemplated by this Term Sheet and the Plan.

On the Plan Effective Date, Reorganized Centric shall issue all notes, instruments, certificates, and other documents required to implement the New 1L Term Loan Facility, the New 1L Revolving Facility and the New Securitization Facility.

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Governance

The corporate governance documents relating to Reorganized Centric shall be on the terms set forth on Exhibit C hereto (the “Governance Term Sheet”) and such other terms as determined by and acceptable to the Required Consenting 1L Lenders and the Required Consenting 2L Lenders.

Unexpired Leases and Executory Contracts

To be assumed or rejected as per the terms of the Plan or an applicable order of the Bankruptcy Court, with the consent of the Required Consenting Lenders.  For the avoidance of doubt, this section includes any employee compensation, severance, and benefit programs.

Should the Debtors file any motions pursuant to section 365 of the Bankruptcy Code seeking to assume or reject any unexpired leases and executory contracts prior to the filing of the Disclosure Statement and/or Plan, such motion to reject or assume shall be acceptable to the Required Consenting Lenders.

Management Incentive Plan	The terms of a management incentive plan (the “Management Incentive Plan”) shall be established by the board of Reorganized Centric on or after the Plan Effective Date.
Tax Matters

The Debtors and the Required Consenting Lenders shall cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner; provided that such structure shall be reasonably acceptable to the Debtors and the Required Consenting Lenders.

Releases

The Plan and Confirmation Order shall provide customary releases (including third party releases) to the fullest extent permitted by law, for the benefit of21: (a) the Company Parties; (b) the Specified Equity Holders; (c) the Consenting Lenders; (d) the DIP Lenders; (e) the lenders that provided the 2020 Term Loans; (f) each agent under the DIP Term Loan Facility, DIP Revolving Loan Facility, 1L Credit Agreement and the 2L Credit Agreement; (g) PNC and each other party to the PNC Securitized Debt Documents; and (h) with respect to the foregoing clauses (a) through (g), each such entity’s current and former affiliates, and such entities’ and their current and former affiliates’ current and former directors, managers, officers, control persons, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, participants, managed accounts or funds, fund advisors, predecessors, successors, assigns, subsidiaries, principals, members, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, investment managers, and other professionals, each in their capacity as such (collectively, the “Released Parties”); provided that any holder of a Claim or Interest that is not a party to the RSA and that opts out of the releases contained in the Plan shall not be a Released Party (except that each Specified Equity Holder shall be required to execute the RSA to be (and for its related parties described above to be) a Released Party), in each case from any claims and causes of action related to or in connection with the Debtors, their business or capital structure, the Restructuring, the Restructuring Transactions, the Chapter 11 Cases or any matters related thereto, in each case arising on or prior to the Plan Effective Date (the “Specified Matters”).

The Plan and Confirmation Order will also provide for such releases to be provided to the Released Parties by all consenting holders of Claims against and Interests in the Company Parties and parallel injunctive provisions, to the fullest extent permitted by law.  Notwithstanding anything to the contrary

[21]	Releases to be provided to such parties to the extent each party signs the RSA in its capacity as such.

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herein, the releases shall not release any obligations of any Released Party under the Plan, the RSA, any definitive documentation executed in connection with the transactions contemplated by this Term Sheet, or any other document, instrument, or agreement executed to implement the Chapter 11 Cases.

For the avoidance of doubt, third-party releases under the Plan and Confirmation Order shall be deemed consensually granted by: (i) the Released Parties; (ii) all holders of claims who vote to accept the Plan; (iii) all holders of claims who are eligible to vote, but abstain from voting on the Plan and who do not opt out of the releases provided by the Plan; and (iv) all holders of claims who vote to reject the Plan and who do not opt out of the releases provided by the Plan.

The RSA will contain customary non-disparagement and confidentiality provisions applicable to the holders of Existing Centric Equity that sign the RSA.

Exculpation

The Plan shall provide certain customary exculpation provisions, which shall include a full exculpation from liability in favor of the Released Parties from any and all claims and causes of action arising on or after the Petition Date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the disclosure statement, or any contract, instrument, release or other agreement or document created or entered into in connection with the Specified Matters.

The Plan and Confirmation Order will also provide for such exculpation to be provided to the Released Parties by all consenting holders of Claims against and Interests in the Company Parties and parallel injunctive provisions, to the fullest extent permitted by law.

Indemnification

Any director & officer liability insurance policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) (a “D&O Liability Insurance Policy”) pursuant to which any of the Company Parties’ current or former directors, officers, managers, or other employees are insured shall remain in force through the expiration of any such Policy (or “tail policy,” as applicable).

The Company Parties shall not terminate or otherwise reduce or take any action that would in any way impair the coverage provided under any D&O Liability Insurance Policy (including, without limitation, any “tail policy” and all agreements, documents, or instruments related thereto) in effect prior to the Plan Effective Date, and any current and former directors, officers, managers, and employees of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors, officers, managers, and employees remain in such positions after the Plan Effective Date.

On or before the Plan Effective Date, to the extent not already obtained, the Company Parties shall obtain a new D&O Liability Insurance Policy for the benefit of the Company Parties’ current or former directors, officers, managers, or other employees on terms no less favorable than the Company Parties’ existing director, officer, manager, and employee coverage and with an available aggregate limit of liability upon the Plan Effective Date of no less than the aggregate limit of liability under the existing director, officer,

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manager, and employee coverage upon placement, and at an expense reasonably acceptable to the Debtors and the Required Consenting Lenders.  Alternatively, if the D&O Liability Insurance Policy has not expired, with the consent of the Required Consenting Lenders, the Debtors may assume (and assign to the Reorganized Debtors if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and Confirmation Order, the D&O Liability Insurance Policy.

Under the Plan, all indemnification provisions currently in place (whether in the by-laws, certificates of incorporation, articles of limited partnership, limited liability company agreements, board resolutions, management agreements or employment or indemnification contracts, or otherwise) for the current and former directors, officers, employees, attorneys, other professionals and agents of each of the Company Parties and such current and former directors’ and officers’ respective affiliates shall be continuing obligations of the Reorganized Debtors, irrespective of when such obligation arose.  The amended and restated bylaws, certificates of incorporation, limited liability company agreements, articles of limited partnership and other organizational documents of the Reorganized Debtors adopted as of the Plan Effective Date, shall include provisions to give effect to the foregoing.

Conditions Precedent to Consummation of the Restructuring

The occurrence of the Plan Effective Date shall be subject to the following conditions precedent:

(i)       The Bankruptcy Court shall have (a) entered the Confirmation Order confirming the Plan, (b) entered an order approving the Disclosure Statement and RSA, and (c) entered the DIP Orders approving the DIP Facilities, and all such orders in (a) – (c) shall be consistent with the terms of the RSA in form and substance reasonably acceptable to the Required Consenting Lenders, and shall not be stayed, modified, revised, or vacated and shall not be subject to any pending appeal;

(ii)      The RSA shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(iii)     The DIP Term Loan Facility and the DIP Revolving Loan Facility shall remain in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith (including, without limitation, the minimum liquidity covenants contained therein);

(iv)     The 2020 Term Loans have been indefeasibly repaid in full in cash;

(v)      The Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been filed with the Bankruptcy Court and be consistent with the RSA and this Term Sheet and otherwise reasonably acceptable to the Debtors and the Required Consenting Lenders; provided, that the corporate governance documents for the Reorganized Debtors shall comply with the terms set forth in the Governance Term Sheet and shall be acceptable solely to the Required Consenting 1L Lenders and the Required Consenting 2L Lenders;

(vi)      The conditions precedent to the effectiveness of the New 1L Term Loan Facility and the New 1L Revolving Facility shall have been satisfied or duly waived (including, without limitation, the minimum liquidity covenants contained therein);

(vii)     The structure, terms and conditions of the New Securitization Facility shall have been agreed as contemplated in the section “Post-Petition Securitized Debt Facility” above and the conditions precedent to the effectiveness of

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the New Securitization Facility shall have been satisfied or duly waived;

(viii)   Any and all requisite regulatory approvals, and any other authorizations, consents, rulings, or documents required to implement and effectuate the Plan shall have been obtained;

(ix)      Payment of all Consenting Lenders’ Professional Fees (as defined herein) and other amounts contemplated to be paid under the RSA and the Plan;

(x)      Consenting 2L Lenders, holders of DIP Term Loan Claims, and their Affiliates shall not have acquired (i) more than 25% of the outstanding principal amount of 1L Revolving Loan Claims, (ii) more than 25% of the outstanding principal amount of 1L Term Loan Claims or (iii) more than 25% of the combined outstanding principal amount of 1L Term Loan Claims and DIP Term Loan Claims; and

(xii)     Such other conditions as mutually agreed by the Company Parties and the Required Consenting Lenders.

Fees and Expenses of the Consenting Lenders

The Company Parties shall pay or reimburse all reasonable and documented fees and out-of-pocket expenses of: (i) Latham & Watkins, LLP, as counsel to certain 1L Lenders; (ii) Morgan, Lewis & Bockius LLP, as counsel to collateral agent and revolver agent under the First Lien Credit Agreement and the DIP Revolving Loan Facility and certain DIP Revolving Loan Lenders; (iii) other professional advisors to the DIP Revolving Loan Lenders; (iv) Akin Gump Strauss Hauer & Feld LLP, as counsel to the DIP Term Loan Lenders and 2L Lenders; and (v) Ducera Partners LLC, as financial advisor to the DIP Term Loan Lenders and 2L Lenders ((i)-(v) collectively the “Consenting Lenders’ Professional Fees”), in each case, in accordance with the applicable fee reimbursement letters entered into by the Company Parties and such professionals.

Injunction and Discharge	The Plan and Confirmation Order will contain customary injunction and discharge provisions.
First and Second Day Motions

The relief sought by the Debtors in all “first day” motions (on an interim and final basis) relating to the Restructuring Transactions (including, without limitation, the amount of any payments sought to be made thereunder) shall be reasonably acceptable in form and substance to the Required Consenting Lenders.

The relief sought by the Debtors in all “first day” motions (on a final basis), “second day” motions and other motions relating to the Restructuring Transactions (including, without limitation, the amount of any payments sought to be made thereunder), shall be consistent with the RSA (to the extent applicable) and otherwise reasonably acceptable in form and substance to the Required Consenting Lenders.

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EXECUTION VERSION

EXHIBIT A

DEBTORS

Centric Brands Inc.

Added Extras LLC

American Marketing Enterprises Inc.

Briefly Stated Holdings, Inc.

Briefly Stated Inc.

Centric Bebe LLC

Centric Brands Holding LLC

DBG Holdings Subsidiary Inc.

DBG Subsidiary Inc.

DFBG Swims, LLC

F&T Apparel LLC

Centric Accessories Group LLC

Centric Beauty LLC

Centric Denim Retail LLC

Centric Denim USA, LLC

Centric Jewelry Inc.

Centric Socks LLC

Centric West LLC

Centric-BCBG LLC

Centric-BCBG Retail LLC

HC Acquisition Holdings, Inc.

Hudson Clothing, LLC

Hudson Clothing Holdings, Inc.

Innovo West Sales, Inc.

KHQ Athletics LLC

KHQ Investment LLC

Lotta Luv Beauty LLC

 Marco Brunelli IP, LLC

RG Parent LLC

RGH Group LLC

Robert Graham Designs, LLC

Robert Graham Holdings, LLC Robert Graham Retail LLC

Rosetti Handbags and Accessories, Ltd.

VZI Investment Corp.

EXECUTION VERSION

EXHIBIT B

NEW 1L FACILITIES TERM SHEET

See attached.

EXECUTION VERSION

CENTRIC BRANDS INC.

NEW 1L REVOLVING LOAN AND 1L TERM LOAN FACILITIES

TERM SHEET

The terms set forth in this Summary of Principal Terms and Conditions (the “Term Sheet”) are being provided on a confidential basis as part of a comprehensive proposal, each element of which is consideration for the other elements and an integral aspect of the proposed Facilities (as defined below).

All capitalized terms used and not defined herein shall have the meaning assigned to such term under the Restructuring Term Sheet, to which this Term Sheet is appended as Exhibit B.

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

I.    General Terms

Borrower:	Reorganized Centric (the “Borrower” or the “Company”).
Guarantors:	Consistent with Existing 1L Credit Agreement (as defined below), subject to changes to be agreed upon between the Lenders (as defined below).
Administrative Agent:	A financial institution acceptable to the Lenders.
Closing Date:	On or about the effective date of the Plan (the “Plan Effective Date”), subject to satisfaction (or wavier) of the conditions precedent.

II.   New 1L Revolving Loan Facility

New 1L Revolving Lenders:	Each holder of a DIP Revolving Loan Claim (including, for the avoidance of doubt, any New Money DIP Revolver Claim) on the Plan Effective Date (the “New 1L Revolving Lenders”).
New 1L Revolving Loan Facility:

A new asset-based revolving loan facility in an aggregate principal amount of $275 million (the “Maximum Revolving Loan Facility Size”), which may be drawn up to an amount not to exceed the then-effective Borrowing Base (which shall be defined in a manner consistent with the “Borrowing Base” under the DIP Revolving Loan Facility, including until December 31, 2021, an overadvance clause in the amount of $50 million (the “Overadvance Line”), subject to the terms and conditions set forth in this term sheet and otherwise consistent with those set forth in the DIP Revolving Loan Facility) (the “New 1L Revolving Loan Facility”, and the loans deemed advanced under the New 1L Revolving Loan Facility, the “New 1L Revolving Loans”); provided that, if the New 1L Revolving Loan Facility replaces the PNC Securitized Debt Facility, the Maximum Revolving Loan Facility Size may, at the Company’s election, be increased on terms acceptable to the Reorganized Debtors and the Required Consenting Lenders and at same or better advance rates on receivables and inventory that previously secured the PNC Securitized Debt Facility.

The DIP Revolving Loan Claims shall remain outstanding during the pendency of the Chapter 11 Cases, throughout which Borrower shall a cash coupon of LIBOR + 6.50%, with the full balance to fully roll into the New 1L Revolving Loan Facility upon the Company’s emergence from the Chapter 11 Cases.

Overadvance Line: Collateral:

The Overadvance Line shall, except as otherwise set forth in this term sheet, be on terms and conditions consistent with those set forth in the DIP Revolving Loan Facility, including without limitation that (i) no cash interest payments shall be permitted on the New 1L Term Loan Facility or on any debt secured on a pari passu with the New 1L Term Loan Facility, or which is junior in right of security or payment or the New 1L Term Loan Facility or which is unsecured, in each case if any revolving loans are then outstanding under the Overadvance Line or have been outstanding under the Overadvance Line within the prior 90 days, (ii)  no principal payments shall be permitted on the New 1L Term Loan Facility or on any debt secured on a pari passu with the New 1L Term Loan Facility, or which is junior in right of security or payment or the New 1L Term Loan Facility or which is unsecured, in each case unless (x) availability under the Overadvance Line and under the equivalent of clause (ii) of the definition of “Borrowing Base” in the DIP Revolving Loan Facility (the “Enhanced Liquidity Line”) have, in each case, been permanently terminated and (iii) on a pro forma basis for any borrowing under the Overadvance Line and the use of proceeds thereof, the aggregate amount of cash and cash equivalents (other than cash and cash equivalents perfected by a first priority security interest pursuant to a control agreement in favor of the collateral agent) of the Borrower and its restricted subsidiaries shall not exceed $20 million.

Collateral shall be substantially consistent with Existing 1L Credit Agreement, subject to changes to be agreed upon between the Company and the Lenders; provided,  however, that if the New 1L Revolving Loan Facility replaces the PNC Securitized Debt Facility, the PNC Securitized Assets shall also secure the New 1L Revolving Loan Facility.

Term:	All obligations under the New 1L Revolving Loan Facility will be due and payable in full in cash on the date that is four (4) years after the Plan Effective Date.
Amortization:	None.
Interest:

LIBOR + 5.50%, with a LIBOR floor of 1.00%;

provided, that drawn revolving loans under the Overadvance Line shall bear an additional 1.50% of interest rate margin, payable in cash and calculated in a manner consistent with that set forth in the DIP Revolving Loan Facility.

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III.  New 1L Term Loan Facility

New 1L Term Loan Lenders:

Each holder of a DIP Term Loan Facility Claim and each holder of a 1L Term Loan Claim, in each case, on the Plan Effective Date (collectively, the “New 1L Term Loan Lenders”, and together with the New 1L Revolving Lenders, the “Lenders”).

New 1L Term Loan Facility:

A new first lien term loan facility in an aggregate principal amount equal to the sum of (a) the amount of DIP Term Loan Claims (including all PIK interest accrued thereunder through the Plan Effective Date) plus (b) the amount of all 1L Term Loan Claims (including all PIK interest accrued thereunder through the Plan Effective Date) (the “New 1L Term Loan Facility”, and together with the New 1L Revolving Loan Facility, the “Facilities”, and the loans deemed advanced under the New 1L Term Loan Facility the “New 1L Term Loans”, and together with the New 1L Revolving Loans, the “Loans”).

The DIP Term Loan Claims and the 1L Term Loan Claims shall remain outstanding during the pendency of the Chapter 11 Cases, throughout which Borrower shall pay PIK interest at non-default rate, with the full balance (including accrued PIK interest) to fully roll into the New 1L Term Loan Facility upon the Company’s emergence from the Chapter 11 Cases.

Collateral:	Collateral shall be consistent with Existing 1L Credit Agreement, subject to changes to be agreed upon between the Lenders.
Term:	All obligations under the New 1L Term Loan Facility will be due and payable in full in cash on the date that is five (5) years after the Plan Effective Date.
Amortization:	None.
Prepayment Premium:	None.
Interest:

Year 1: At the Borrower’s option, either (i) LIBOR + 7.00% payable in cash or (ii) LIBOR + 9.00% payable in kind.

Year 2: At the Borrower’s option, either (i) LIBOR + 7.00% payable in cash, (ii) LIBOR + 2.50% payable in cash and 6.00% payable in kind (LIBOR + 8.50% all in), or (iii) LIBOR + 9.00% payable in kind.

Thereafter: LIBOR + 7.00% payable in cash.

In each case, the LIBOR floor shall be 1.00%.

IV.Terms Applicable to the New 1L Revolving Loan Facility and the New 1L Term Loan Facility

Agreement Among Lenders:

The New 1L Revolving Lenders and the New 1L Term Loan Lenders shall enter into an agreement among lenders.  This agreement shall provide for customary provisions for an agreement of this kind, shall be reasonably acceptable to the New 1L Revolving Lenders and the New 1L Term Loan Lenders, and shall include, without limitation, that upon an Event of Default

17

thereunder, the New 1L Revolving Loans shall be repaid prior to any payments of the New 1L Term Loans.
Documentation Principles:

The Facilities will be documented by a new first lien credit agreement (the “New First Lien Credit Agreement”) and other guarantee, security and other relevant documentation (together with the New First Lien Credit Agreement, the “New First Lien Documents”) reflecting the terms and provisions set forth in this Term Sheet and will be based upon (i) that certain First Lien Credit Agreement, dated as of October 29, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing 1L Credit Agreement”), among the Borrower, the lenders party thereto, Ares Capital Corporation, as Administrative Agent, Ares Commercial Finance, as Revolving Agent for the revolving lenders, and ACF FINCO I LP, as Collateral Agent and (ii) with respect to the Overadvance Line, the DIP Revolving Loan Facility, in each case subject to changes to be agreed upon between the Company and the Lenders that give due regard to the operational and strategic requirements of the Company in light of its size, capital structure, industry, business, business practices and locations.

Conditions Precedent to the Closing:

The closing date under the Facilities shall be subject to the conditions that (i) the PNC Securitized Debt Facility shall have remained in place during the pendency of the Chapter 11 Cases on current terms including the ability of the Company to fully utilize the available borrowing base over time based on current formulas, (ii) either (a) PNC provides an exit securitized receivables facility on terms reasonably acceptable to the Debtors and the Required Consenting Lenders, (b) at emergence, the Reorganized Debtors obtain a new securitized receivables facility to replace the PNC Securitized Debt Facility from third parties (other than PNC) on terms reasonably acceptable to the Reorganized Debtors and the Required Consenting Lenders or (c) at emergence, the New 1L Revolving Loan Facility replaces the PNC Securitized Debt Facility with a borrowing base that includes receivables and inventory, on terms reasonably acceptable to the Reorganized Debtors and the Required Consenting Lenders, and acceptable to all New 1L Revolving Lenders, and at same or better advance rates and committed facility size and (iii) other conditions reasonably satisfactory to the Lenders consistent with the consent rights set forth in the RSA.

Mandatory Prepayments:

The mandatory prepayment provisions shall be substantially consistent with those contained in the Existing 1L Credit Agreement; provided that (i) commencing with the second full fiscal year following the Plan Effective Date, the Loans shall be prepaid with 75% of Excess Cash Flow (to be defined in a manner consistent with the Existing 1L Credit Agreement) with step-downs to 50% if Consolidated First Lien Leverage Ratio (to be defined in a manner consistent with the Existing 1L Credit Agreement) is equal to or less than 3.50:1.00 but greater than 2.50:1.00, and 25% if the Consolidated First Lien Leverage Ratio is equal to or less than 2.50:1.00, (ii) the New First Lien Credit Agreement shall not require any prepayment of the Loans with the proceeds from any equity issuance and (iii) at any time prior to the permanent termination of availability under (x) the Overadvance Line and (y) the Enhanced Liquidity Line, mandatory prepayments under the Facilities shall be instead applied first, to prepay outstanding loans under the New 1L

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Revolving Loan Facility and second, to cash collateralize letters of credit outstanding under the New Revolving 1L Loan Facility (with each such prepayment being without a corresponding reduction in commitments), in each prior to any such prepayments being made in respect of the New 1L Term Loan Facility.

Optional Prepayments:	The Company may prepay the Loans in full or in part. Once prepaid, the New 1L Term Loans may not be reborrowed.
Financial Covenants:

Commencing with the fiscal quarter ending September 30, 2022, the Company will be subject to a minimum liquidity covenant of $20 million and a Consolidated Secured Leverage Ratio (to be defined in a manner and at levels to be agreed), in each case, tested quarterly; provided that the Borrower shall be permitted to cure any breach of the financial covenants for any fiscal quarter by causing its equity holders to make cash equity contribution on or prior to the date that is ten (10) business days after the day on which financial statements are required to be delivered for such fiscal quarter, subject to customary terms and conditions to be agreed.

Reporting Covenants, Affirmative Covenants and Negative Covenants:

Consistent with the Existing 1L Credit Agreement (prior to giving effect to Amendment No. 2 to the Existing 1L Credit Agreement) (including with respect to carve-outs, materiality qualifiers and basket levels); provided that

(i) the debt covenant shall permit:

(a) the incurrence of up to $100 million of additional debt secured on a pari passu basis with the New 1L Term Loan Facility and initially offered to the Lenders on a pro rata basis based on their New Centric Equity prior to being offered to the Lenders on a non-pro rata basis or third parties, and such indebtedness shall be subject to customary “most favored nation” protection, average weighted life and maturity limitations, a non-guarantor cap to be agreed, and intercreditor agreement requirements; provided that commencing with the fiscal quarter ending September 30, 2022 such incurrence of debt shall be subject to pro forma compliance with the financial covenants (the “Pari Passu Debt Basket”),

(b) debt to refinance any ABL or securitization facility so long as the new debt is secured by the same collateral in an amount not to exceed an amount supported by the borrowing base under the facility being refinanced as in effect immediately prior to such refinancing, and subject to intercreditor arrangements acceptable to the Required Consenting Lenders and

(c) unlimited junior lien, unsecured or subordinated debt, provided that such indebtedness shall be for PIK interest only and initially offered to the Lenders on a pro rata basis based on their New Centric Equity prior to being offered to the Lenders on a non-pro rata basis or third parties, and subject to customary terms and conditions to be agreed, including without limitation average weighted life and maturity limitations, a non-guarantor cap to be agreed, intercreditor agreement requirements

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and other terms and conditions acceptable to the New Lenders; provided further that such incurrence of debt shall not be subject to pro forma compliance with financial covenants or other leverage requirements,

(ii) the restricted payments covenant shall include (a) a grower basket based on a fixed amount and a percentage of Net Receivables Financing Profit (as defined in the Existing 1L Credit Agreement), to be agreed upon between the Company and the Lenders and (b) a basket for dividends following a public offering in an amount to be agreed, (c) any restricted payments under (ii) (a) and (b) shall be subject to a Consolidated First Lien Leverage Ratio to be agreed, and (d) shall be subject to other customary terms and conditions to be agreed,

(iii) the permitted acquisitions basket shall be changed to replace the conditions based on leverage ratios with a condition that, with respect to acquisitions with “Acquisition Consideration” (as defined in the Existing 1L Credit Agreement) in excess of $25 million in the aggregate, Consolidated First Lien Leverage Ratio shall not exceed the lesser of (x) 4.50x or (y) 0.5x above the leverage ratio immediately before giving effect to such acquisition, and subject to customary terms and conditions to be agreed, including the requirement that such acquisitions result in a net positive change to EBITDA, and

(iv) 100% of the proceeds received by the Company from any IPO shall be used to pay down the New 1L Term Loans unless (i) the pro forma Consolidated First Lien Leverage Ratio is equal to or less than 3.00x (without netting any of the proceeds of such IPO) and (ii) availability under the Overadvance Line and under the equivalent of clause (ii) of the definition of “Borrowing Base” in the Existing 1L Credit Agreement have, in each case, been permanently terminated.

Default Interest:	2.00% payable in cash on demand.
Representations and Warranties; Events of Default:	Substantially consistent with Existing 1L Credit Agreement, subject to changes to be agreed upon between the Lenders.
Required Lenders; Amendments; Modifications; Assignments and Participations; Waivers or Consents:

Substantially consistent with Existing 1L Credit Agreement, subject to changes to be agreed upon between the Lenders; provided that (i) “Required Lenders” means Lenders holding at least 50.1% of the outstanding commitments and/or exposure under the Facilities (provided that to the extent Ares, ACF (solely to the extent that both the Overadvance Line and the Enhanced Liquidity Line have not been permanently terminated) or HPS, respectively continue to hold at least 50% of their outstanding commitments and/or exposure under the Facilities as they hold as of the Plan Effective Date, then Ares, ACF (solely to the extent that both the Overadvance Line and the Enhanced Liquidity Line have not both been permanently terminated) and/or HPS, respectively, shall be required to constitute “Required Lenders”) and (ii) the Facilities shall not place any restrictions upon affiliated lenders (except in no event shall affiliated lenders acquire more than 25% of the outstanding

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commitments and/or exposure under either class of loan under the Facilities (the “Affiliated Lender Cap”); provided that to the extent any affiliated lenders elect to provide additional loans secured on a pari passu basis which are otherwise permitted under the New First Lien Credit Agreement (including indebtedness incurred pursuant to the Pari Passu Debt Basket or any additional debtor in possession financing provided in the Chapter 11 Cases that will convert into New 1L Term Loans on the Plan Effective Date), any amount of such additional loans in excess of the Affiliated Lender Cap shall be structured either through (i) a customary non-voting participation arrangement (which arrangement shall include the right for affiliated lenders to participate in subsequent bankruptcy financings  offered to Lenders (including, without limitation, with respect to any backstop fees, roll up or other arrangements) on a ratable basis (based on the Loans held by such affiliated lender and Loans in which the affiliated lender has a participation interest) (the “Affiliate Lender Participation Arrangement”) or (ii) other arrangements acceptable to the Required Lenders and such affiliated lenders.  Any such subsequent bankruptcy financing shall contain similar provisions regarding the Affiliated Lender Cap and the amount of loans in excess of the Affiliated Lender Cap.  Ares, HPS and the other Lenders shall agree to use reasonable best efforts to cooperate and effectuate the Affiliate Lender Participation Arrangement, including acting as the Lender of record in connection with such arrangement.

Governing Law and Submission to Non-Exclusive Jurisdiction:	State of New York.

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EXHIBIT C

GOVERNANCE TERM SHEET

See attached.

Term Sheet

for

Reorganized Centric Brands, Inc.

Corporate Governance

This term sheet (the “Term Sheet”) sets forth certain material terms in respect of the corporate governance that would be reflected in the limited liability company agreement (the “Operating Agreement”) of the Delaware limited liability company that Centric Brands, Inc. (“Centric”) will be reorganized into (such reorganized company or an entity formed to directly or indirectly acquire substantially all of the assets and/or stock of Centric and it direct and indirect subsidiaries, the “Company”) pursuant to a restructuring (the “Restructuring Transaction”) of Centric and certain of its direct and indirect subsidiaries through a pre-arranged plan of reorganization (the “Plan”) in the United States Bankruptcy Court for the Southern District of New York under chapter 11 of title 11 of the United States Code.

General:                                           The Company will be a private Delaware limited liability company managed by a board of managers (the “Board” and, each member, a “Manager”), which will be responsible for overseeing the operation of the Company’s business.  The Company will be managed on a day-to-day basis by its Chief Executive Officer and other senior executive officers with oversight from the Board.

Membership Interests:                  The Operating Agreement will provide that each ownership interest in the Company shall be evidenced by an ownership interest (on a percentage basis) as initially set forth on a schedule attached to the Operating Agreement and pursuant to the book entry procedures of the Company and will not be held through The Depositary Trust Company.

The ownership interests will initially consist of a single class of common equity (the “Equity Interests” and, each holder thereof, a “Member”), with each Equity Interest having one (1) vote with respect to quorum, voting and voting thresholds.   Equity Interests will be subject to dilution as a result of awards granted under any management incentive plan to be adopted by the Board (the “Management Incentive Plan”) and other issuances of Equity Interests not in violation of the terms of the Operating Agreement.

Upon the consummation of the Restructuring Transaction in accordance with the Plan, Equity Interests will be held by (x) the lenders under the new debtor-in-possession facility of Centric and the lenders under the second lien credit facility of Centric (collectively, “Blackstone”) and (y) the lenders under the current first lien credit facility of Centric (the “First Lien Lenders”), including funds or managed accounts managed, advised or sub-advised by Ares Management LLC and its affiliates (“Ares”) and HPS Investment Partners, LLC and its affiliates (“HPS”).

Board of Managers:                      The Operating Agreement will provide that the Board will initially be comprised of seven (7) Managers, four (4) of whom will be appointed by Blackstone, one (1) of whom will be appointed by Ares for so long as Ares and its affiliates hold at least seven and a half percent (7.5%) of the outstanding Equity Interests, one (1) of whom will be appointed by HPS for so long as HPS and its affiliates hold at least seven and a half percent (7.5%) of the outstanding Equity Interests and one (1) of whom shall be the chief executive officer of the Company.  The Chairman of the Board will be selected by Blackstone.

A (i) majority of the Managers then in office and (ii) for so long as either Ares or HPS has the right to appoint Managers, at least one Manager appointed by either Ares or HPS, will constitute a quorum, and, except as specifically provided in the “Approval Rights” section below, a majority of a quorum will be sufficient for approval of all acts of the Board; provided, that if a meeting of the Board is adjourned due to the failure of a Manager appointed by Ares or HPS to attend, the presence of at least one Manager appointed by either Ares or HPS will not be required in order to constitute a quorum at a subsequent meeting of the Board.

Each Committee of the Board shall be comprised of Managers in proportion to their membership on the Board.

Transfer Restrictions:                   The Operating Agreement will restrict any sale, exchange, assignment, pledge, encumbrance, or other transfer (each, a “Transfer”) of Equity Interests (a) during the two year period following the consummation of the Restructuring Transaction without the prior approval of Blackstone, (b) that would result in the Company’s obligation to register its Equity Interests with the Securities and Exchange Commission or under the Securities Exchange Act of 1934, as amended, or (c) to a competitor of the Company identified by the Board of Managers in good faith from time to time (a “Competitor”) and provided to the Members in writing (other than a Transfer pursuant to the Tag Along Rights and Drag-Along Rights described below), subject to customary carve-outs for affiliate transfers (to include affiliated funds) and pledges of equity in connection with bona fide financing arrangements.

Right of First Offer:                       The Operating Agreement will contain a customary Right of First Offer provision pursuant to which, other than in a transaction to which Drag-Along or Tag-Along Rights apply, any Member wishing to Transfer its Equity Interests to a party that is not its affiliate after the initial two year period (or during such initial two year period in the event of a Transfer by Blackstone) will be bound and which will be in favor of each Member who, together with its affiliates, holds more than 5% of the outstanding Equity Interests.

Tag Along Rights:                           If one or more Members propose to Transfer (a “Transferring Member”) (other than to its affiliate), in one or a series of related transactions, Equity Interests held by Transferring Members, then the Transferring Member will give written notice to the Company prior to the closing of such Transfer and the other Members will have the right (but not the obligation) to include in such sale up to the same proportion of the Equity Interests held by such other Members as the Transferring Member is Transferring on the same terms and conditions as the Transferring Member, including representations and indemnification (so long as (i) such Member’s indemnification obligations are on a several and pro rata basis (and such

2

Member is not otherwise required to make any representations on behalf of the Company or any other Member) and (ii) such Member is not liable in excess of its proceeds, other than for fraud).  If the proposed purchaser elects to purchase less than all of the Equity Interests offered for sale as a result of the other Members’ exercise of their respective Tag-Along Rights, the Transferring Member and each Member exercising its Tag-Along Rights will have the right to include its pro rata portion of Equity Interests to be Transferred to the proposed purchaser on the same terms and conditions as the Transferring Member.  No First Lien Lender exercising its Tag-Along Rights shall be required to agree to any restrictive covenants, other than customary confidentiality covenants.

Drag Along Rights:                       If one or more Members holding a majority of the outstanding Equity Interests on a fully-diluted basis (collectively, the “Selling Members”) (or, in the case of clause (b) below, the Selling Members or the Board), proposes to (a) sell, in one or a series of related transactions, Equity Interests representing a majority of the outstanding Equity Interests on a fully-diluted basis, to any third party purchaser (other than to an affiliate of any Selling Member), or (b) consummate any transaction involving the sale, transfer, lease or other disposition of all or substantially all of the Company’s assets or properties or any merger, recapitalization, consolidation or restructuring or any other transaction that would result in a change of control of the Company, other than to or with an affiliate of the Company or a Selling Member, the other Members, at the election of the Selling Members or the Board, as the case may be, will be required to include the pro rata portion of their Equity Interests in such sale or other transaction and/or vote their Equity Interests for such sale or other transaction and take any other reasonable actions in furtherance thereof on the same terms and conditions applicable to the Selling Member (if applicable).  No such Member shall be required to make any representations on behalf of the Company or any other Member, nor shall any such Member be required to join in any indemnification other than on a several and pro rata basis, or be liable in excess of its proceeds (other than for fraud).  No First Lien Lender shall be required to agree to any restrictive covenants, other than customary confidentiality covenants.

Pre-Emptive Rights:                      Until an initial public offering (if any) by the Company occurs, if the Company or any of its subsidiaries issues any equity or equity-linked/convertible securities, except for Excluded Issuances (as defined below), each Member, together with its affiliates, (x) holding at least 1% (one) percent of the outstanding Equity Interests on a fully diluted basis or who was a First Lien Lender upon the effectiveness of the Plan and (y) is, at the time of issuance, an accredited investor, will have the right to purchase its pro rata number of such securities.

“Excluded Issuances” will mean an issuance of equity or equity-linked/convertible securities (i) pursuant to or issued upon the exercise of options granted under any Management Incentive Plan, (ii) in consideration for, or to provide financing for or in connection with, certain M&A and related transactions, (iii) pursuant to conversion or exchange rights included in equity interests or debt issued after the effective date of

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the Plan and in accordance with the terms of the Operating Agreement, (iv) in connection with an equity interests split, division or dividend or similar transaction or reorganization, (v) as equity kickers to lenders or financing sources in connection with a bona fide financing arrangement, so long as such lenders or financing sources are unaffiliated with the Company, Blackstone or any other Member who, together with its affiliates, holds more than 5% of the outstanding Equity Interests, and (vi) pursuant to other customary or agreed upon excluded transactions, including emergency financings (which shall have ‘catch up rights’) and public offerings.

Approval Rights:                            For so long as each of Ares and HPS, together with their respective affiliates, hold at least seven and a half percent (7.5%) of the outstanding Equity Interests, each of the following shall require the approval of either of the Managers appointed by Ares or HPS, as applicable:

•     Approving or changing any material tax elections or material accounting policies; and

•     Approving or effecting the Company’s entrance into any material line of business other than the Company’s then-existing and related lines of business.

Information Rights:                       The Company will provide or make available to each Member via an electronic dataroom or other electronic medium:

(i)      Within one hundred twenty (120) days after the end of each fiscal year, audited consolidated financial statements and financial information as of the end of and for such year (including an income statement, balance sheet and statement of cash flows but excluding notes to the financial statements) ; and

(ii)     Within seventy five (75) days after the end of the first three quarters of each fiscal year, unaudited consolidated financial statements and financial information as of the end of and for such quarter and year-to-date period (including an income statement, balance sheet and statement of cash flows but excluding notes to the financial statements).

In addition, the Company shall furnish to the Members, upon reasonable request, any information reasonably required by the Members in connection with their public reporting or tax reporting obligations, to the extent such information is reasonably available to the Company.  In no event will any financial information required to be furnished be required to include any information required by, or to be prepared or approved in accordance with, or otherwise be subject to, any provision of Section 404 of the Sarbanes-Oxley Act of 2002 or any rules, regulations, or accounting guidance adopted pursuant to that section.

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Corporate Opportunities;

Fiduciary Duties:                            The Operating Agreement will provide for the renunciation of the Company’s interest in business opportunities that are presented to Managers or Members, and the disclaimer of fiduciary duties of the Managers and Members, in each case other than such Managers or Members that are employees, consultants or officers of the Company; provided that Managers shall be bound by the obligation of good faith and fair dealing.

Amendments:                                 The Operating Agreement may not be amended, terminated or otherwise modified or waived without the approval of Members holding a majority  of the outstanding Equity Interests on a fully-diluted basis; provided that  any amendment to the sections of the Operating Agreement relating to Drag-Along Rights, Tag-Along Rights, Pre-Emptive Rights, Right of First Offer, Corporate Opportunities/Fiduciary Duties; Information Rights and the director designation rights for Members other than Blackstone shall also require the approval of at least one Manager appointed by either Ares or HPS, for so long as Ares or HPS, together with their affiliates, hold at least seven and a half percent (7.5%) of the outstanding Equity Interests. Notwithstanding the foregoing, no amendment of the Operating Agreement that disproportionately and adversely affects a Member relative to other Members (other than in de minimis respects, and for the avoidance of doubt, without giving effect to any Member’s specific tax position, any other matters personal to a Member or any rights given to Members owning a certain level of the Equity Interests and not, in each case, such affected Member specifically), or a group of Members relative to other Members, shall be effective against a Member without such Member’s consent.

Management Incentive Plan:      The terms and conditions of the Management Incentive Plan will be determined by the Board following the consummation of the Restructuring Transaction.

Other Terms:                                 The Operating Agreement will also provide for other customary terms, including, without limitation, the time, place and manner of calling of regular and special meetings of Members and Managers, actions may be taken by the Board or the Members without a meeting (which when done by written consent shall require the unanimous consent of the Board), the titles and duties of officers of the Company and the manner of appointment, removal and replacement thereof, and indemnification and exculpation of Managers, officers and other appropriate persons.

The Operating Agreement will provide that affiliate transactions (other than those (x) that are customary manager indemnification and expense reimbursement on the same terms for every Manager and Member or (y) issuances of securities to which pre-emptive rights apply), shall, in each case, require the approval of a majority of the disinterested directors on the Board.

Holders of Equity Interests will have customary demand and piggyback registration rights after the consummation of an initial public offering by

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the Company with net proceeds of at least a threshold to be determined, and will be subject to customary lock-up provisions and usual and customary exceptions and limitations.

The Company shall file an election on Internal Revenue Service Form 8832 to be classified as an association taxable as a corporation for U.S. federal tax purposes, effective as of the closing of the Restructuring Transaction.

Members managed or advised by Ares or its affiliates shall have the right to require the Company to purchase all Equity Interests (or other equity securities) held by them for $1 in the aggregate upon notice to the Company; provided, in the event such purchase could reasonably be expected to cause an adverse effect on the Company, the Company and Ares (and its affiliates) shall use commercially reasonable efforts to implement an alternative to the repurchase reasonably acceptable to the Company and Ares (including forfeiture of such Equity Interests).

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UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF NEW YORK

In re: Centric Brands Inc., et al.,[1] Debtors.	Chapter 11 Case No. 20-[_______] ([___]) Joint Administration Requested

INTERIM ORDER (I) AUTHORIZING THE DEBTORS TO (A) OBTAIN POSTPETITION FINANCING, (B) GRANT SENIOR SECURED LIENS AND SUPERPRIORITY ADMINISTRATIVE EXPENSE CLAIMS, AND (C) UTILIZE CASH

COLLATERAL; (II) GRANTING ADEQUATE PROTECTION TO THE

PREPETITION SECURED PARTIES; (III) MODIFYING THE AUTOMATIC STAY; (IV) SCHEDULING FINAL HEARING; AND (V) GRANTING RELATED RELIEF

Upon the motion, dated May 18, 2020 (the “Motion”), of Centric Brands Inc. (“Centric”) and its affiliated debtors and debtors in possession (collectively, the “Debtors”) in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) commenced on May 18, 2020 (the “Petition Date”) for entry of an interim order (this “Interim Order”) and a final order under sections 105, 361, 362, 363, 364, 503, 506(c) and 507 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”), Rules 2002, 4001, 6003, 6004 and 9014 of the Federal Rules of Bankruptcy Procedure (as amended, the “Bankruptcy Rules”), and Rule 4001-2

1         The Debtors in these chapter 11 cases, for which joint administration has been requested, along with the last four digits of their federal tax identification numbers, are as follows:  Centric Brands Inc. (8178); Added Extras LLC (5851); American Marketing Enterprises Inc. (9672); Briefly Stated Holdings, Inc. (9890); Briefly Stated Inc. (6765); Centric Bebe LLC (2263); Centric Brands Holding LLC (3107); DBG Holdings Subsidiary Inc. (4795); DBG Subsidiary Inc. (6315); DFBG Swims, LLC (8035): F&T Apparel LLC (9183); Centric Accessories Group LLC (3904); Centric Beauty LLC (8044); Centric Denim Retail LLC (1013); Centric Denim USA, LLC (9608); Centric Jewelry Inc. (6431); Centric Socks LLC (2887); Centric West LLC (3064); Centric-BCBG LLC (5700); Centric-BCBG Retail LLC (4915); HC Acquisition Holdings, Inc. (4381); Hudson Clothing, LLC (2491); Hudson Clothing Holdings, Inc. (4298); Innovo West Sales, Inc. (8471); KHQ Athletics LLC (7413); KHQ Investment LLC (0014); Lotta Luv Beauty LLC (0202); Marco Brunelli IP, LLC (0227); RG Parent LLC (4002); RGH Group LLC (9853); Robert Graham Designs, LLC (1207); Robert Graham Holdings, LLC (0213); Robert Graham Retail LLC (7152); Rosetti Handbags and Accessories, Ltd. (2905); and VZI Investment Corp. (5233).

of the Local Bankruptcy Rules for the Southern District of New York (the “Local Rules”) seeking, among other things,

(a)          authorization for Centric, in its capacity as borrower (the “Borrower”), to obtain postpetition financing, and for each of the other Debtors to guarantee unconditionally (the “Guarantors”), on a joint and several basis, the Borrower’s obligations in connection with debtor in possession financing (the “DIP Facilities”), to be funded by certain Prepetition Secured Lenders (as defined herein), comprising: (i) a postpetition senior secured debtor in possession asset based revolving credit facility in an aggregate principal amount of up to $275,000,000.00 (the “DIP Revolving Credit Facility” and, the loans advanced thereunder, the “DIP Revolving Loans”) provided by certain Prepetition First Lien Lenders (as defined herein), pursuant to the terms and conditions of this Interim Order and the DIP Revolving Credit Agreement (as defined herein), which shall roll-up the loans, letter of credit obligations and commitments, and issued and undrawn letters of credit, under the Prepetition Revolving Credit Facility, as further described in the DIP Revolving Credit Facility, held by the Prepetition First Lien Revolving Lenders into the DIP Revolving Credit Facility (such rolled-up debt, the “Roll-Up Revolving Loans”); and (ii) a senior secured term loan facility (the “DIP Term Loan Facility”) provided by certain Prepetition Second Lien Lenders (as defined herein) in an aggregate principal amount of $160,000,000.00 (the “DIP Term Loans” and, together with the DIP Revolving Loans, the “DIP Loans”), pursuant to the terms and conditions of this Interim Order and the DIP Term Loan Credit Agreement (as defined below);

(b)          authorization for the Debtors to enter into that certain Senior Secured Priming and SuperPriority Debtor-In-Possession Asset-Based Revolving Credit Agreement among the Borrower, the Guarantors, the Prepetition First Lien Revolving Lenders (as defined herein) (collectively, the “DIP Revolving Lenders”) and ACF Finco I LP, as collateral agent under the DIP Revolving Credit Agreement (in such capacity, the “DIP Revolving Facility Collateral Agent”) and as administrative agent for all lenders under the DIP Revolving Documents (in such capacity, the “DIP Revolving Facility Administrative Agent” and, together with the DIP Revolving Facility Collateral Agent and the DIP Revolving Lenders, the “DIP Revolving Parties”) (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “DIP Revolving Credit Agreement,” together with all agreements, documents and instruments delivered or executed in connection therewith, the “DIP Revolving Documents”), which credit agreement shall be in substantially the same form attached hereto as Exhibit 2, and to perform their respective obligations thereunder and all such other and further acts as may be necessary, appropriate or desirable in connection with the DIP Revolving Documents;

(c)          authorization for the Debtors to enter into that certain Senior Secured Debtor-In-Possession Credit, Security and Guaranty Agreement among the Borrower, the Guarantors, certain of the Prepetition Second Lien Parties (as defined herein)

(collectively, the “DIP Term Lenders” and, together with the DIP Revolving Lenders, the “DIP Lenders”) and U.S. Bank National Association, as administrative agent and collateral agent (in such capacities, the “DIP Term Agent”2 and, together with the DIP Term Lenders, the “DIP Term Parties”; and the DIP Term Parties, together with the DIP Revolving Parties, the “DIP Parties”) (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “DIP Term Loan Credit Agreement,”3 together with all agreements, documents and instruments delivered or executed in connection therewith, including, without limitation, that certain Pari Passu Intercreditor Agreement by and among the DIP Term Agent, and the Prepetition First Lien Secured Agent (as defined below) and acknowledged and agreed by Centric, dated as of May [  ], 2020, (as amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Postpetition Pari Passu Intercreditor Agreement”), the “DIP Term Documents”; and the DIP Term Documents, together with the  DIP Revolving Documents, the “DIP Documents”), which credit agreement shall be in substantially the same form attached hereto as Exhibit 3, and to perform their respective obligations thereunder and all such other and further acts as may be necessary, appropriate or desirable in connection with the DIP Term Documents;

(d)          authorization for the Debtors to use the proceeds of the DIP Loans and the Prepetition Collateral (as defined herein), including Cash Collateral (as defined herein), in accordance with the terms hereof, including pursuant to the DIP Budget (as defined herein) as further described herein, to (i) pay fees and interest under the DIP Facilities, (ii) upon entry of the Interim Order, to repay all amounts outstanding with respect to any term loans (the “2020 Term Loans”) issued under the Prepetition First Lien Credit Agreement (as defined below) pursuant to Amendment No. 3 and Waiver to Credit Agreement, dated as of May 11, 2020, by and among Centric Brands Inc., as borrower and the lenders thereunder with proceeds of the DIP Term Loan Facility, and (iii) to provide working capital for, and for other general corporate purposes of, the Debtors, including for funding the Carve Out (as defined herein) and payment of any Adequate Protection Obligations (as defined herein);

(e)          the granting of adequate protection to the revolving lenders (the “Prepetition First Lien Revolving Lenders”) and the term loan lenders (the “Prepetition First Lien Term Loan Lenders” and, collectively with the Prepetition First Lien Revolving Lenders, the “Prepetition First Lien Lenders”) that provided credit to the Debtors under the revolving credit facility (the “Prepetition Revolving Credit Facility”) and the term loan credit facility (the “Prepetition First Lien Term Loan Facility” and, together with the Prepetition Revolving Credit Facility, the “Prepetition First Lien Credit Facility”), respectively, pursuant to that certain First Lien Credit Agreement, dated as of October 29, 2018 (as amended, restated, amended and restated, waived, supplemented or otherwise modified, the “Prepetition First Lien Credit Agreement”

2         The DIP Term Agent, together with the DIP Revolving Facility Collateral Agent, shall be collectively referred to herein as the “DIP Agents.”

3         The DIP Term Loan Credit Agreement, together with the DIP Revolving Credit Agreement, shall be collectively referred to herein as the “DIP Credit Agreements.”

and, all security, pledge and guaranty agreements and all other documentation executed in connection with the foregoing, each as amended, supplemented or otherwise modified, the “Prepetition First Lien Credit Documents”), by and among Centric Brands Inc. (f/k/a Differential Brands Group Inc.), as borrower, the guarantors party thereto, (collectively with Centric Brands Inc., the “First Lien Obligors”), Ares Capital Corporation, as administrative agent (in such capacity, together with any successor administrative agent appointing pursuant to the Prepetition First Lien Credit Documents, the “Prepetition First Lien Administrative Agent”), Ares Commercial Finance, as revolving agent (in such capacity, together with any successor revolving agent appointing pursuant to the Prepetition First Lien Credit Documents the “Prepetition First Lien Revolving Agent”) and ACF Finco I LP, as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to the Prepetition First Lien Credit Documents, the “Prepetition First Lien Secured Agent” and, together with the Prepetition First Lien Administrative Agent and the Prepetition First Lien Revolving Agent, the “Prepetition First Lien Agents”; and the Prepetition First Lien Agents, together with the Prepetition First Lien Lenders, the “Prepetition First Lien Parties”);

(f)          the granting of adequate protection to the term lenders (the “Prepetition Second Lien Lenders” and, together with the Prepetition First Lien Lenders, the “Prepetition Secured Lenders”) under that certain Second Lien Credit Agreement, dated as of October 29, 2018 (as amended, restated, amended and restated, waived, supplemented or otherwise modified, the “Prepetition Second Lien Credit Agreement” and, all security, pledge and guaranty agreements and all other documentation executed in connection with the foregoing, each as amended, supplemented or otherwise modified, the “Prepetition Second Lien Credit Documents”; and, the Prepetition Second Lien Credit Documents, together with the Prepetition First Lien Credit Documents, the “Prepetition Credit Documents”), by and among Centric Brands Inc. (f/k/a Differential Brands Group Inc.), as borrower, the guarantors party thereto, (collectively with Centric Brands Inc., the “Second Lien Obligors” and, together with the First Lien Obligors, the “Obligors”), U.S. Bank National Association, as administrative and collateral agent (in such capacity, together with any successor administrative or collateral agent appointed pursuant to the Prepetition Second Lien Credit Documents the “Prepetition Second Lien Agent”4 and, together with the Prepetition Second Lien Lenders, the “Prepetition Second Lien Parties”; and the Prepetition Second Lien Parties, together with the Prepetition First Lien Parties, the “Prepetition Secured Parties”);

(g)          authorization for the Debtors to pay, on a final and irrevocable basis, the principal, interest, fees, expenses and other amounts payable under the DIP Documents as such become earned, due and payable, including, without limitation, letter of credit fees, agency fees, audit fees, appraisal fees, valuation fees, administrative and collateral agents’ fees, and the reasonable fees and disbursements of the DIP Agents’ and DIP Lenders’ attorneys, advisors, accountants, appraisers, bankers and

4          The Prepetition Second Lien Agent, together with the Prepetition First Lien Agents, shall collectively be referred to herein as the “Prepetition Agents”.

other consultants, all to the extent provided in, and in accordance with, the DIP Documents;

(h)          the granting of valid, enforceable, non-avoidable and fully perfected first priority liens on and senior security interests in all of the property, assets and other interests in property and assets of the Debtors that is not subject to a valid and perfected lien on the Petition Date (such property and assets, the “Unencumbered Assets”), except as otherwise specifically provided herein and in the applicable DIP Documents, whether such property is presently owned or after-acquired, and all other “property of the estate” (within the meaning of the Bankruptcy Code) of the Debtors, of any kind or nature whatsoever, real or personal, tangible, intangible or mixed, now existing or hereafter acquired or created, whether existing prior to or arising after the Petition Date, including, upon entry of the Final Order, the proceeds of Avoidance Actions (as defined herein), subject only to the Carve Out and, if any, the Permitted Liens (as defined herein), on the terms and conditions set forth herein and in the DIP Documents to secure the DIP Revolving Obligations, the DIP Term Loan Credit Agreement and the Adequate Protection Liens in the priority set forth herein;

(i)           the granting of valid, enforceable, non-avoidable and fully perfected first priority priming liens on and senior security interests in all of the property, assets and other interests in property and assets of the Debtors, except as otherwise specifically provided herein and in the applicable DIP Documents, whether such property is presently owned or after-acquired, and all other “property of the estate” (within the meaning of the Bankruptcy Code) of the Debtors, of any kind or nature whatsoever, real or personal, tangible, intangible or mixed, now existing or hereafter acquired or created, whether existing prior to or arising after the Petition Date, in respect of the DIP Revolving Lenders’ respective commitments under the DIP Revolving Credit Facility (the “DIP Revolving Commitments”), subject only to the Carve Out and, if any, the Permitted Liens, on the terms and conditions set forth herein and in the DIP Documents;

(j)           subject to the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, the granting of valid, enforceable, non-avoidable and fully perfected first priority pari passu liens on and security interests in all of the property, assets and other interests in property and assets of the Debtors, except as otherwise specifically provided herein and in the applicable DIP Documents, whether such property is presently owned or after-acquired, and all other “property of the estate” (within the meaning of the Bankruptcy Code) of the Debtors, of any kind or nature whatsoever, real or personal, tangible, intangible or mixed, now existing or hereafter acquired or created, whether existing prior to or arising after the Petition Date, in respect of the DIP Term Lenders’ respective commitments to fund DIP Term Loans (the “DIP Term Loan Commitments” and, together with the DIP Revolving Commitments, the “DIP Loan Commitments”), which first priority liens and security interests shall rank pari passu with (i) the valid and perfected security interests in and first priority liens on such property in favor of the Prepetition First Lien Parties (other than with respect to the Roll-Up Revolving

Loans) and existing on the Petition Date and (ii) the First Lien Adequate Protection Liens (as defined herein), subject only to (x) the Carve Out, (y) the Permitted Liens (if any), and (z) the DIP Revolving Liens (as defined herein), on the terms and conditions set forth herein and in the DIP Documents;

(k)          subject to the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, the granting of valid, enforceable, non-avoidable and fully perfected liens on and junior security interests in all of the property, assets and other interests in property and assets of the Debtors, except as otherwise specifically provided herein and in the applicable DIP Documents, whether such property is presently owned or after-acquired, and all other “property of the estate” (within the meaning of the Bankruptcy Code) of the Debtors, of any kind or nature whatsoever, real or personal, tangible, intangible or mixed, now existing or hereafter acquired or created, whether existing prior to or arising after the Petition Date, that is subject to valid and perfected security interests in and liens on such property in favor of third parties existing on the Petition Date, excluding the Prepetition Liens, subject only to the Carve Out and, if any, the Permitted Liens on the terms and conditions set forth herein and in the DIP Documents;

(l)          subject to the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, the granting of superpriority administrative expense claims against each of the Debtors’ estates to the DIP Agents and the DIP Lenders, with respect to the DIP Obligations (as defined herein) with priority over any and all administrative expenses of any kind or nature, subject and subordinate only to the Carve Out, on the terms and conditions set forth herein and in the DIP Documents;

(m)        the waiver of the Debtors’ and the estates’ rights to surcharge against the Prepetition Collateral pursuant to Bankruptcy Code section 506(c), and the waiver of the “equities of the case” exception under Bankruptcy Code 552(b), subject in each case to entry of the Final Order (but retroactive to the Petition Date);

(n)         subject to the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, authorization for the DIP Agents and the DIP Lenders to exercise remedies under the DIP Documents on the terms described herein upon the occurrence and during the continuance of a Termination Event (as defined herein);

(o)          the modification of the automatic stay imposed pursuant to Bankruptcy Code section 362 to the extent necessary to implement and effectuate the terms of this Interim Order;

(p)         pursuant to Bankruptcy Rule 4001, that an interim hearing (the “Interim Hearing”) on the Motion be held before this Court to consider entry of this Interim Order, among other things, (i) authorizing the Borrower, on an interim basis, to (x) borrow amounts available under the DIP Revolving Credit Facility  up to $10,000,000, and incur the Roll-Up Revolving Loans and (y) borrow up to $120,000,000 of DIP Term

Loans (the “Interim DIP Term Loan Draw”); (ii) upon entry of the Final Order (as defined below) and as subsequently determined by the Debtors, to borrow from the DIP Lenders in accordance with the DIP Documents, including, in subsequent  draws, the DIP Revolving Loans, in an aggregate principal amount not to exceed $275,000,000 (inclusive of the Interim DIP Revolving Loan Draw) and the DIP Term Loans, in an aggregate principal amount not to exceed $160,000,000.00 (inclusive of the Interim DIP Term Loan Draw), (iii) authorizing the Guarantors to guaranty the DIP Obligations, (iv) authorizing the Debtors’ use of Cash Collateral and (v) granting the adequate protection described in this Interim Order; and

(q)          that this Court schedule a final hearing (the “Final Hearing”) to consider entry of a final order (the “Final Order”) authorizing and approving, on a final basis, among other things, the Debtors’ entry into the DIP Facilities, the borrowings under the DIP Facilities, the continued use of Cash Collateral and granting adequate protection, in each case, as described in the Motion and as set forth in the DIP Documents.

The Court having considered the Motion and the exhibits thereto, the First Day Declarations,5 the evidence submitted or proffered and the arguments of counsel made at the Interim Hearing; and proper and sufficient notice of the Motion and the Interim Hearing having been given in accordance with Bankruptcy Rules 2002, 4001(b), (c) and (d), and 9014; and the Interim Hearing to consider the relief requested in the Motion having been held and concluded; and all objections, if any, to the relief requested in the Motion and to the entry of this Interim Order having been withdrawn, resolved or overruled by the Court; and it appearing to the Court that granting the relief requested is necessary to avoid immediate and irreparable harm to the Debtors and their estates pending the Final Hearing and otherwise is fair and reasonable and in the best interests of the Debtors, their estates, creditors and parties in interest; and after due deliberation and consideration, and for good and sufficient cause appearing therefor;

5         The Declaration of James H. Baird in Support of the Debtors’ Motion for Interim and Final Orders (I) Authorizing the Debtors to (A) Obtain Postpetition Financing, (B) Grant Senior Secured Liens and Superpriority Administrative Expense Claims, and (C) Utilize Cash Collateral, (II) Granting Adequate Protection to the Prepetition Secured Parties, (III) Modifying the Automatic Stay, (IV) Scheduling a Final Hearing, and (V) Granting Related Relief (the “Baird Declaration”) and the Declaration of Joseph J. Sciametta in Support of Chapter 11 Petitions and First Day Motions (the “Sciametta Declaration” and, together with the Baird Declaration, the “First Day Declarations”).

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:6

1.         Disposition.  The Motion is GRANTED on an interim basis in accordance with the terms of this Interim Order.  Any objections to the Motion with respect to the entry of this Interim Order that have not been withdrawn, waived or settled, and all reservation of rights included therein, are hereby denied and overruled.

2.         Jurisdiction.  This Court has core jurisdiction over the Chapter 11 Cases commenced on Petition Date, the Motion and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157 and 1334.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3.         Notice.  Under the circumstances, the notice given by the Debtors of, and as described in, the Motion, the relief requested therein, and the Interim Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 4001(b) and (c) and the Local Rules, and no further notice of the relief sought at the Interim Hearing and the relief granted herein is necessary or required.

4.         Debtors’ Stipulations.  Without prejudice to the rights of any other party, but subject to the limitations thereon contained in paragraphs 29 and 30 of this Interim Order, the Debtors represent, admit, stipulate and agree as follows:

(a)        Prepetition First Lien Obligations.  As of the Petition Date, the First Lien Obligors, without defense, counterclaim or offset of any kind, were jointly and severally indebted and liable to the Prepetition First Lien Parties under the Prepetition First Lien Credit Documents in the aggregate amount of not less than $809,942,338.08, which consists of (i) approximately

6         The findings and conclusions set forth herein constitute the Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable pursuant to Bankruptcy Rule 9014. To the extent that any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

$163,944,754.79 in aggregate principal amount of revolving loans and issued and undrawn letters of credit on account of the Prepetition Revolving Credit Facility, plus accrued and unpaid interest thereon as of the Petition Date, (ii) $625,997,583.29 in aggregate principal amount of term loans, other than the 2020 Term Loans (the “Prepetition First Lien Term Loans”) advanced on account the Prepetition First Lien Term Loan Facility, plus accrued and unpaid interest thereon as of the Petition Date and (iii) 2020 Term Loans in aggregate principal amount of $20,000,000.00, plus accrued and unpaid interest thereon as of the Petition Date ((i) through (iii) together, the “Prepetition First Lien Obligations Amount”), plus all other fees, costs, expenses, indemnification obligations, reimbursement obligations (including on account of issued and undrawn letters of credit), charges, premiums, if any, additional interest, any other “Obligations” (as defined in the Prepetition First Lien Credit Agreement) and all other obligations of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable under the Prepetition First Lien Credit Documents (collectively, including the Prepetition First Lien Obligations Amount, the “Prepetition First Lien Obligations”).  The Prepetition First Lien Obligations constitute legal, valid, binding and non-avoidable obligations against each of the Debtors and are not subject to any avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.  No payments or transfers made to or for the benefit of (or obligations incurred to or for the benefit of) the Prepetition First Lien Parties by or on behalf of any of the Debtors prior to the Petition Date under or in connection with any of the Prepetition First Lien Credit Documents are subject to avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.

(b)        Prepetition First Priority Liens.  Pursuant to the Prepetition First Lien Credit Documents, the Prepetition First Lien Obligations are secured by valid, binding, perfected and enforceable first priority liens on and security interests in (the “Prepetition First Priority Liens”) the “Collateral” (as defined in the Prepetition First Lien Credit Documents) (the “Prepetition Collateral”), subject only to certain permitted liens as permitted under the Prepetition First Lien Credit Documents.  The Prepetition First Priority Liens (i) are valid, binding, perfected and enforceable first priority liens and security interests in the Prepetition Collateral, (ii) are not subject, pursuant to the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code) of any kind, (iii) as of the Petition Date are subject and/or subordinate only to certain permitted liens (if any) as permitted by the terms of the Prepetition First Lien Credit Documents and (iv) constitute the legal, valid and binding obligation of the “Loan Parties” (as defined in the Prepetition First Lien Credit Documents), enforceable in accordance with the terms of the applicable Prepetition First Lien Credit Documents.

(c)        Prepetition Second Lien Obligations.  As of the Petition Date, the Second Lien Obligors, without defense, counterclaim or offset of any kind, were jointly and severally indebted and liable to the Prepetition Second Lien Parties under the Prepetition Second Lien Credit Documents in the aggregate principal amount of not less than $712,593,877.17 of term loans advanced under the Prepetition Second Lien Credit Agreement, plus accrued and unpaid interest thereon as of the Petition Date (the “Prepetition Second Lien Obligations Amount”), plus all other fees, costs, expenses, indemnification obligations, charges, premiums, if any, additional interest, any other “Obligations” as defined in the Prepetition Second Lien Credit Agreement and all other obligations of whatever nature owing, whether or not contingent, whenever arising, accrued, accruing, due, owing or chargeable under the Prepetition Second Lien Credit Documents (collectively, including the Prepetition Second Lien Obligations Amount, the “Prepetition Second Lien Obligations” and, together with the Prepetition First Lien Obligations, the “Prepetition Secured Obligations”).  The Prepetition Second Lien Obligations constitute legal, valid, binding and non-avoidable obligations against each of the Debtors and are not subject to any avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.  No payments or transfers made to or for the benefit of (or obligations incurred to or for the benefit of) the Prepetition Second Lien Agent or Prepetition Second Lien Lenders by or on behalf of any of the Debtors prior to the Petition Date under or in connection with any of the Prepetition Second Lien Credit Documents are subject to avoidance, recharacterization, effect, counterclaim, defense, offset, subordination, other claim, cause of action or other challenge of any kind or nature under the Bankruptcy Code, under applicable non-bankruptcy law or otherwise.

(d)        Prepetition Second Priority Liens.  Pursuant to the Prepetition Second Lien Credit Documents, the Prepetition Second Lien Obligations are secured by valid, binding, perfected and enforceable second priority liens on and security interests in the Prepetition Collateral (the “Prepetition Second Priority Liens” and, together with the Prepetition First Priority Liens, the “Prepetition Liens”), which Prepetition Second Priority Liens are subject and subordinate only to the Prepetition First Priority Liens and certain permitted liens as permitted by the terms of the Prepetition Second Lien Credit Documents.  The Prepetition Second Priority Liens (i) are valid, binding, perfected, and enforceable second priority liens and security interests in the Prepetition Collateral, (ii) are not subject, pursuant to the Bankruptcy Code or other applicable law, to avoidance, recharacterization, recovery, subordination, attack, offset, counterclaim, defense or “claim” (as defined in the Bankruptcy Code) of any kind, (iii) as of the Petition Date are subject and/or subordinate only to the Prepetition First Priority Liens and certain permitted liens as permitted by the terms of the Prepetition Second Lien Credit Documents and (iv) constitute the legal, valid and binding obligation of the “Loan Parties” (as defined in the Prepetition Second Lien Credit Documents), enforceable in accordance with the terms of the applicable Prepetition Second Lien Credit Documents.

(e)        Prepetition Intercreditor Agreement.  As of the Petition Date, the Prepetition First Lien Secured Agent and the Prepetition Second Lien Agent were party to that certain Intercreditor and Subordination Agreement, dated as of October 29, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date of this Interim Order, the “Prepetition Intercreditor Agreement”).  The Prepetition Intercreditor Agreement governs the respective rights, interests, obligations, priority and positions of the Prepetition Secured Parties with respect to the Prepetition Collateral and the Prepetition Secured Obligations.  The Obligors have acknowledged and agreed to recognize all rights granted to the parties to the Prepetition Intercreditor Agreement.

(f)        Agreement Among First Lien Parties.   As of the Petition Date, the Prepetition First Lien Parties were party to that certain Agreement Among Lenders, dated as of October 29, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the Petition Date, including, without limitation, that certain Amendment No. 1 to Agreement Among Lenders, dated May 11, 2020, entered into in connection with the Obligors’ incurrence of the 2020 Term Loans, the “Prepetition First Lien Lenders’ Agreement”).  The Prepetition First Lien Lenders’ Agreement governs the respective rights and obligations of the Prepetition First Lien Lenders with respect to, among other things, the Prepetition Collateral and any postpetition liens or payments granted to the Prepetition First Lien Lenders in connection with any postpetition financing facility contemplated as part of the Chapter 11 Cases (including the DIP Facilities), and the 2020 Term Loans.  The Obligors have acknowledged and agreed to, and are bound by, the Prepetition First Lien Lenders’ Agreement.  The Debtors acknowledge the Prepetition First Lien Lenders’ Agreement and the Court’s authority to enforce said agreement on a postpetition basis in accordance with Bankruptcy Code section 510(a).  For the avoidance of doubt, the Prepetition Second Lien Parties are not party to the Prepetition First Lien Lenders’ Agreement.

(g)        Cash Collateral.  Any and all of the Debtors’ cash, including cash and other amounts on deposit or maintained in any account or accounts by the Debtors, and any amounts generated by the collection of accounts receivable (except to the extent sold to the Debtors’ affiliate Spring Funding LLC pursuant to the Securitization Facility,7 or other disposition of the Prepetition Collateral (as defined herein) existing as of the Petition Date or from time to time, and the proceeds of any of the foregoing, is the Prepetition Secured Parties’ cash collateral within the meaning of Bankruptcy Code section 363(a) (the “Cash Collateral”).

5.         Findings Regarding the DIP Facilities and Use of Cash Collateral.

(a)        Good cause has been shown for the entry of this Interim Order.

7         “Securitization Facility” shall mean, collectively, (i) the various agreements executed by and between, among others, non-Debtor and borrower Spring Funding LLC, certain Debtors as Originators, PNC Bank, N.A., Fifth Third Bank, National Association and Wells Fargo Bank, N.A. relating to, among other things, the purchase and sale of the Debtors’ accounts receivable and related assets, and (ii) the various agreements executed by and between, among others, non-Debtor Spring Funding LLC and The CIT Group/Commercial Services, Inc. relating to, among other things, the factoring of certain of the Debtors’ accounts receivable, in each case as more fully defined in an order of the Bankruptcy Court relating thereto.

(b)        As set forth in the First Day Declarations, the Debtors have an immediate need to obtain the DIP Facilities and to use the Cash Collateral in each case on an interim basis, in order to, among other things, (i) permit the orderly continuation of their respective businesses, (ii) maintain business relationships with their vendors, suppliers, customers and other parties, (iii) make payroll, (iv) subject to paragraph 30 of this Interim Order, to repay in full any amounts outstanding under the Prepetition Revolving Credit Facility and the 2020 Term Loans with the proceeds of the DIP Revolving Loans and the DIP Term Loan Facility, respectively, (v) make adequate protection payments, (vi) pay the costs of the administration of the Chapter 11 Cases and (vii) satisfy other working capital and general corporate purposes of the Debtors. The Debtors require immediate access to sufficient working capital and liquidity through the incurrence of the new indebtedness for borrowed money and other financial accommodations to avoid irreparable harm by, among other things, preserving and maintaining the going concern value of the Debtors’ business.  The Debtors will not have sufficient sources of working capital and financing to operate their business or maintain their properties in the ordinary course of business throughout the Chapter 11 Cases without the DIP Facilities and authorized use of Cash Collateral.

(c)        As set forth in the First Day Declarations, the Debtors are unable to obtain financing on more favorable terms from sources other than the DIP Lenders under the DIP Documents and are unable to obtain adequate unsecured credit allowable under Bankruptcy Code section 503(b)(1) as an administrative expense. The Debtors are unable to obtain secured credit allowable under Bankruptcy Code sections 364(c)(1), 364(c)(2) and 364(c)(3) for the purposes set forth in the DIP Documents without the Debtors granting to the DIP Agents, for the benefit of itself and the DIP Lenders, the DIP Liens (as defined herein), in each case, under the terms and conditions set forth in this Interim Order and the DIP Documents.

(d)        The terms of the DIP Facilities, the DIP Documents and the use of Cash Collateral are fair and reasonable, reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties and constitute reasonably equivalent value and fair consideration.

(e)        The DIP Facilities have been negotiated in good faith and at arm’s length among the Debtors, the DIP Agents and the DIP Lenders, and all of the Debtors’ obligations and indebtedness arising under, in respect of or in connection with the DIP Facilities and the DIP Documents including, without limitation, all loans made to and guarantees issued by the Debtors pursuant to the DIP Revolving Documents (the “DIP Revolving Obligations”), DIP Term Documents (the “DIP Term Obligations) and all other Obligations (as defined in the DIP Credit Agreements) (together with the  DIP Revolving Obligations and the DIP Term Obligations, the “DIP Obligations”) shall be deemed to have been extended by the DIP Agents and the DIP Lenders in good faith as that term is used in Bankruptcy Code section 364(e) and in express reliance upon the protections offered by Bankruptcy Code section 364(e).  The DIP Obligations and the DIP Liens shall be entitled to the full protection of Bankruptcy Code section 364(e) in the event that this Interim Order or any provision hereof is vacated, reversed or modified on appeal or otherwise, and any liens or claims granted to the DIP Agents or the DIP Lenders hereunder arising prior to the effective date of any such vacatur, reversal or modification of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein.

(f)        The Debtors have requested entry of this Interim Order pursuant to Bankruptcy Rules 4001(b)(2) and 4001(c)(2) and Local Rule 4001-2.  For the reasons set forth in the Motion, the declarations filed in support of the Motion, and the record presented to the Court at the Interim Hearing, absent granting the relief granted by this Interim Order, the Debtors’ estates will be immediately and irreparably harmed.  Consummation of the DIP Facilities and authorization of the use of the Prepetition Collateral (including the Cash Collateral) in accordance with this Interim Order and the DIP Documents are, therefore, in the best interests of the Debtors’ estates and are consistent with the Debtors’ fiduciary duties.

(g)        Pursuant to section 6.2 of the Prepetition Intercreditor Agreement (i) the Prepetition Second Lien Parties have consented, or are deemed to have consented, to the terms of the DIP Facilities and entry of this Interim Order, and (ii) the Prepetition Second Priority Liens and the Second Lien Adequate Protection Liens (as defined herein) are subordinate to the Carve Out, the Permitted Liens (if any), the DIP Liens, the First Lien Adequate Protection Liens and the Prepetition First Priority Liens.

6.         Authorization of the DIP Facilities and the DIP Documents.

(a)        The Debtors are hereby expressly authorized and empowered to execute and deliver and, on such execution and delivery, perform under the DIP Documents, including the DIP Credit Agreements, which are hereby approved and incorporated herein by reference.

(b)        Upon entry of this Interim Order, the Borrower is hereby authorized to borrow, and the Guarantors are hereby authorized to guaranty, borrowings of (i) available amounts under the DIP Revolving Credit Facility up to $10,000,000, and the Roll-Up Revolving Loans and (ii) up to an aggregate principal amount of $120,000,000 in DIP Term Loans (plus interest, fees, indemnities and other expenses and other amounts provided for in the  DIP Credit Agreements), subject to and in accordance with this Interim Order and the  DIP Documents.

(c)        Proceeds of the DIP Loans and Cash Collateral shall be used solely for the purposes permitted under the DIP Credit Agreements, this Interim Order and in accordance with the DIP Budget, the DIP Documents and this Interim Order.

(d)        Upon entry of this Interim Order, the Debtors are authorized to repay in full in cash any and all amounts outstanding under the 2020 Term Loans, including any accrued and unpaid interest thereon, with the proceeds of the DIP Term Loan Facility, subject to Paragraph 30 of this Interim Order.

(e)        In furtherance of the foregoing and without further approval of this Court, each Debtor is authorized, and the automatic stay imposed by Bankruptcy Code section 362 is hereby lifted to the extent necessary and applicable, to perform all acts and to make, execute and deliver all instruments and documents (including, without limitation, the DIP Credit Agreements and any collateral documents contemplated thereby), and to pay all fees, expenses, indemnities and other amounts contemplated thereby or that may be reasonably required or necessary for the Debtors’ performance of their obligations under the DIP Facilities including, without limitation:

(i)          the execution, delivery and performance of the DIP Documents, including, without limitation, the DIP Credit Agreements and any collateral documents contemplated thereby;

(ii)         the execution, delivery and performance of one or more amendments, waivers, consents or other modifications to and under the DIP Documents  (in each case in accordance with the terms of the DIP Documents and in such form as the Debtors, the DIP Agents and the Required Lenders (as defined in the DIP Credit Agreements, as applicable) may agree in accordance with the DIP Documents, including without limitation, the Postpetition Pari Passu Intercreditor Agreement), it being understood that no further approval of the Court shall be required for any amendments, waivers, consents or other modifications to and under the DIP Documents or the DIP Budget, except that any modifications or amendments to the DIP Documents that shorten the maturity thereof, increase the aggregate commitments thereunder or increase the rate of interest payable with respect thereto shall be on notice and subject to a hearing and Court approval, as necessary;

(iii)        the non-refundable and, upon entry of this Interim Order, irrevocable payment to each of the DIP Lenders or the DIP Agents, as applicable, of any amounts due (or that may become due) in respect of any indemnification obligations under the DIP Documents or any other amounts payable in connection with the DIP Revolving Credit Facility, including without limitation the payment of all reasonable and documented fees, out of pocket expenses, and disbursements of counsel incurred by the DIP Agents arising prior to, on, or after the Petition Date;

(iv)        making any payments on account of the Adequate Protection Obligations provided for in this Interim Order; and

(v)         the performance of all other acts required under or in connection with the DIP Documents.

(f)        Upon execution and delivery of the DIP Credit Agreements and the other DIP Documents, such DIP Documents shall constitute valid, binding and non-avoidable obligations of the Debtors enforceable against each Debtor party thereto in accordance with their respective terms and the terms of this Interim Order for all purposes during the Chapter 11 Cases, any subsequently converted Chapter 11 Case of any Debtor to a case under chapter 7 of the Bankruptcy Code or after the dismissal of any Chapter 11 Case.  No obligation, payment, transfer or grant of security under the DIP Credit Agreements, the other DIP Documents or this Interim Order shall be stayed, restrained, voidable, avoidable or recoverable under the Bankruptcy Code or under any applicable law (including without limitation, under Bankruptcy Code sections 502(d), 548 or 549 or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transaction Act or similar statute or common law), or subject to any defense, reduction, setoff, recoupment or counterclaim.

(g)        The Guarantors hereby are authorized and directed to jointly, severally and unconditionally guarantee in full all of the DIP Obligations of the Borrower and to incur any DIP Obligations and DIP Liens in connection therewith.

7.         Budget.

(a)        Except as otherwise provided herein or in the DIP Documents, the Debtors may only use Cash Collateral and the proceeds of the DIP Facilities to fund payments benefitted by the Carve Out and otherwise in accordance with a projected statement of sources and uses of cash for the Debtors for the current and following 13 calendar weeks (but not any preceding weeks) attached hereto as Exhibit 1 (as may be amended, replaced, supplemented or otherwise modified in accordance with the terms of this Interim Order and the DIP Documents, the “DIP Budget”) as set forth in the DIP Credit Agreements.  On Thursday (or the next succeeding business day) of the fourth calendar week following the week in which the Petition Date occurs, and thereafter on the Thursday (or the next succeeding business day) following the end of every fourth calendar week, the Debtors shall deliver an updated DIP Budget, in each case substantially in the form attached hereto as Exhibit 1 (with only such changes thereto as the (i) Required Lenders (as defined in the DIP Revolving Credit Agreement) (the “Required DIP Revolving Lenders”) and (ii) Required Lenders (as defined in the DIP Term Loan Credit Agreement) (the “Required DIP Term Lenders”) and (iii) Required Lenders (as defined in the Prepetition First Lien Credit Agreement) (the “Required First Lien Lenders”) shall each agree in their sole discretion in accordance with the DIP Credit Agreements.

(b)        The Debtors shall only incur DIP Obligations and expend Cash Collateral and other DIP Collateral (as defined herein) proceedings to make payments benefitted by the Carve Out and otherwise in accordance with the specific purposes set forth in the DIP Budget, subject to the permitted variances as set forth in the DIP Documents (collectively referred to herein as the “Budget Covenants”).

(c)        The consent of the DIP Lenders to the DIP Budget shall not be construed as consent to the use of any Cash Collateral or DIP Loans after the occurrence of an Event of Default (as defined in the DIP Credit Agreements), regardless of whether the aggregate funds shown on the DIP Budget have been expended, other than funds necessary to satisfy the Carve Out.

8.         Reporting Requirements/Access to Records.  The Debtors shall provide (a) counsel to the Revolving DIP Lenders, (b) Latham & Watkins LLP (“Latham”), as counsel to the Prepetition First Lien Administrative Agent and the DIP Revolving Facility Administrative Agent, (c) Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), as counsel to the DIP Term Loan Lenders and Prepetition Second Lien Lenders, (d) Morgan Lewis & Bockius LLP (“MLB”), as counsel to the Prepetition First Lien Secured Agent and DIP Revolving Facility Collateral Agent, (e) Ducera Partners LLC (“Ducera” and, together with Akin Gump, the “Ad Hoc Second Lien Advisors”), as financial advisor to the DIP Term Loan Lenders and Prepetition Second Lien Lenders, (f) advisors to the Committee, if one is appointed, and (g) Mayer Brown LLP, as counsel to the providers under the Securitization Facility, with all reporting and other information required to be provided to the DIP Agents under the DIP Documents.  In addition to, and without limitation, whatever rights to access the DIP Agents and the DIP Lenders have under the DIP Documents, upon reasonable notice, at reasonable times during normal business hours, the Debtors shall permit representatives, agents and employees of the DIP Agents and the DIP Lenders to (i) have access to and inspect the Debtors’ assets, (ii) examine the Debtors’ books and records and (iii) discuss the Debtors’ affairs, finances and condition with the Debtors’ officers and financial advisors.

9.         DIP Superpriority Claims.  Pursuant to Bankruptcy Code section 364(c)(1), all of the DIP Obligations shall constitute allowed senior administrative expense claims of the DIP Agents and the DIP Lenders, against each of the Debtors’ estates (the “DIP Superpriority Claims”), without the need to file any proof of claim or request for payment of administrative expenses, with priority over any and all administrative expenses, adequate protection claims, diminution claims and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b), and over any and all administrative expenses or other claims arising under Bankruptcy Code sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 726, 1113 or 1114 or otherwise, whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims shall for the purposes of Bankruptcy Code section 1129(a)(9)(A) be considered administrative expenses allowed under Bankruptcy Code section 503(b) and which shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof, including actions to recover property transferred pursuant to section 549 of the Bankruptcy Code and, upon entry of the Final Order, the proceeds of any other claims or causes of action arising under chapter 5 of the Bankruptcy Code (the “Avoidance Actions”) but including, solely upon entry of the Final Order, the proceeds of Avoidance Actions), subordinate only to the Carve Out; provided that (x) the DIP Superpriority Claims arising under the DIP Revolving Credit Facility (the “DIP Revolving Superpriority Claims”) shall be senior in right of payment to the DIP Superpriority Claims arising under the DIP Term Loan Facility (the “DIP Term Superpriority Claims”) and the First Lien Adequate Protection Superpriority Claims (as defined herein), pari passu with the superpriority claims granted in connection with the Securitization Facility pursuant to an order of the Bankruptcy Court reasonably acceptable to the Required DIP Revolving Lenders and the Required DIP Term Lenders (as defined herein) (the “Securitization Order”), and (y) the DIP Term Superpriority Claims shall be junior to the superpriority claims granted in connection with the Securitization Facility pursuant to the Securitization Order, and pari passu with the First Lien Adequate Protection Superpriority Claims (which shall be pari passu with the Prepetition First Lien Obligations).  Except as set forth in, or permitted by, this Interim Order and the Securitization Order, no other superpriority claims shall be granted or allowed in these Chapter 11 Cases.  Notwithstanding anything to the contrary contained herein, the rights of the DIP Term Lenders and Prepetition First Lien Lenders to be paid in full in cash on account of their DIP Term Superpriority Claims and Prepetition First Lien Obligations (including any First Lien Adequate Protection Obligations in respect thereof), respectively, on the effective date of any plan of reorganization or as a precondition to approval of a sale under section 363 of the Bankruptcy Code shall be subject to the terms and conditions of the Restructuring Support Agreement (as defined herein).

10.       DIP Liens.  As security for the DIP Obligations, effective and automatically perfected upon the date of this Interim Order, and without the necessity of the execution, recordation of filings by the Debtors of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the DIP Agents or any DIP Lender of, or over, any DIP Collateral (as defined herein), the following security interests and liens are hereby granted by the Debtors to the DIP Agents, for the benefit of the DIP Agents and the DIP Lenders (the “DIP Liens” and, all property identified in clauses (a) - (d) below, collectively, the “DIP Collateral”), which shall be subordinate only to the Carve Out and the Permitted Liens (if any), to the extent specifically provided for herein, and otherwise subject to the terms of this Interim Order and the DIP Documents.

(a)        Liens Priming the Prepetition Liens.  Subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof), pursuant to Bankruptcy Code section 364(d)(1), in respect of the DIP Revolving Credit Facility, a valid, binding, continuing, enforceable, fully-perfected first priority senior priming security interest in and lien (the “DIP Revolving Priming Liens”) upon all prepetition and postpetition property of the Debtors to the extent set forth in the DIP Documents including, without limitation, the following except to the extent constituting Excluded Assets (as defined in the DIP Documents): the Prepetition Collateral, Cash Collateral, and any investment of such cash, accounts, inventory, goods, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, intercompany claims, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, vehicles, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, causes of action, and all cash and non-cash proceeds, rents, products, substitutions, accessions, profits and supporting obligations of any of the collateral described above, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located, that is subject to any of the Prepetition Liens securing the Prepetition Secured Obligations (collectively, the “Debtor Property”), subject only to the Carve Out and Permitted Liens (if any).

(b)        Liens Pari Passu with Prepetition First Priority Liens.  Subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof) and the Postpetition Pari Passu Intercreditor Agreement and to the extent set forth in the DIP Documents, pursuant to Bankruptcy Code section 364(d)(1), in respect of the DIP Term Loan Facility, valid, binding, continuing, enforceable, fully-perfected first priority senior security interests and liens (the “DIP Term Liens”), which shall (i) be subordinate only to the Carve out, the Permitted Liens (if any), the DIP

Revolving Priming Liens, and the liens granted in connection with the Securitization Facility pursuant to the Securitization Order, (ii)  rank pari passu with the First Lien Adequate Protection Liens and Prepetition First Priority Liens and (iii) rank senior to the Second Lien Adequate Protection Liens and the Prepetition Second Priority Liens, upon the Debtor Property.

(c)        Liens Junior to Permitted Liens.  Subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof) and the Postpetition Pari Passu Intercreditor Agreement and to the extent set forth in the DIP Documents, pursuant to Bankruptcy Code section 364(c)(3), with respect to each of the DIP Facilities, valid, binding, continuing, enforceable and fully-perfected security interests in and liens (the “DIP Facility Junior Liens”), which shall be subordinate only to the Carve Out, in all prepetition and postpetition property of the Debtors (other than the property described in subparagraphs (a) and (b) of this paragraph 10, as to which the liens and security interests in favor of the DIP Agents will be as described in such clauses), whether now existing or hereafter acquired, that is subject to valid, perfected and unavoidable liens in existence immediately prior to the Petition Date, if any, that are senior to the liens securing the Prepetition First Lien Obligations or to valid and unavoidable liens in existence immediately prior to the Petition Date, if any, that are perfected subsequent to the Petition Date as permitted by Bankruptcy Code section 546(b) that are senior to the liens securing the Prepetition First Lien Obligations, which security interests and liens in favor of the DIP Agents and the DIP Lenders are junior only to such valid, perfected and unavoidable liens (collectively, the “Permitted Liens”).  For the avoidance of doubt, the DIP Facility Junior Liens with respect to the DIP Revolving Facility shall be senior to the DIP Facility Junior Liens with respect to the DIP Term Facility (which liens shall be pari passu with the First Lien Adequate Protection Liens).

(d)        Liens on Unencumbered Assets.  Subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof) and the Postpetition Pari Passu Intercreditor Agreement and to the extent set forth in the DIP Documents, pursuant to Bankruptcy Code section 364(c)(2), in respect of each of the DIP Facilities, a valid, binding, continuing, enforceable and fully-perfected first priority senior security interest in and lien (the “DIP Unencumbered Asset Liens”) upon all prepetition and postpetition property of the Debtors, whether existing on the Petition Date or thereafter acquired, that, on or as of the Petition Date is not subject to valid, perfected and non-avoidable liens (or perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b)), including, without limitation, any unencumbered cash of the Debtors (whether maintained with the DIP Agents or otherwise) and any investment of such cash, accounts, inventory, goods, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, intercompany claims, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, vehicles, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor, other equity or ownership interests, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, causes of action (excluding Avoidance Actions but including, solely upon entry of the Final Order, the proceeds of Avoidance Actions) and all cash and non-cash proceeds, rents, products, substitutions, accessions, profits and supporting obligations of any of the collateral described above, whether in existence on the Petition Date or thereafter created, acquired or arising and wherever located.  For the avoidance of doubt, the DIP Unencumbered Asset Liens with respect to the DIP Revolving Facility shall be senior to the DIP Unencumbered Asset Liens with respect to the DIP Term Facility (which liens shall be pari passu with the First Lien Adequate Protection Liens).

11.       Carve Out.

(a)        Carve Out.  As used in this Interim Order, the “Carve Out” means the sum of (i) all fees required to be paid to the Clerk of the Court and to the Office of the United States Trustee for Region 2 (the “U.S. Trustee”) under section 1930(a) of title 28 of the United States Code plus interest at the statutory rate (without regard to the notice set forth in (iii) below); (ii) all reasonable fees and expenses up to $50,000.00 incurred by a trustee under Bankruptcy Code section 726(b) (without regard to the notice set forth in (iii) below); (iii) to the extent allowed, whether by interim order, procedural order or otherwise, all unpaid fees and expenses (the “Allowed Professional Fees”) incurred by persons or firms retained by the Debtors pursuant to Bankruptcy Code sections 327, 328 or 363 (the “Debtor Professionals”) and an official committee of unsecured creditors (the “Creditors’ Committee”) pursuant to Bankruptcy Code sections 328 or 1103 (the “Committee Professionals” and, together with the Debtor Professionals, the “Professional Persons”) at any time before or on the first business day following delivery of a Carve Out Trigger Notice (as defined herein), whether allowed by the Court prior to or after delivery of a Carve Out Trigger Notice and, solely in the event the Restructuring Support Agreement has been terminated, subject to the cumulative amount set forth for such expenses in the DIP Budget for such period; and (iv) Allowed Professional Fees of Professional Persons, in an aggregate amount not to exceed $2,500,000, incurred after the first business day following delivery of the Carve Out Trigger Notice, to the extent allowed, whether by interim order, procedural order or otherwise, but excluding any “success fee” or “transaction fee” payable to the Debtors’ or Creditors’ Committee’s investment banker or financial advisor (the amounts set forth in this clause (iv) being the “Post-Carve Out Trigger Notice Cap”).  For purposes of the foregoing, “Carve Out Trigger Notice” shall mean a written notice delivered by email (or other electronic means) by the DIP Revolving Agent, the DIP Term Agent or the Prepetition First Lien Agents, as applicable (in accordance with the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement), to the Debtors, their lead restructuring counsel, the U.S. Trustee and lead restructuring counsel to the Creditors’ Committee (if appointed) providing that a Termination Event (as defined herein) has occurred and is continuing and stating that the Post-Carve Out Trigger Notice Cap has been invoked.

(b)        Carve Out Reserves.  On the day on which a Carve Out Trigger Notice is delivered (the “Termination Declaration Date”), the Carve Out Trigger Notice shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the then unpaid amounts of (A) the Allowed Professional Fees of Debtor Professionals, (B) the Allowed Professional Fees of the Committee Professionals (solely in the event the Restructuring Support Agreement has been terminated, subject to the DIP Budget), and (C) the obligations accrued as of the Termination Declaration Date with respect to clauses (i) and (ii) of the definition of Carve Out set forth in paragraph 11(a) (the “Additional Carve Out Obligations”).  The Debtors shall deposit and hold such amounts in a segregated account in a manner reasonably acceptable to the DIP Revolving Agent, the Required DIP Revolving Lenders and Required DIP Term Lenders in trust to pay such then unpaid Allowed Professional Fees and Additional Carve Out Obligations (the “Pre-Carve Out Trigger Notice Reserve”) prior to the use of such reserve to pay any other claims.  On the Termination Declaration Date, after funding the Pre-Carve Out Trigger Notice Reserve, the Debtors shall utilize all remaining cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an amount equal to the Post-Carve Out Trigger Notice Cap (the “Post‑Carve Out Trigger Notice Reserve” and, together with the Pre-Carve Out Trigger Notice Reserve, the “Carve Out Reserves”) prior to the use of such reserve to pay any other claims.  All funds in the Pre-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clauses (i) through (iii) of the definition of Carve Out set forth above in paragraph 11(a) (the “Pre-Carve Out Amounts”), but not, for the avoidance of doubt, the Post-Carve Out Trigger Notice Cap, until paid in full, and then, to the extent the Pre‑Carve Out Trigger Notice Reserve has not been reduced to zero, subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof), to pay any other amounts (if owing) benefitted by the Carve Out and then to the DIP Revolving Agent for the benefit of itself and the DIP Revolving Lenders in accordance with the terms of this Interim Order and the DIP Documents, unless the DIP Revolving Obligations (other than contingent indemnification obligations as to which no claim has been asserted) have been indefeasibly paid in full, in cash, and all commitments under the DIP Revolving Facility have been terminated (the “Discharge of DIP Revolving Obligations”), in which case any such excess shall be paid to the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) for the benefit of themselves and the DIP Term Lenders and the Prepetition First Lien Lenders in accordance with their rights and priorities as provided in the DIP Term Loan Credit Agreement, the Prepetition Credit Documents, the Prepetition First Lien Lenders’ Agreement, the Postpetition Pari Passu Intercreditor Agreement and this Interim Order.  All funds in the Post-Carve Out Trigger Notice Reserve shall be used first to pay the obligations set forth in clause (iv) of the definition of Carve Out set forth above (the “Post-Carve Out Amounts”), and then, to the extent the Post‑Carve Out Trigger Notice Reserve has not been reduced to zero, subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof), to pay the DIP Revolving Agent for the benefit of itself and the DIP Revolving Lenders in accordance with the terms of this Interim Order and the DIP Documents, unless the Discharge of the DIP Revolving Obligations shall have occurred, in which case any such excess shall be paid to the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) for the benefit of themselves and the DIP Term Lenders and the Prepetition First Lien Lenders in accordance with their rights and priorities as provided in the DIP Term Loan Credit Agreement, the Prepetition Credit Documents, the Prepetition First Lien Lenders’ Agreement, the Postpetition Pari Passu Intercreditor Agreement and this Interim Order.  Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, if either of the Carve Out Reserves are not funded in full in the amounts set forth in this paragraph 11, then, any excess funds in one of the Carve Out Reserves following the payment of the Pre-Carve Out Amounts and Post-Carve Out Amounts, respectively, shall be used to fund the other Carve Out Reserve, up to the applicable amount set forth in this paragraph 11, prior to making any payments to the DIP Agents or the Prepetition Secured Parties, as applicable.  Notwithstanding anything to the contrary in the DIP Documents or this Interim Order, following delivery of a Carve Out Trigger Notice, the DIP Agents and the Prepetition First Lien Agents, as applicable (in accordance with the terms of the Interim Order, the DIP Credit Agreements and the Postpetition Pari Passu Intercreditor Agreement), shall not sweep or foreclose on cash (including cash received as a result of the sale or other disposition of any assets) of the Debtors until the Carve Out Reserves have been fully funded, but shall have a valid and perfected security interest in any residual interest in the Carve Out Reserves, with any excess paid to the DIP Revolving Agent for the benefit of itself and the DIP Revolving Lenders in accordance with the terms of this Interim Order and the DIP Documents, unless the Discharge of DIP Revolving Obligations shall have occurred, in which case any such excess shall be paid to the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) for the benefit of themselves and the DIP Term Lenders and the Prepetition First Lien Lenders in accordance with their rights and priorities as provided in the DIP Term Loan Credit Agreement, the Prepetition Credit Documents, the Prepetition First Lien Lenders’ Agreement, the Postpetition Pari Passu Intercreditor Agreement and this Interim Order.  Further, notwithstanding anything to the contrary in this Interim Order, (i) disbursements by the Debtors from the Carve Out Reserves shall not increase or reduce the DIP Obligations, or constitute additional DIP Loans (unless, for the avoidance of doubt, additional DIP Loans are used to fund the Carve Out Reserves), (ii) the failure of the Carve Out Reserves to satisfy in full the Allowed Professional Fees shall not affect the priority of the Carve Out, and (iii) in no way shall the DIP Budget, Carve Out, Post-Carve Out Trigger Notice Cap or the Carve Out Reserves or any of the foregoing, be construed as a cap or limitation on the amount of the Allowed Professional Fees due and payable by the Debtors.  For the avoidance of doubt and notwithstanding anything to the contrary in this Interim Order, the DIP Documents or in any Prepetition Credit Documents, the Carve Out shall be senior to all liens and claims securing the DIP Facilities, the Adequate Protection Obligations and the Prepetition Secured Obligations, and any and all other forms of adequate protection, liens or claims securing the DIP Obligations or the Prepetition Secured Obligations.

(c)        Fee Estimates. On a bi-weekly basis, starting with the second full calendar week following the Petition Date, each Professional Person shall deliver to the Debtors a statement setting forth a good-faith estimate of the amount of fees and expenses (collectively, “Estimated

Fees and Expenses”) incurred during the preceding bi-weekly period by such Professional Person (through Saturday of the second week of such bi-weekly period, the “Calculation Date”), along with a good-faith estimate of the cumulative total amount of unreimbursed fees and expenses incurred through the applicable Calculation Date and a statement of the amount of such fees and expenses that have been paid to date by the Debtors (each such statement, a “Bi-Weekly Statement”); provided, that within one business day of the occurrence of the Termination Declaration Date, each Professional Person shall deliver one additional statement (the “Final Statement”) setting forth a good-faith estimate of the amount of fees and expenses incurred during the period commencing on the calendar day after the most recent Calculation Date for which a Bi-Weekly Statement has been delivered and concluding on the Termination Declaration Date (and the Debtors shall cause such Bi-Weekly Statement and Final Statement to be delivered on the same day received to the DIP Revolving Agent and the DIP Term Agent).

(d)        Payment of Allowed Professional Fees Prior to the Termination Declaration Date.  Any payment or reimbursement made prior to the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall not reduce the Carve Out.

(e)        No Direct Obligation To Pay Allowed Professional Fees.  None of the DIP Agents, DIP Lenders or the Prepetition Secured Parties shall be responsible for the payment or reimbursement of any fees or disbursements of any Professional Person incurred in connection with the Chapter 11 Cases or any successor cases under any chapter of the Bankruptcy Code.  Nothing in this Interim Order or otherwise shall be construed to obligate the DIP Agents, the DIP Lenders or the Prepetition Secured Parties, in any way, to pay compensation to, or to reimburse expenses of, any Professional Person or to guarantee that the Debtors have sufficient funds to pay such compensation or reimbursement.  The foregoing shall in no way limit the rights for payment of the Professional Fees benefitted from the Carve Out from the assets of the Debtors, including to the extent such assets are in the possession of the DIP Agents, DIP Lenders or Prepetition Secured Parties.

(f)        Payment of Carve Out On or After the Termination Declaration Date.  Any payment or reimbursement made on or after the occurrence of the Termination Declaration Date in respect of any Allowed Professional Fees shall permanently reduce the Carve Out on a dollar-for-dollar basis.  Any funding of the Carve Out under the DIP Facilities shall be added to, and made a part of, the DIP Obligations secured by the DIP Collateral and shall be otherwise entitled to the protections granted under this Interim Order, the DIP Documents, the Bankruptcy Code and applicable law.

12.       DIP Intercreditor Provisions

(a)        Standstill.

(i)           Until the Discharge of DIP Revolving Obligations has occurred, the DIP Term Parties and the Prepetition First Lien Parties will not:

1.           exercise or seek to exercise any rights or remedies with respect to any DIP Collateral (including taking any Enforcement Action (as defined below) with respect to DIP Collateral); provided that (1) the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) may take Enforcement Actions with respect to the DIP Collateral after the passage of a period of ninety (90) days (the “Standstill Period”) after the earlier of (x) the Maturity Date (as defined in the DIP Term Loan Credit Agreement) and (y) the date on which the DIP Term Agent or Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) provide written notice to the DIP Revolving Agent stating that the DIP Term Agent have declared all of the DIP Term Obligations to be immediately due and payable (such earlier date, the “Standstill Commencement Date”) and (2) in no event shall the DIP Term Parties or Prepetition First Lien Parties (in accordance with the Postpetition Pari Passu Intercreditor Agreement) exercise any rights or remedies with respect to the DIP Collateral if, notwithstanding the expiration of the Standstill Period, the DIP Revolving Agent or any other DIP Revolving Party shall have commenced prior to the expiration of the

Standstill Period and be diligently pursuing in good faith any Enforcement Action with respect to all or any material portion of the DIP Collateral;

2.           on and after the Standstill Commencement Date (but prior to the termination of the Standstill Period), contest, protest, or object to any Enforcement Action by the DIP Revolving Agent or any other DIP Revolving Party, and have no right to direct the DIP Revolving Agent or any other DIP Revolving Party to take any Enforcement Actions or take any other action under the DIP Documents, in each case, with respect to the DIP Collateral; and

3.           prior to the termination of the Standstill Period, but subject to the rights of the DIP Term Parties and Prepetition First Lien Parties (in accordance with the Postpetition Pari Passu Intercreditor Agreement) under the first proviso to subparagraph 12(a)(i)1)above, object to the forbearance by the DIP Revolving Agent or any other DIP Revolving Party from taking any Enforcement Action with respect to the DIP Collateral.

(ii)         Notwithstanding the foregoing, the DIP Term Parties and the Prepetition First Lien Parties (in accordance with the Postpetition Pari Passu Intercreditor Agreement) may:

1.           take Enforcement Actions with respect to the DIP Collateral after the termination of the Standstill Period to the extent permitted by subparagraph 12(a)(i)(1) above and subject to subparagraph 12(c) below;

2.           take any action not adverse to the DIP Revolving Parties in order to preserve or protect their rights in the DIP Collateral;

3.           bid for or purchase DIP Collateral in cash or, subject to paragraph 33 of this Interim Order, by credit bid, at any public foreclosure or sale upon such DIP Collateral in accordance with the terms of the DIP Documents and this Interim Order or join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the DIP Collateral initiated by the DIP Revolving Agent to the extent that any such action could not reasonably be expected to restrain, hinder, limit, delay for any material period or otherwise interfere with the Enforcement Action by DIP Revolving Agent;

4.           file a claim, proof of claim or statement of interest, credit bid their debt in accordance with this Interim Order and make any arguments, pleadings and motions that do not violate the terms of this Interim Order or the Postpetition Pari Passu Intercreditor Agreement and that are not inconsistent with the lien provisions set forth in such documents;

5.           take any action (not adverse to the priority status of the liens on the DIP Collateral securing the DIP Revolving Obligations or the rights of DIP

Revolving Agent) in order to create, prove, perfect, file, protect or preserve, its lien in and to the DIP Collateral;

6.           file any necessary responsive or defensive pleadings or appeal in opposition to any motion, claim, adversary proceeding, or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of DIP Term Parties or Prepetition First Lien Parties, including any claims secured by the DIP Collateral, if any; or

7.           vote on any plan of reorganization, make other filings and make any arguments, pleadings and motions (including in support of or opposition to, as applicable, the confirmation or approval of any plan of reorganization) that are, in each case, in accordance with and not otherwise prohibited by, the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, with respect to the DIP Term Obligations or Prepetition First Lien Obligations, as applicable, and the DIP Collateral.

(iii)      On and after the Standstill Commencement Date (but prior to the termination of the Standstill Period), until the Discharge of the DIP Revolving Obligations has occurred, but subject to the rights of the DIP Term Parties and Prepetition First Lien Parties under the first proviso to clause 12(a)(i)1) above and the terms of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement, the DIP Revolving Agent and the DIP Revolving Lenders shall have the exclusive right to take Enforcement Actions with respect to the DIP Collateral. Subject to the terms of this Interim Order, in connection with any such Enforcement Action, the DIP Revolving Agent or any other DIP Revolving Party may enforce the provisions of the DIP Revolving Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.

(iv)       For purposes of this paragraph 12, “Enforcement Action” means, with respect to the DIP Obligations or the Prepetition Secured Obligations, the exercise of any rights and remedies with respect to any DIP Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the DIP Documents, the Prepetition First Lien Credit Documents, or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code (the “UCC”) of any applicable jurisdiction or under this Interim Order.

(v)        So long as the Discharge of DIP Revolving Obligations has not occurred, all DIP Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection or realization on, such DIP Collateral upon the exercise of remedies by the DIP Revolving Agent, the DIP Revolving Lenders, the DIP Term Parties or the holders of the First Lien Adequate Protection Superpriority Claims and all other cash payments or distributions made by the Debtors (to the extent required by paragraph 12(c) below) shall be applied by the DIP Revolving Agent to the DIP Revolving Obligations in such order as specified in the relevant DIP Revolving Documents, after giving effect to the Carve Out.  Upon the Discharge of the DIP Revolving Obligations, the DIP Revolving Agent shall promptly deliver to the Prepetition First Lien Agents and the DIP Term Agent (in accordance with the Postpetition Pari Passu Intercreditor Agreement) any remaining DIP Collateral and remaining proceeds of DIP Collateral held by it in the same form as received, with any necessary endorsements (as determined by the Prepetition First Lien Agents and the DIP Term Agent in accordance with the Postpetition Pari Passu Intercreditor Agreement) or as a court of competent jurisdiction may otherwise direct to be applied by the Prepetition First Lien Agents and DIP Term Agent to the Prepetition First Lien Obligations, the DIP Term Obligations and the First Lien Adequate Protection Obligations in accordance with the Postpetition Pari Passu Intercreditor Agreement and this Interim Order.

(b)        Bailee for Perfection.  Each of the DIP Revolving Agent, the DIP Term Agent the Prepetition First Lien Agents and the Prepetition Second Lien Agent agree to hold or control that part of the DIP Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC, or other applicable law as bailee and as a non-fiduciary agent for the DIP Term Agent, the DIP Revolving Agent, the Prepetition First Lien Agents and the Prepetition Second Lien Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-313(c), 9-104, 9-105, 9-106, and 9-107 of the UCC), solely for the purpose of perfecting the security interest granted under any of the DIP Documents, as applicable, and the DIP Revolving Agent, the DIP Term Agent, the Prepetition First Lien Agents and the Prepetition Second Lien Agent hereby appoint each other agent to act as its non-fiduciary agent for such purposes and each such agent accepts such appointment.

(c)        Notwithstanding anything to the contrary set forth in this Interim Order, prior to the Discharge of DIP Revolving Obligations, each Debtor will not make, and the DIP Term Parties will not accept, any cash payment of principal or interest in respect of the DIP Term Obligations. The foregoing is intended to constitute a “subordination agreement” within the meaning of Bankruptcy Code section 510(a). Any payment received by any DIP Term Party in violation of this paragraph 12(c) shall be segregated and forthwith paid over to the DIP Revolving Facility Collateral Agent for application to the DIP Revolving Obligations.

13.       Limitation on Charging Expenses Against Collateral.  Subject to entry of the Final Order, except to the extent of the Carve Out, no costs or expenses of administration of the Chapter 11 Cases or any future proceeding that may result therefrom, including liquidation in bankruptcy or other proceedings under the Bankruptcy Code, shall be charged against or recovered from the DIP Collateral or the Prepetition Collateral, the DIP Agents, the DIP Lenders or the Prepetition Secured Parties pursuant to Bankruptcy Code sections 506(c) or 105(a), or any similar principle of law or equity, without the prior written consent of the DIP Agents, the DIP Lenders and the

Prepetition Secured Parties, as applicable, and no such consent shall be implied from any other action, inaction or acquiescence by the DIP Agents, the DIP Lenders or the Prepetition Secured Parties.

14.       No Marshaling/Application of Proceeds.  The DIP Agents and the Prepetition Agents shall be entitled to apply the payments or proceeds of the DIP Collateral and the Prepetition Collateral, as applicable, in accordance with the provisions of the Interim Order or Final Order, as applicable, the DIP Documents, the Postpetition Pari Passu Intercreditor Agreement, the Prepetition First Lien Lenders’ Agreement, the Prepetition Intercreditor Agreement and the Prepetition Credit Documents, as applicable, and in no event shall the DIP Agents, the DIP Lenders or any of the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the DIP Collateral or Prepetition Collateral.

15.       Equities of the Case.  Subject to entry of the Final Order, (i) the Prepetition Secured Parties shall be entitled to all of the rights and benefits of Bankruptcy Code section 552(b) and (ii) the “equities of the case” exception under Bankruptcy Code section 552(b) shall not apply to such parties with respect to the proceeds, products, offspring or profits of any of the Prepetition Collateral.

16.       Use of Cash Collateral.  The Debtors are hereby authorized to use all Cash Collateral solely in accordance with this Interim Order, the DIP Documents and the DIP Budget including, without limitation, to make payments on account of the Adequate Protection Obligations provided for in this Interim Order, from the date of this Interim Order through and including the date of the Final Hearing.  Except on the terms and conditions of this Interim Order, the Debtors shall be enjoined and prohibited from at any time using the Cash Collateral absent further order of the Court.

17.       Adequate Protection for the Prepetition First Lien Parties.  Subject only to the Carve Out and the terms of this Interim Order, pursuant to Bankruptcy Code sections 361, 363(e), and 364, and in consideration of the stipulations and consents set forth herein, as adequate protection of their interests in the Prepetition Collateral (including Cash Collateral), for and equal in amount to the aggregate postpetition diminution in value of such interests (each such diminution, a “Diminution in Value”), resulting from the imposition of the DIP Liens on the Prepetition Collateral, the Carve Out, the Debtors’ sale, lease or use of the Prepetition Collateral (including Cash Collateral), the imposition of the automatic stay and/or any other reason for which adequate protection may be granted under the Bankruptcy Code, the Prepetition First Lien Agents, for the benefit of themselves and the Prepetition First Lien Lenders, are hereby granted the following (collectively, the “First Lien Adequate Protection Obligations”):

(a)        First Lien Adequate Protection Liens.  As security for and solely to the extent of any Diminution in Value, additional and replacement valid, binding, enforceable non-avoidable, and effective and automatically perfected postpetition security interests in, and liens on, as of the date of this Interim Order (the “First Lien Adequate Protection Liens”), without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, all DIP Collateral.  Subject to the terms of this Interim Order, the First Lien Adequate Protection Liens shall be subordinate only to the Carve Out, the Permitted Liens (if any), the DIP Revolving Priming Liens, and the liens granted in connection with the Securitization Facility pursuant to the Securitization Order.  The First Lien Adequate Protection Liens shall otherwise be pari passu with the DIP Term Liens and the Prepetition First Priority Liens, and senior to all other security interests in, liens on or claims against any of the DIP Collateral (including, for the avoidance of doubt, the Second Lien Adequate Protection Liens, the Prepetition Second Priority Liens and any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under Bankruptcy Code section 551).

(b)        First Lien Adequate Protection Superpriority Claim.  As further adequate protection, and to the extent provided by Bankruptcy Code sections 503(b) and 507(b), an allowed administrative expense claim in the Chapter 11 Cases to the extent of any postpetition Diminution in Value ahead of and senior to any and all other administrative expense claims in such Chapter 11 Cases, except the Carve Out, the DIP Revolving Superpriority Claims, and the superpriority claims granted in connection with the Securitization Facility pursuant to the Securitization Order (the “First Lien Adequate Protection Superpriority Claim”).  The First Lien Adequate Protection Superpriority Claim shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (excluding Avoidance Actions, but including, subject to entry of the Final Order, the proceeds of Avoidance Actions).  The First Lien Superpriority Adequate Protection Claims shall be subject only to the Carve Out, the DIP Revolving Superpriority Claims, and the superpriority claims granted in connection with the obligations arising in connection with the Securitization Facility pursuant to the Securitization Order, and shall be pari passu with the DIP Term Superpriority Claims and the Prepetition First Lien Obligations.  The First Lien Superpriority Adequate Protection Claims shall be senior to the Second Lien Adequate Protection Superpriority Claims and the Prepetition Second Lien Obligations.  Except as set forth in this Interim Order, the First Lien Adequate Protection Superpriority Claims shall not be junior to any other claims and shall have priority over all administrative expense claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(d), 726, 1113 and 1114.

(c)        Fees and Expenses.  As further adequate protection, the Debtors are authorized and directed to pay, without further Court order, reasonable and documented fees and expenses (the “First Lien Adequate Protection Fees”), whether incurred before or after the Petition Date, of the Prepetition First Lien Agents and the Prepetition First Lien Lenders, including, without limitation, the reasonable and documented fees and expenses of (a) Latham and (b) MLB.  Statements of any such fees and expenses incurred after the Petition Date shall be provided by the applicable professional to counsel to the Debtors, the U.S. Trustee, the DIP Term Lenders and any Creditors’ Committee.  The invoices for such fees and expenses shall not be required to comply with any particular format, may be in summary form only and may include redactions necessary to maintain privilege.  Recipients of the invoices shall have 10 days after receipt to notify counsel of any objections to the reasonableness of the fees and expenses incurred.   If no objection is raised with counsel on or before the expiration of the ten day review period, such invoice shall be paid without further order of the Court and shall not be subject to any further review, challenge or disgorgement.  If any objection is raised as to reasonableness of fees or expenses, the undisputed amounts shall be paid immediately and any disputed amounts shall be subject to further order of this Court.  For the avoidance doubt, the provision of such invoices shall not constitute a waiver of attorney-client privilege or any benefits of the attorney work product doctrine.

(d)        First Lien Accrued Adequate Protection Payments.  As further adequate protection, the Prepetition First Lien Agents, on behalf of the Prepetition First Lien Lenders, shall receive, upon entry of this Interim Order, monthly adequate protection payments (the “First Lien Accrued Adequate Protection Payments”) payable in-kind on the thirtieth day of each month equal to the interest at the non-default rate that would otherwise be owed to the Prepetition First Lien Lenders under the Prepetition First Lien Credit Agreement during such monthly period in respect of the Prepetition First Lien Obligations (but excluding the amount of any Roll-Up Revolving Loans and 2020 Term Loans from and after the time that such loans are rolled-up or refinanced, as applicable, pursuant to this Interim Order or the Final Order), until such time as the full Prepetition First Lien Obligations Amount is paid in full, in cash.

(e)        Information Rights.  The Debtors shall promptly provide the Prepetition First Lien Agents and PNC Bank, N.A., as administrative agent under the Securitization Facility, with all required financial reporting and other periodic reporting that is required to be provided to the DIP Agents or the DIP Lenders under the DIP Documents.

18.       Adequate Protection for the Prepetition Second Lien Lenders.  Subject to the Carve Out and the terms of this Interim Order, pursuant to Bankruptcy Code sections 361, 363(e) and 364, and in consideration of the stipulations and consents set forth herein, as adequate protection of their interests in the Prepetition Collateral (including Cash Collateral), for and equal in amount to the aggregate postpetition Diminution in Value of such interests, resulting from the imposition of the DIP Liens on the Prepetition Collateral, the Carve Out, the Debtors’ sale, lease or use of the Prepetition Collateral (including Cash Collateral), the imposition of the automatic stay and/or any other reason for which adequate protection may be granted under the Bankruptcy Code, the Prepetition Second Lien Lenders are hereby granted the following obligations (collectively, the

“Second Lien Adequate Protection Obligations” and, together with the First Lien Adequate Protection Obligations, the “Adequate Protection Obligations”):

(a)        Second Lien Adequate Protection Liens.  As security for and solely to the extent of any Diminution in Value, additional and replacement valid, binding, enforceable non-avoidable and effective and automatically perfected postpetition security interests in, and liens on, as of the date of this Interim Order (the “Second Lien Adequate Protection Liens” and, together with the First Lien Adequate Protection Liens, the “Adequate Protection Liens”), without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, all DIP Collateral.  Subject to the terms of this Interim Order, the Second Lien Adequate Protection Liens shall be subordinate only to (i) the Carve Out, (ii) the Permitted Liens (if any), (iii) the DIP Revolving Priming Liens, (iv) the First Lien Adequate Protection Liens, (v) the DIP Term Liens, (vi) the Prepetition First Priority Liens, and (vii) the liens granted in connection with the Securitization Facility pursuant to the Securitization Order.  The Second Lien Adequate Protection Liens shall otherwise be senior to all other security interests in, liens on or claims against any of the DIP Collateral (including, for the avoidance of doubt, the Prepetition Second Priority Liens and any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under Bankruptcy Code section 551).

(b)        Second Lien Adequate Protection Superpriority Claim.  As further adequate protection, to the extent provided by Bankruptcy Code sections 503(b) and 507(b), an allowed administrative expense claim in the Chapter 11 Cases ahead of and senior to any and all other administrative expense claims in such Chapter 11 Cases to the extent of any postpetition Diminution in Value, except the Carve Out, the DIP Superpriority Claims and the First Lien

Adequate Protection Superpriority Claims (the “Second Lien Adequate Protection Superpriority Claim” and, together with the First Lien Adequate Protection Superpriority Claim, the “Adequate Protection Superpriority Claims”).  The Second Lien Adequate Protection Superpriority Claims shall be payable from and have recourse to all prepetition and postpetition property of the Debtors and all proceeds thereof (excluding Avoidance Actions, but including, subject to entry of the Final Order, the proceeds of Avoidance Actions). Subject to the terms of this Interim Order, the Second Lien Adequate Protection Superpriority Claims shall be junior in right of payment only to (i) the Carve Out, (ii) the DIP Revolving Superpriority Claims, (iii) the First Lien Adequate Protection Superpriority Claims, (iv) the DIP Term Superpriority Claims, (v) the Prepetition First Lien Obligations, and (vi) the superpriority claims granted to secure the obligations arising in connection with the Securitization Facility pursuant to the Securitization Order.  The Second Lien Adequate Protection Superpriority Claims shall not be junior to any other claims and shall have priority over all administrative expense claims against each of the Debtors, now existing or hereafter arising, of any kind or nature whatsoever, including, without limitation, administrative expense claims of the kinds specified in or ordered pursuant to Bankruptcy Code sections 105, 326, 328, 330, 331, 365, 503(a), 503(b), 506(c) (subject to entry of the Final Order), 507(a), 507(b), 546(d), 726, 1113 and 1114.

(c)        Fees and Expenses.  As further adequate protection, the Debtors are authorized and directed to pay, without further Court order, reasonable and documented fees and expenses (the “Second Lien Adequate Protection Fees”), whether incurred before or after the Petition Date, of the Prepetition Second Lien Agent and counsel to the Prepetition Second Lien Agent, including, without limitation, the reasonable and documented fees and expenses of (a) Akin Gump and (b) Ducera.  Statements of any such fees and expenses incurred subsequent to the Petition Date shall be provided by the applicable professional to counsel to the Debtors, the U.S. Trustee, and any Creditors’ Committee.  The invoices for such fees and expenses shall not be required to comply with any particular format, may be in summary form only and may include redactions necessary to maintain privilege.  Recipients of the invoices shall have 10 days after receipt to notify counsel of any objections to the reasonableness of the fees and expenses incurred.   If no objection is raised with counsel on or before the expiration of the ten day review period, such invoice shall be paid without further order of the Court and shall not be subject to any further review, challenge or disgorgement.  If any objection is raised as to reasonableness of fees or expenses, the undisputed amounts shall be paid immediately and any disputed amounts shall be subject to further order of this Court.  For the avoidance doubt, the provision of such invoices shall not constitute a waiver of attorney-client privilege or any benefits of the attorney work product doctrine.  Notwithstanding anything to the contrary contained herein (including paragraph 28 of this Interim Order), the Debtors shall not be obligated to pay the Second Lien Adequate Protection Fees and the fees and expenses of the DIP Term Lenders incurred after termination of the Restructuring Support Agreement (other than as a result of breach by the Consenting First Lien Lenders or Consenting DIP Revolving Loan Lenders (each as defined therein)) that are in excess of $500,000 for Akin Gump and $2,200,000 for Ducera (in each case without regard to fees incurred prior to such termination of the Restructuring Support Agreement).

19.       Section 507(b) Reservation.  Subject in all respects to the terms of the Prepetition Intercreditor Agreement, nothing herein shall impair or modify the application of Bankruptcy Code section 507(b) in the event that the adequate protection provided to the Prepetition Secured Parties is insufficient to compensate for any Diminution in Value of their interests in the Prepetition Collateral during the Chapter 11 Cases.  Nothing contained herein shall be deemed a finding by the Court, or an acknowledgment by any of the Prepetition Secured Parties, that the adequate protection granted herein does in fact adequately protect any of the Prepetition Secured Parties against any diminution in value of their respective interests in the Prepetition Collateral (including the Cash Collateral); provided, however, that any such additional section 507(b) claims shall be subject to the same relative priority as such party’s Adequate Protection Obligations, as provided in this Interim Order.

20.       Restrictions on Disposition of Material Assets Outside the Ordinary Course of Business.  Except as expressly permitted under the DIP Documents, the Debtors shall not use, sell or lease any material assets outside the ordinary course of business, or seek authority of this Court to the extent required by Bankruptcy Code section 363, without obtaining the prior written consent of the Required DIP Revolving Lenders, the Required DIP Term Lenders and the Required First Lien Lenders at least five days (or such shorter period as the DIP Agents, at the direction of the Required DIP Revolving Lenders, the Required DIP Term Lenders and the Required First Lien Lenders, applicable, may agree) prior to the date on which the Debtors seek the Court’s authority for such use, sale or lease.  Subject to the Carve Out and the Permitted Liens (if any), in the event of any such sale, lease, transfer, license or other disposition of property of the Debtors that constitutes DIP Collateral outside the ordinary course of business (to the extent permitted by the DIP Documents and this Interim Order), subject to the terms of the DIP Documents and this Interim Order (including, without limitation, paragraph 12 hereof), the Debtors are authorized and shall promptly pay, without further notice or order of this Court, such amount (if any) of net cash proceeds resulting therefrom no later than the second business day following receipt of such proceeds, to the DIP Revolving Agent for the benefit of itself and the DIP Revolving Lenders in accordance with the terms of this Interim Order and the DIP

Documents, unless the Discharge of DIP Revolving Obligations shall have occurred,  in which case any such net cash proceeds shall be paid to the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) for the benefit of themselves and the DIP Term Lenders and the Prepetition First Lien Lenders in accordance with their rights and priorities as provided in the DIP Term Credit Agreement, the Prepetition Credit Documents, the Prepetition First Lien Lenders’ Agreement, the Postpetition Pari Passu Intercreditor Agreement and this Interim Order.  Subject to the Carve Out and the Permitted Liens (if any), in the event of any casualty, condemnation or similar event with respect to property that constitutes DIP Collateral, subject to the terms of the DIP Documents and this Interim Order (including, without limitation, paragraph 12 hereof), the Debtors are authorized and shall promptly pay, without further notice or order of this Court, the required amount of any insurance proceeds, condemnation award or similar payment (excluding any amounts on account of any D&O policies) no later than the second business day following receipt of payment by the Debtors, to the DIP Revolving Agent for the benefit of itself and the DIP Revolving Lenders in accordance with the terms of this Interim Order and the DIP Documents, unless the Discharge of DIP Revolving Obligations shall have occurred,  in which case any such proceeds, awards or similar payments shall be paid to the DIP Term Agent and Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) for the benefit of themselves and the DIP Term Lenders and the Prepetition First Lien Lenders in accordance with their rights and priorities as provided in the DIP Term Credit Agreement, the Prepetition Credit Documents, the Prepetition First Lien Lenders’ Agreement, the Postpetition Pari Passu Intercreditor Agreement and this Interim Order, unless (in accordance with applicable DIP Documents, including this Interim Order and the Postpetition Pari Passu Intercreditor Agreement) the DIP Revolving

Lenders, DIP Term Lenders and the Prepetition First Lien Lenders consent, in writing, to the funds being reinvested by the Debtors.

21.       Insurance. At all times the Debtors shall maintain casualty and loss insurance coverage for the Prepetition Collateral and the DIP Collateral on substantially the same basis as maintained prior to the Petition Date. Upon entry of this Interim Order, the DIP Agents shall be, and shall be deemed to be, without any further action or notice, named as additional insureds and lender’s loss payees on each insurance policy maintained by the Debtors which in any way relates to the DIP Collateral.

22.       Reservation of Rights of the DIP Agents, DIP Lenders and Prepetition Secured Parties.  Except as otherwise expressly set forth in this Interim Order (including, without limitation, paragraph 12 hereof), the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, or otherwise impair, subject in all respects to the terms of the Postpetition Pari Passu Intercreditor Agreement, the Prepetition First Lien Lenders’ Agreement and the Intercreditor Agreement, as applicable: (a) any of the rights of any of the Prepetition Secured Parties to seek any other or supplemental relief in respect of the Debtors including the right to seek additional adequate protection; (b) any of the rights of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties under the Bankruptcy Code or under non-bankruptcy law, including, without limitation, the right of any of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties to (i) request modification of the automatic stay of Bankruptcy Code section 362, (ii) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to cases under chapter 7 or appointment of a chapter 11 trustee or examiner with expanded powers in any of the Chapter 11 Cases, (iii) seek to propose, subject to the provisions of Bankruptcy Code section 1121, a chapter 11 plan or plans; or (c) any other rights, claims or privileges (whether legal, equitable or otherwise) of any of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties.  The delay in or failure of the DIP Agents, the DIP Lenders and/or the Prepetition Secured Parties to seek relief or otherwise exercise their rights and remedies shall not constitute a waiver of any of the DIP Agents’, the DIP Lenders’ or the Prepetition Second Lien Parties’ rights and remedies.

23.       Termination Event.  The occurrence of any of the following shall constitute a “Termination Event”: (a) the occurrence of an Event of Default (as defined in either of the DIP Credit Agreements) to the extent not waived or subject to a forbearance or similar agreement with the applicable lenders; (b) the Debtors’ failure to comply in any material respect with any provision of this Interim Order unless waived by the applicable lenders; or (c) the occurrence of the Maturity Date (as defined in each of the DIP Credit Agreements).

24.       Remedies Upon a Termination Event.  The Debtors shall immediately provide notice to counsel to the DIP Agents, the DIP Lenders, the Prepetition First Lien Agents, and the Prepetition Second Lien Agent (with a copy to counsel to the Creditors’ Committee (if any)), of the occurrence of any Termination Event, at which time (i.e., the time of the occurrence of the Termination Event) the Debtors’ ability to use Cash Collateral hereunder shall terminate (subject to the proviso at the end of this paragraph 24), the DIP Obligations shall become due and payable and any commitments under the DIP Facilities shall terminate.  Upon the occurrence of a Termination Event and following the giving of not less than five business days’ advance written notice (which may be by email) (the “Notice Period”) by the DIP Revolving Agent or if the Discharge of DIP Revolving Obligations has occurred, by the DIP Term Agent or Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) (the “Enforcement Notice”), to counsel to the Debtors, applicable DIP Agents and DIP Lenders, applicable Prepetition Agents, the U.S. Trustee and counsel to the Creditors’ Committee (if any), (a) subject to the terms of this Interim Order (including, without limitation, paragraph 12 hereof), the Postpetition Pari Passu Intercreditor Agreement, and the Prepetition First Lien Lenders’ Agreement, the DIP Revolving Parties, the DIP Term Loan Parties and the Prepetition First Lien Parties may exercise any rights and remedies against the DIP Collateral available to them under this Interim Order, the DIP Documents, the Prepetition First Lien Credit Documents and applicable non-bankruptcy law, including but not limited to terminating all commitments to extend credit under the DIP Facilities, in each case subject to the Carve Out and Permitted Liens (if any) and (b) subject to the Prepetition Intercreditor Agreement and the terms of this Interim Order, the Prepetition Second Lien Parties may exercise any rights and remedies to satisfy the Prepetition Second Lien Obligations, the Second Lien Adequate Protection Liens, the Second Lien Adequate Protection Superpriority Claims and any other Second Lien Adequate Protection Obligations, in each case subject to the Prepetition First Lien Obligations, the First Lien Adequate Protection Obligations, the DIP Obligations, the Permitted Liens (if any) and the Carve Out.  The only permissible basis for the Debtors, the Creditors’ Committee (if any) or any other party to contest, challenge or object to an Enforcement Notice shall be solely with respect to the validity of the Termination Event(s) giving rise to such Enforcement Notice (i.e., whether such Termination Event validly occurred and has not been cured or waived in accordance with this Interim Order).  The automatic stay pursuant to Bankruptcy Code section 362 shall be terminated automatically with respect to the DIP Revolving Parties, the DIP Term Parties and the Prepetition Secured Parties at the end of the Notice Period, without further notice or order of the Court, unless the DIP Revolving Agent, or if the Discharge of DIP Revolving Obligations has occurred, the DIP Term Agent or Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu

Intercreditor Agreement) elect otherwise in a written notice to the Debtors, which may be by email.  Upon termination of the automatic stay, subject to the terms of this Interim Order, the DIP Documents, the Prepetition Intercreditor Agreement, the Prepetition First Lien Lenders’ Agreement and the Postpetition Pari Passu Intercreditor Agreement, the DIP Revolving Parties, the DIP Term Loan Parties and the Prepetition Secured Parties shall be permitted to exercise all rights and remedies set forth herein and in the DIP Documents, as applicable, and as otherwise available at law against the DIP Collateral, without any further order of or application or motion to the Court, and without restriction or restraint imposed by any stay under Bankruptcy Code sections 362 or 105, or otherwise, against the enforcement of the liens and security interests in the DIP Collateral or the Prepetition Collateral, or the pursuit of any other rights and remedies granted to such parties pursuant to the DIP Documents, the Prepetition First Lien Credit Documents or the Prepetition Second Lien Credit Documents; provided that during the Notice Period the Debtors may use the proceeds of the DIP Facilities (to the extent drawn prior to the occurrence of a Termination Event) or Cash Collateral only to fund (i) operations in accordance with the DIP Credit Agreements and the DIP Budget and (ii) the Carve Out Reserves; provided further that during the Notice Period, the Debtors, the DIP Agents, the DIP Lenders and the Prepetition Secured Parties consent to a hearing on an expedited basis to consider whether a Termination Event has occurred; provided further, that if a hearing to consider the foregoing is requested to be heard before the end of the Notice Period but is scheduled for a later date by the Court, the Notice Period shall be automatically extended to the date of such hearing, but in no event later than five business days after delivery of the Enforcement Notice; provided further that any fees and expenses incurred by the Debtors or the Creditors’ Committee during the Notice Period shall permanently reduce the Post-Carve Out Trigger Notice Cap.  Any party in interest shall be entitled to seek an emergency hearing for the purpose of contesting whether assets constitute assets of the Debtors’ estates and nothing in this Interim Order shall affect any party in interest’s rights or positions at such hearing.

25.       No Waiver for Failure to Seek Relief.  The failure or delay of the DIP Agents, the DIP Lenders or any of the Prepetition Secured Parties to exercise their respective rights and remedies under this Interim Order, the DIP Documents, the Prepetition Credit Documents or applicable law, as the case may be, shall not constitute a waiver of their respective rights hereunder, thereunder or otherwise.

26.       Perfection of the DIP Liens and Adequate Protection Liens.

(a)        Subject to the limitations in paragraph 27(a) of this Interim Order, the DIP Agents and the Prepetition Agents are hereby authorized, but not required, to file or record (and to execute in the name of the Debtors, as their true and lawful attorneys, with full power of substitution, to the maximum extent permitted by law) financing statements, intellectual property filings, mortgages, depository account control agreements, notices of lien or similar instruments in any jurisdiction in order to validate and perfect the liens and security interests granted hereunder.  Whether or not the DIP Agents or the Prepetition Agents shall, in their sole discretion, choose to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, such liens and security interests shall be deemed valid, automatically perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute or subordination (subject to the priorities set forth in this Interim Order), at the time and on the date of entry of this Interim Order.  Upon the request of the DIP Agents and the Prepetition Agents, each of the Prepetition First Lien Lenders, the Prepetition Second Lien Lenders and the Debtors, without any further consent of any party, is authorized to take, execute, deliver and file such instruments (in the case of the Prepetition Secured Lenders, without representation or warranty of any kind) to enable the DIP Agents and the Prepetition Agents to further validate, perfect, preserve and enforce the DIP Liens and the applicable Adequate Protection Liens, respectively.  All such documents will be deemed to have been recorded and filed as of the Petition Date.

(b)        A certified copy of this Interim Order may, in the discretion of the DIP Agents or the applicable Prepetition Agents, be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording; provided,  however, that notwithstanding the date of any such filing, the date of such perfection shall be the date of this Interim Order.

(c)        Effective upon entry of the Final Order, any provision of any lease or other license, contract or other agreement that requires (i) the consent or approval of one or more landlords or other parties or (ii) the payment of any fees or obligations to any governmental entity, in order for any Debtor to pledge, grant, sell, assign or otherwise transfer any such leasehold interest, or the proceeds thereof, or other collateral related thereto, is hereby deemed to be inconsistent with the applicable provisions of the Bankruptcy Code.  Thereupon, any such provision shall have no force and effect with respect to the granting of the DIP Liens and the Adequate Protection Liens on such leasehold interest or the proceeds of any assignment, and/or sale thereof by any Debtor in accordance with the terms of the DIP Credit Agreements or this Interim Order.

27.       Preservation of Rights Granted Under this Interim Order.

(a)        Unless and until the DIP Obligations, Prepetition First Lien Obligations and First Lien Adequate Protection Obligations are indefeasibly paid in full, in cash or in kind, as applicable, and all commitments to extend credit under the DIP Facilities are terminated, the Prepetition

Second Lien Lenders shall, in each case solely to the extent provided for in the Prepetition Credit Documents, the Prepetition Intercreditor Agreement and applicable law: (i) take no action to foreclose upon, or recover in connection with, the liens granted thereto pursuant to the Prepetition Second Lien Credit Documents or this Interim Order, or otherwise seek to exercise or enforce any rights or remedies against such DIP Collateral; and (ii) be restricted from exercising any rights and remedies or taking any other actions in respect of the DIP Collateral to the extent provided by the this Interim Order, the DIP Documents, the Prepetition Intercreditor Agreement and applicable law.

(b)        Subject to the Carve Out and the Permitted Liens (if any), other than as set forth in this Interim Order, the DIP Revolving Priming Liens shall not be made subject to and/or pari passu with any lien or security interest granted in any of the Chapter 11 Cases or arising after the Petition Date, and the DIP Revolving Priming Liens shall not be subject or junior to and/or pari passu with any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.

(c)        Subject to the Carve Out, the Permitted Liens (if any) and the DIP Revolving Priming Liens, other than as set forth in this Interim Order, the DIP Term Liens, the First Lien Adequate Protection Liens and the Prepetition First Priority Liens shall not be made subject to and/or pari passu with any lien or security interest granted in any of the Chapter 11 Cases or arising after the Petition Date, and the Dip Term Liens, the First Lien Adequate Protection Liens and the Prepetition First Priority Liens shall not be subject or junior to and/or pari passu with any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.

(d)        Subject to the Carve Out, the Permitted Liens (if any), the DIP Liens, the First Lien Adequate Protection Liens and the Prepetition First Priority Liens, other than as set forth in this Interim Order, the Second Lien Adequate Protection Liens shall not be made subject to and/or pari passu with any lien or security interest granted in any of the Chapter 11 Cases or arising after the Petition Date, and the Second Lien Adequate Protection Liens shall not be subject to and/or pari passu with any lien or security interest that is avoided and preserved for the benefit of the Debtors’ estates under Bankruptcy Code section 551.

(e)        In the event this Interim Order or any provision hereof is vacated, reversed or modified on appeal or otherwise, any liens or claims granted to the Prepetition Secured Parties hereunder arising prior to the effective date of any such vacatur, reversal or modification of this Interim Order shall be governed in all respects by the original provisions of this Interim Order, including entitlement to all rights, remedies, privileges and benefits granted herein, and the Prepetition Secured Parties shall be entitled to the protections afforded in Bankruptcy Code section 363(m) with respect to all uses of the Prepetition Collateral (including the Cash Collateral) and all Adequate Protection Obligations.

(f)        Subject to the Carve Out, unless and until all DIP Obligations, Prepetition First Lien Obligations, Prepetition Second Lien Obligations and Adequate Protection Obligations are indefeasibly paid in full, in cash or in kind, as applicable, and all commitments to extend credit under the DIP Facilities are terminated, the Debtors irrevocably waive the right to seek and shall not seek or consent to, directly or indirectly: (i) except as permitted under the DIP Documents and with the prior written consent of the Required DIP Revolving Lenders, the Required DIP Term Lenders, the Required Consenting First Lien Lenders (as defined in that certain Restructuring Support Agreement, dated May 17, 2020 (the “Restructuring Support Agreement”)) and the

Required Consenting Second Lien Lenders (as defined in the Restructuring Support Agreement) (x) any modification, stay, vacatur or amendment of this Interim Order, (y) a priority claim for any administrative expense, secured claim or unsecured claim against any of the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including, without limitation, any administrative expense of the kind specified in Bankruptcy Code sections 503(b), 507(a) or 507(b)) in any of the Chapter 11 Cases, equal or superior to the DIP Superpriority Claims, the Adequate Protection Superpriority Claims, the Prepetition First Lien Obligations, and the Prepetition Second Lien Obligations (or the liens and security interests securing such claims and obligations), or (z) any other order allowing use of the DIP Collateral; (ii) except as permitted under the DIP Documents, any lien on any of the DIP Collateral or the Prepetition Collateral with priority equal or superior to the DIP Liens, the Adequate Protection Liens, the Prepetition First Priority Liens or the Prepetition Second Priority Liens, as the case may be; (iii) the use of Cash Collateral for any purpose other than as permitted in the DIP Documents and this Interim Order; (iv) except as set forth in the DIP Documents, the return of goods pursuant to Bankruptcy Code section 546(h) (or other return of goods on account of any prepetition indebtedness) to any creditor of any Debtor; (v) an order converting or dismissing any of the Chapter 11 Cases; (vi) an order appointing a chapter 11 trustee in any of the Chapter 11 Cases; or (vii) an order appointing an examiner with enlarged powers in any of the Chapter 11 Cases.

(g)        Notwithstanding any order dismissing any of the Chapter 11 Cases under Bankruptcy Code section 1112 or otherwise entered at any time, (x) the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims and any other administrative claims granted pursuant to this Interim Order, shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order, the DIP

Documents and the Postpetition Pari Passu Intercreditor Agreement until all DIP Obligations and Adequate Protection Obligations are indefeasibly paid in full, in cash or in kind, as applicable, or treated in accordance with the Restructuring Support Agreement (to the extent still in effect) and the Postpetition Pari Passu Intercreditor Agreement (and such DIP Liens, DIP Superpriority Claims, Adequate Protection Liens, Adequate Protection Superpriority Claims and the other administrative claims granted pursuant to this Interim Order, shall, notwithstanding such dismissal, remain binding on all parties in interest); and (y) the Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (x) above.

(h)        Except as expressly provided in this Interim Order, the DIP Documents and the Postpetition Pari Passu Intercreditor Agreement, the DIP Liens, the DIP Superpriority Claims, the Adequate Protection Liens, the Adequate Protection Superpriority Claims and all other rights and remedies of the DIP Agents, the DIP Lenders, the Prepetition Agents and the Prepetition Secured Lenders granted by the provisions of this Interim Order and the DIP Documents shall survive, shall maintain their priority as provided in this Interim Order, and shall not be modified, impaired or discharged by (i) the entry of an order converting any of the Chapter 11 Cases to a case under chapter 7, dismissing any of the Chapter 11 Cases, terminating the joint administration of these Chapter 11 Cases or by any other act or omission, (ii) the entry of an order approving the sale of any Prepetition Collateral or DIP Collateral pursuant to Bankruptcy Code section 363(b) or (iii) the entry of an order confirming a plan of reorganization in any of the Chapter 11 Cases and, pursuant to Bankruptcy Code section 1141(d)(4), the Debtors have waived any discharge as to any remaining DIP Obligations or Adequate Protection Obligations.  The terms and provisions of this Interim Order and the DIP Documents shall continue in these Chapter 11 Cases, in any successor cases if these Chapter 11 Cases cease to be jointly administered or in any superseding chapter 7 cases under the Bankruptcy Code.

(i)         Prior to the Discharge of DIP Revolving Obligations, during any Cash Dominion Period (as defined the DIP Revolving Credit Agreement) from and after the date of the entry of this Interim Order, all collections and proceeds of any Collateral or services provided by any Debtor and all Cash Collateral that shall at any time come into the possession, custody, or control of any Debtor, or to which any Debtor is now or shall become entitled at any time, shall be promptly deposited in the deposit accounts into which the collections and proceeds of the Collateral were deposited under the Prepetition First Lien Credit Documents (or in such other accounts as are designated by the DIP Revolving Facility Collateral Agent from time to time) (collectively, the “Cash Collection Accounts”), which accounts shall be subject to the sole dominion and control of the DIP Revolving Facility Collateral Agent.  Prior to the Discharge of DIP Revolving Obligations, all proceeds and other amounts in the Cash Collection Accounts shall be remitted to the DIP Revolving Facility Collateral Agent for application in accordance with the DIP Revolving Facility Documents and this Interim Order.

28.       Expenses and Indemnification.

(a)        All (i) reasonable and documented out-of-pocket fees and expenses incurred by professionals or consultants retained by the DIP Agents and the DIP Lenders, including (a) Akin Gump, as counsel to the DIP Term Lenders, (b) Ducera, as financial advisor to the DIP Term Lenders, in accordance with the terms of its engagement agreement, (c) Latham, as counsel to the DIP Revolving Lenders and the Prepetition First Lien Lenders and (d) MLB, as counsel to the Prepetition First Lien Secured Agent and the DIP Revolving Facility Collateral Agent (collectively, the “DIP Professionals”), incurred in connection with the Chapter 11 Cases (in any capacity) and the DIP Facilities, whether or not the DIP Facilities are successfully consummated, and (ii) reasonable and documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of DIP Professionals) of the DIP Agents and the DIP Lenders, for enforcement costs and documentary taxes associated with the DIP Facilities and the transactions contemplated thereby, are to be paid by the Debtors in accordance with the procedures described in paragraph 17(c) hereof.  All fees and expenses described above shall be payable by the Debtors (whether accrued or incurred prior to, on or after the Petition Date) within ten calendar days after the delivery of invoices (which invoices shall not be required to comply with any particular format and may be in summary form only and may be in redacted form to protect privileged and confidential information) to the Debtors, the U.S. Trustee and the Creditors’ Committee (if any), without the necessity of filing motions or fee applications and such fees and expenses shall not be subject to any further review, challenge or disgorgement following the expiration of such period.

(b)        As set forth in the DIP Documents, the Debtors will, jointly and severally, indemnify the DIP Agents, the DIP Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each an “Indemnified Person”), and hold them harmless from and against any and all losses, claims, damages, costs, expenses (including but not limited to reasonable and documented legal fees and expenses) and liabilities arising out of or relating to the execution or delivery of the DIP Credit Agreements and other DIP Documents, transactions contemplated hereby and thereby and any actual or proposed use of the proceeds of any loans made under the DIP Facilities in accordance with the terms of the DIP Credit Agreements; provided that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely by reason of the actual fraud, gross negligence or willful misconduct of such person (or their related persons).  No Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Debtors or any shareholders or creditors of the Debtors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in an final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s actual fraud, gross negligence or willful misconduct, and in no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages.

29.       Limitation on Use of DIP Facilities Proceeds, DIP Collateral and Cash Collateral

(a)        Notwithstanding anything to the contrary set forth in this Interim Order, none of the DIP Facilities, the DIP Collateral, the Prepetition Collateral or the proceeds thereof, including Cash Collateral, or the Carve Out may be used: (a) to investigate (except as expressly provided herein), initiate, prosecute, join or finance the initiation or prosecution of any claim, counterclaim, action, suit, arbitration, proceeding, application, motion, objection, defense or other litigation of any type (i) against any of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties (in each case, in their capacities as such) or seeking relief that would impair the rights and remedies of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties (in each case, in their capacities as such) under the DIP Documents, this Interim Order or the Prepetition Credit Documents to the extent permitted or provided hereunder, including, without limitation, for the payment of any services rendered by the professionals retained by the Debtors or any Creditors’ Committee in connection with the assertion of or joinder in any claim, counterclaim, action, proceeding, application, motion, objection, defense or other contested matter, the purpose of which is to seek, or the result of which would be to obtain, any order, judgment, determination, declaration or similar relief that would impair the ability of any of the DIP Agents, the DIP Lenders, or the Prepetition Secured Parties to recover on the DIP Collateral or the Prepetition Collateral, as provided for herein, or seeking affirmative relief against any of the DIP Agents, the DIP Lenders, or the Prepetition Secured Parties related to the DIP Obligations, or the Prepetition Secured Obligations, (ii) seeking to invalidate, set aside, avoid or subordinate, in whole or in part, the DIP Obligations, the DIP Superpriority Claims, or the DIP Agents’ and the DIP Lenders’ liens or security interests in the DIP Collateral or the Prepetition Collateral, or the Prepetition Secured Obligations, or the Prepetition Secured Parties’ liens or security interests in the Prepetition Collateral or (iii) for monetary, injunctive or other affirmative relief against the DIP Agents, the DIP Lenders or the Prepetition Secured Parties (in each case, in their capacities as such), or their respective liens on or security interests in the DIP Collateral or the Prepetition Collateral or the DIP Superpriority Claims, that would impair the ability of any of the DIP Agents, the DIP Lenders or the Prepetition Secured Parties to assert or enforce any lien, claim, right or security interest or to realize or recover on the DIP Obligations or the Prepetition Secured Obligations to the extent permitted or provided hereunder; (b) for objecting to or challenging in any way the legality, validity, priority, perfection or enforceability of the claims, liens or interests (including the Prepetition Liens) held by or on behalf of each of the Prepetition Secured Parties related to the Prepetition Secured Obligations, or by or on behalf of the DIP Agents and the DIP Lenders related to the DIP Obligations; (c) for asserting, commencing or prosecuting any claims or causes of action whatsoever, including, without limitation, any Avoidance Actions (as defined herein) related to the DIP Liens, the DIP Superpriority Claims, the DIP Obligations, the Prepetition Liens or the Prepetition Secured Obligations; and (d) for prosecuting an objection to, contesting in any manner or raising any defenses to, the validity, extent, amount, perfection, priority or enforceability of: (x) any of the DIP Liens, the DIP Superpriority Claims, or any other rights or interests of the DIP Agents or the DIP Lenders related to the DIP Obligations or the DIP Liens, or (y) any of the Prepetition Liens, Prepetition Secured Obligations or any other rights or interests of any of the Prepetition Secured Parties related to the Prepetition Second Lien Obligations; provided that no more than $50,000.00 of the proceeds of the DIP Facilities, the DIP Collateral or the Prepetition Collateral, including the Cash Collateral, in the aggregate, may be used by the Creditors’ Committee, if appointed, solely to investigate the foregoing matters with respect to the Prepetition Liens or the Prepetition Secured Obligations within the Challenge Period (as defined herein) (the “Challenge Budget”).

(b)        All fees and expenses of the Committee Professionals incurred in connection with the investigation of the matters described in paragraph 29(a) in excess of the Challenge Budget shall not be entitled to administrative expense priority pursuant to section 503(b) of the Bankruptcy Code or otherwise.

30.       Effect of Stipulations on Third Parties.

(a)        The Debtors’ acknowledgments, stipulations, admissions, waivers and releases set forth in this Interim Order shall be binding on the Debtors, their respective representatives, successors and assigns upon entry of this Interim Order.  The acknowledgments, stipulations, admissions, waivers and releases contained in this Interim Order shall also be binding upon the Debtors’ estates and all other parties in interest, including the Creditors’ Committee (if any), or any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors (a “Trustee”), unless (a) such party with requisite standing, has duly filed an adversary proceeding or contested matter (1) challenging the validity, perfection, priority, extent or enforceability of the Prepetition Liens, or the Prepetition Secured Obligations, (2) challenging the repayment of the 2020 Term Loans or the roll up of the obligations and commitments under the Prepetition First Lien Revolving Facility into the Roll-Up Revolving Loans, or (3) otherwise asserting or prosecuting any Avoidance Actions or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Claims and Defenses”) against the Prepetition Secured Parties in connection with any matter related to the Prepetition Collateral, the Prepetition Liens or the Prepetition Secured Obligations by no later than (i) with respect to any Creditors’ Committee, the date that is 60 days after the Creditors’ Committee’s formation or (ii) with respect to other parties in interest, no later than the date that is 75 days after the entry of this Interim Order (the time period established by the later of the foregoing clauses (i) and (ii), the “Challenge Period”); provided that in the event that, prior to the expiration of the Challenge Period, (x) these Chapter 11 Cases are converted to chapter 7 or (y) a chapter 11 trustee is appointed in these Chapter 11 Cases, then, in each such case, the Challenge Period shall be extended for a period of 60 days solely with respect to any Trustee, commencing on the occurrence of either of the events described in the foregoing clauses (x) and (y); and (b) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding or contested matter.  If no such adversary proceeding or contested matter is timely filed prior to the expiration of the Challenge Period, without further order of this Court: (x) the Prepetition Secured Obligations shall constitute allowed claims, not subject to any Claims and Defenses (whether characterized as a counterclaim, setoff, subordination, recharacterization, defense, avoidance, contest, attack, objection, recoupment, reclassification, reduction, disallowance, recovery, disgorgement, attachment, “claim” (as defined by Bankruptcy Code section 101(5)), impairment, subordination (whether equitable, contractual or otherwise) or other challenge of any kind pursuant to the Bankruptcy Code or applicable non-bankruptcy law), for all purposes in these Chapter 11 Cases and any subsequent chapter 7 cases, if any; (y) the Prepetition Liens shall be deemed to have been, as of the Petition Date, legal, valid, binding, perfected and of the priority specified in paragraphs 4(b) and 4(d), not subject to setoff, subordination, defense, avoidance, impairment, disallowance, recharacterization, reduction, recoupment or recovery; and (z) the Prepetition Secured Obligations, the Prepetition Liens on the Prepetition Collateral and the Prepetition Secured Parties (solely in their capacities as such) shall not be subject to any other or further challenge and any party in interest shall be forever enjoined and barred from seeking to exercise the rights of the Debtors’ estates or taking any such action, including any successor thereto (including any estate representative or a Trustee, whether such Trustee is appointed or elected prior to or following the expiration of the Challenge Period).  If any such adversary proceeding is timely filed prior to the expiration of the Challenge Period, (a) the stipulations and admissions contained in this Interim Order shall nonetheless remain binding and preclusive on the Creditors’ Committee (if any) and any other party in these Chapter 11 Cases, including any Trustee, except as to any stipulations or admissions that are specifically and expressly challenged in such adversary proceeding or contested matter and (b) any Claims and Defenses not brought in such adversary proceeding or contested matter shall be forever barred; provided that, if and to the extent any challenges to a particular stipulation or admission are withdrawn, denied or overruled by a final non-appealable order, such stipulation also shall be binding on the Debtors’ estates and all parties in interest.

(b)        Nothing in this Interim Order vests or confers on any person (as defined in the Bankruptcy Code), including any Creditors’ Committee, standing or authority to pursue any cause of action belonging to the Debtors or their estates, including, without limitation, any challenge with respect to the Prepetition Credit Documents, the Prepetition Liens or the Prepetition Secured Obligations.

31.       Release.  Subject to the rights and limitations set forth in paragraphs 29 and 30 of this Interim Order, each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of each of their predecessors, their successors and assigns shall to the maximum extent permitted by applicable law, unconditionally, irrevocably and fully forever release, remise, acquit, relinquish, irrevocably waive and discharge each of the DIP Agents, the DIP Lenders, the Prepetition Secured Parties (in each case, in their capacities as such) and each of their respective former, current or future officers, employees, directors, agents, representatives, owners, members, partners, affiliated investment funds or investment vehicles, managed, advised or sub-advised accounts, funds or other entities, investment advisors, sub-advisors or managers, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates and predecessors in interest, each in their capacity as such, of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description that exist on the date hereof solely with respect to or relating to the DIP Liens, the DIP Superpriority Claims, the DIP Obligations, the Prepetition Liens and the Prepetition Secured Obligations, as applicable, including, without limitation, (i) any so-called “lender liability” or equitable subordination claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code and (iii) any and all claims and causes of action regarding the validity, priority, extent, enforceability, perfection or avoidability of the liens or claims of the DIP Agents, the DIP Lenders and the Prepetition Secured Parties.

32.       Intercreditor Agreements. The rights of the Prepetition Secured Parties shall at all times remain subject to the Postpetition Pari Passu Intercreditor Agreement, the Prepetition First Lien Lenders’ Agreement and the Prepetition Intercreditor Agreement, as applicable.

33.       Credit Bidding.  (a) Subject to paragraph 12 of this Interim Order, the DIP Revolving Facility Collateral Agent, or any assignee or designee of the DIP Revolving Facility Collateral Agent, acting at the direction of the Required DIP Revolving Lenders and on behalf of the DIP Revolving Parties, shall have the unqualified right to credit bid up to the full amount of the DIP Revolving Loans in the sale of any of the Debtors’ assets, including pursuant to (i) Bankruptcy Code section 363, (ii) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129 or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725, (b) subject to paragraph 12 of this Interim Order and the Postpetition Pari Passu Intercreditor Agreement and subject to the Discharge of DIP Revolving Obligations, the DIP Term Agent and the Prepetition First Lien Agents (in accordance with the Postpetition Pari Passu Intercreditor Agreement) or any assignee or designee thereof, on behalf of the DIP Term Parties and Prepetition First Lien Parties, shall have the unqualified right to credit bid up to the full amount of the DIP Term Commitments and the Prepetition First Lien Obligations in the sale of any of the Debtors’ assets, including pursuant to (i) Bankruptcy Code section 363, (ii) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129 or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725, and (c) subject to the Discharge of the DIP Revolving Obligations and the

indefeasible payment in full of the DIP Obligations and the Prepetition First Lien Obligations, and subject to the Intercreditor Agreement, the Prepetition Second Lien Agent (on behalf of the Prepetition Second Lien Lenders) shall have the right to credit bid up to the full amount of the Prepetition Second Lien Obligations in the sale of any of the Debtors’ assets, including, but not limited to, pursuant to (i) Bankruptcy Code section 363, (ii) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129 or (iii) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725.  The DIP Agents and the Prepetition First Lien Agents (in accordance with the DIP Documents, this Interim Order and the Postpetition Pari Passu Intercreditor Agreement), shall have the absolute right to assign, sell or otherwise dispose of their respective rights to credit bid in connection with any credit bid by or on behalf of the DIP Parties to any acquisition entity or joint venture formed in connection with such bid.

34.       Interim Order Governs.  In the event of any inconsistency between the provisions of this Interim Order and the DIP Documents, the provisions of this Interim Order shall govern.

35.       Binding Effect; Successors and Assigns.  The DIP Documents and the provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in these Chapter 11 Cases, including without limitation, the DIP Agents, the DIP Lenders, the Prepetition Secured Parties, any Creditors’ Committee appointed in these Chapter 11 Cases and the Debtors and their respective successors and assigns (including any chapter 7 or chapter 11 trustee hereinafter appointed or elected for the estate of any of the Debtors, an examiner appointed pursuant to Bankruptcy Code section 1104 or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) and shall inure to the benefit of the DIP Agents, the DIP Lenders and the Prepetition Secured Parties, provided that, except to the extent expressly set forth in this Interim Order, the

Prepetition Secured Parties shall have no obligation to permit the use of Cash Collateral or to extend any financing to any chapter 7 trustee or similar responsible person appointed for the estates of the Debtors.

36.       Limitation of Liability.  In determining to make any loan under the DIP Documents, permitting the use of Cash Collateral or exercising any rights or remedies as and when permitted pursuant to this Interim Order, the DIP Documents or the Prepetition Credit Documents, the DIP Agents, the DIP Lenders and the Prepetition Secured Parties (in each case, solely in their capacities as such) shall not be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors or their respective business (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute), nor shall they owe any fiduciary duty to any of the Debtors, their creditors or estates, or constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.  Furthermore, nothing in this Interim Order, the DIP Documents or the Prepetition Credit Documents shall in any way be construed or interpreted to impose or allow the imposition upon the DIP Agents, the DIP Lenders or the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors and their direct or indirect subsidiaries.

37.       Effectiveness.  This Interim Order shall constitute findings of fact and conclusions of law and shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof.  Notwithstanding Bankruptcy Rules 4001(a)(3), 6004(h), 6006(d), 7062 or 9024, any other Bankruptcy Rule or Rule 62(a) of the Federal Rules of Civil

Procedure, this Interim Order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution or effectiveness of this Interim Order.

38.       Final Hearing.  The Final Hearing is scheduled for [______], 2020 at [___], prevailing Eastern time, before this Court.  The Debtors shall promptly transmit copies of this Interim Order (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, to any party that has filed a request for notices with this Court and to any Creditors’ Committee after the same has been appointed, or Creditors’ Committee counsel, if the same shall have been appointed.  Any party in interest objecting to the relief sought at the Final Hearing shall serve and file a written objection thereto, which shall be served upon the Notice Parties, and shall also be filed with the Clerk of the United States Bankruptcy Court for the Southern District of New York, in each case to allow actual receipt by the foregoing no later than [______], 2020 at [___], prevailing Eastern Time.

Dated: _________________,	2020

THE HONORABLE [______]
UNITED STATES BANKRUPTCY JUDGE

Exhibit 1

DIP Budget

Exhibit 2

DIP Revolving Credit Agreement

Exhibit 3

DIP Term Loan Credit Agreement